UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☒  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to Rule 14a-12

ZiLOG, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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☒	Fee paid previously with preliminary materials: $4,580.48

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Darin G. Billerbeck	ZiLOG, Inc.
President and Chief Executive Officer	6800 Santa Teresa Boulevard
San Jose, California 95119
www.zilog.com

To our Stockholders:

You are cordially invited to attend the special meeting of stockholders of ZiLOG, Inc., which will be held at our executive offices located at 6800 Santa Teresa Boulevard, San Jose, California 95119, on February 17, 2010 at 9:00 a.m., local time.

At the special meeting, you will be asked to consider and vote on a proposal to approve and adopt a merger agreement that ZiLOG, Inc. has entered into with IXYS Corporation and a newly formed wholly-owned subsidiary of IXYS. If our stockholders approve and adopt the merger agreement and the merger is subsequently completed, ZiLOG will become a wholly-owned subsidiary of IXYS and you will be entitled to receive $3.5858 in cash, without interest and less any applicable withholding tax, for each share of ZiLOG common stock that you own.

After careful consideration, all members of our board of directors present at a duly called meeting have unanimously approved and adopted the merger agreement and all matters contemplated thereby and determined that the merger agreement and the transactions contemplated thereby, including the pre-closing intellectual property transfer and the merger, are advisable and fair to and in the best interests of ZiLOG and its stockholders. In reaching its determination, our board of directors considered a number of factors described more fully in the accompanying proxy statement. Our board of directors recommends that you vote “FOR” the approval and adoption of the merger agreement.

Your vote is very important, regardless of the number of shares of common stock you own. We cannot complete the merger unless the merger agreement is approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. The failure of any stockholder to vote on the proposal to approve and adopt the merger agreement will have the same effect as a vote “against” the approval and adoption of the merger agreement.

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to carefully read the entire proxy statement and merger agreement. You may also obtain more information about ZiLOG from documents we have filed with the Securities and Exchange Commission.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Thank you for your ongoing support of and continued interest in ZiLOG.

Sincerely,

/S/ DARIN G. BILLERBRECK ___________________________
Darin G. Billerbeck
President and Chief Executive Officer

San Jose, CA

January 15, 2010

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated January 15, 2010, and is first being mailed to stockholders on or about January 19, 2010.

ZiLOG, Inc. 6800 Santa Teresa Boulevard San Jose, California 95119

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 17, 2010

To our Stockholders:

A special meeting of stockholders of ZiLOG, Inc., a Delaware corporation, will be held on February 17, 2010, at 9:00 a.m., local time, at our executive offices located at 6800 Santa Teresa Boulevard, San Jose, California 95119, for the following purposes:

1.	To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated December 5, 2009 (the “Merger Agreement”), by and among ZiLOG, Inc., a Delaware corporation (“ZiLOG”), IXYS Corporation, a Delaware corporation (“IXYS”), and a newly formed wholly-owned subsidiary of IXYS, pursuant to which ZiLOG will become a wholly-owned subsidiary of IXYS (the “Merger”) and, if requested by IXYS, transfer ZiLOG’s intellectual property to a subsidiary of IXYS immediately prior to the consummation of the Merger (the “Pre-Closing IP Transfer”).

2.	To consider and vote on any proposal to adjourn or postpone the special meeting to a later date, if necessary, to permit the further solicitation of proxies in the event that there are not sufficient votes to approve and adopt the Merger Agreement.

3.	To consider to vote on such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

The board of directors of ZiLOG, by unanimous approval of all members present at a duly called meeting, approved and adopted the Merger Agreement and determined that the Merger Agreement and the transactions contemplated thereby, including the Pre-Closing IP Transfer and the Merger, are advisable and fair to and in the best interests of ZiLOG and our stockholders, and recommends that you vote to approve and adopt the Merger Agreement and thereby approve the transactions contemplated thereby, including the Pre-Closing IP Transfer and the Merger. The terms of the Merger Agreement are more fully described in the accompanying proxy statement, which we urge you to read carefully and in its entirety. We are not aware of any other business to come before the special meeting.

Only stockholders who owned shares of our stock at the close of business on the record date, January 11, 2010, are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

We cannot complete the Merger unless the Merger Agreement is approved and adopted by the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date. Under Delaware law, holders of our common stock who do not vote in favor of the approval and adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for an appraisal prior to the vote on the Merger Agreement and they comply with the Delaware law procedures explained in the accompanying proxy statement. See “APPRAISAL RIGHTS” beginning on page 55 of the accompanying proxy statement.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. YOUR VOTE IS IMPORTANT.

OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADJOURN OR POSTPONE THE SPECIAL MEETING TO A LATER DATE, IF NECESSARY, TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE AND ADOPT THE MERGER AGREEMENT. YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and promptly return the enclosed proxy card to ensure that your shares will be represented at the special meeting. You may revoke the proxy at any time prior to its exercise in the manner described in the accompanying proxy statement. Any stockholder present at the special meeting, including any adjournment or postponement of it, may revoke such stockholder’s proxy and vote personally on the proposal to approve and adopt the Merger Agreement, and, if applicable, the proposal to adjourn or postpone the special meeting. Executed proxies with no instructions indicated thereon will be voted “FOR” the approval and adoption of the Merger Agreement and, if applicable, the proposal to adjourn or postpone the special meeting. If you fail to return your proxy or to vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and will effectively be counted as a vote “AGAINST” the approval and adoption of the Merger Agreement and will have no effect on the proposal to adjourn or postpone the special meeting to a later date, if necessary, to solicit additional proxies. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the special meeting.

If your shares are held by a bank or broker, please bring to the special meeting your statement evidencing your beneficial ownership of common stock and photo identification. The list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at 6800 Santa Teresa Boulevard, San Jose, California 95119 during ordinary business hours at least ten days before the special meeting.

PLEASE DO NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

By Order of the Board of Directors

By:	/s/ PERRY J. GRACE _____________________________
Perry J. Grace
Secretary

San Jose, California

January 15, 2010

i

ANNEX A	AGREEMENT AND PLAN OF MERGER

ANNEX B	OPINION OF OPPENHEIMER & CO. INC.

ANNEX C	DELAWARE APPRAISAL RIGHTS STATUTE

ANNEX D	FORM OF SUPPORT AGREEMENT

ANNEX E	PROXY CARD

ii

SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. Also see “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 65. References to “ZiLOG,” “we,” “our” or “us” in this proxy statement refer to ZiLOG, Inc. and its subsidiaries unless otherwise indicated or the context otherwise requires.

The Companies

ZiLOG, Inc. (which is referred to in this proxy statement as “ZiLOG”)

6800 Santa Teresa Boulevard

San Jose, California 95119

(408) 513-1500

ZiLOG, Inc. is a worldwide supplier of semiconductor products. ZiLOG designs, develops and markets various families of products in support of the micrologic semiconductor market segment. Using proprietary technology, ZiLOG provides semiconductor devices that its customers design into their end products. These devices typically combine a microprocessor memory, and input and output functions on a single device. ZiLOG’s micrologic devices enable a broad range of consumer and industrial electronics manufacturers to control the functions and performance of their products. ZiLOG’s other devices have a wide variety of uses including the processing and transmission of information for data communications, telecommunications and consumer electronics companies.

IXYS Corporation (which is referred to in this proxy statement as “IXYS”)

1590 Buckeye Drive

Milpitas, California 95035

(408) 457-9000

IXYS designs, develops, manufactures and markets power semiconductors and digital and analog integrated circuits. Power semiconductors are used primarily in controlling energy in motor drives, power conversion including uninterruptible power supplies and switch mode power supplies, and medical electronics. IXYS’ power semiconductors convert electricity at relatively high voltage and current levels to create efficient power as required by a specific application. IXYS’ target market includes segments of the power semiconductor market that require medium to high power semiconductors, with a particular emphasis on high power semiconductors. IXYS’ power semiconductors include power metal oxide silicon field effect transistors, insulated gate bipolar transistors, thyristors and rectifiers, including fast recovery epitaxial diodes. IXYS’ ICs include solid state relays for telecommunications applications and power management and control ICs, such as current regulators, motion controllers, digital power modulators and drivers.

Zanzibar Acquisition, Inc. (which is referred to in this proxy statement as “Merger Sub”)

c/o IXYS

1590 Buckeye Drive

Milpitas, California 95035

(408) 457-9000

Zanzibar Acquisition, Inc., a corporation organized under the laws of the state of Delaware, is a direct wholly-owned subsidiary of IXYS and was formed exclusively for the purpose of effecting the merger.

The Special Meeting

Date, Time, Place and Purpose of the Special Meeting (page 13)

The special meeting will be held on February 17, 2010, at 9:00 a.m., local time at our executive offices located at 6800 Santa Teresa Boulevard, San Jose, California 95119.

You will be asked to consider and vote upon (i) the approval and adoption of the merger agreement, pursuant to which ZiLOG will become a wholly-owned subsidiary of IXYS and, if requested by IXYS, transfer ZiLOG’s intellectual property to a subsidiary of IXYS prior to the merger, (ii) the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement if there are insufficient votes at the time of the meeting to approve and adopt the merger agreement and (iii) such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Quorum (page 13)

If you owned shares of our common stock at the close of business on January 11, 2010, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. You have one vote for each share of our common stock that you own on the record date. As of the close of business on January 11, 2010, there were approximately 17,313,582 shares of our common stock issued, outstanding and entitled to vote. A majority of our common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals.

Vote Required for Approval and Adoption of the Merger Agreement (page 14)

The approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of our shares of common stock outstanding as of the close of business on the record date. Approval of any proposal to adjourn or postpone the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

The directors and executive officers of ZiLOG have entered into support agreements with IXYS whereby they have agreed to vote their shares in favor of the transaction.

Proxies and Revocation (page 14)

You may vote by returning the enclosed proxy. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. All properly executed proxies that we receive prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated on a properly executed proxy returned to us, the underlying shares will be voted “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies. A failure to vote will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement and will have no effect on the proposal to adjourn or postpone the special meeting to a later date, if necessary or appropriate, to solicit additional proxies. Also, if you do not provide your broker with instructions, your shares of our common stock will not be voted, which will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement.

You may revoke your proxy at any time before it is voted. If you have not submitted a proxy through your broker or nominee, you may revoke your proxy by:

•	giving written, dated notice to the Secretary of ZiLOG stating that you would like to revoke your proxy;

•	completing, dating and submitting a new proxy by mail; or

•	attending the special meeting in person and voting.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in “street name,” you should follow the instructions of your broker or nominee regarding revocation of proxies.

The Merger (page 17)

Structure of the Merger

Upon the terms and subject to the conditions of the merger agreement, Merger Sub, a wholly-owned subsidiary of IXYS, will be merged with and into us. As a result of the merger, we will become a wholly-owned subsidiary of IXYS. As part of the transactions contemplated by the merger agreement, we will, if requested by IXYS, effectuate the transfer, effective immediately prior to the effective time of the merger, of all our right, title and interest in our intellectual property to a subsidiary of IXYS. The merger agreement is attached as Annex A to this proxy statement. Please carefully read the entire merger agreement.

What You Will Receive in the Merger

Each holder of shares of our common stock will be entitled to receive $3.5858 in cash, without interest and less any applicable withholding tax, for each share of our common stock held immediately prior to the merger.

Opinion of Our Financial Advisor (page 24)

In connection with the merger, our financial advisor, Oppenheimer & Co. Inc. (referred to as “Oppenheimer”), delivered a written opinion, dated December 4, 2009, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $3.5858 per share cash consideration to be received in the merger by holders of our common stock (other than IXYS, Merger Sub and their respective affiliates). The full text of Oppenheimer’s written opinion, dated December 4, 2009, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex B. Oppenheimer’s opinion was provided to our board of directors in connection with its evaluation of the merger consideration from a financial point of view and does not address any other aspect of the merger. Oppenheimer expressed no view as to, and its opinion does not address, the underlying business decision of ZiLOG to proceed with or effect the merger or the relative merits of the merger as compared to any alternative business strategies that might exist for ZiLOG or the effect of any other transaction in which ZiLOG might engage. Oppenheimer’s opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger.

Reasons for the Merger (page 23)

In evaluating the merger agreement and the transactions contemplated thereby, including the pre-closing intellectual property transfer and the merger, our board of directors consulted with our management as well as our legal and financial advisors and, in reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby, our board of directors considered a number of factors that the board believed supported its decision.

Our Board’s Recommendation to Our Stockholders Regarding the Merger (page 23)

Our board, by unanimous approval of all members present at a duly called meeting, has (i) determined that the merger agreement and the transactions contemplated thereby, including the pre-closing intellectual property transfer and the merger, are advisable and fair to, and in the best interests of, ZiLOG and its stockholders,

(ii) approved and adopted the merger agreement and the transactions contemplated thereby and (iii) resolved to recommend that the stockholders approve the merger agreement and the transactions contemplated thereby and directed that such matters be submitted for consideration of the stockholders of ZiLOG at the special meeting. Our board of directors recommends that our stockholders vote “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies.

Conditions to the Merger (page 48)

We and IXYS will not complete the merger unless a number of conditions are satisfied or waived.

These conditions include:

•	our stockholders have approved and adopted the merger agreement;

•

any mandatory waiting period applicable under material foreign antitrust law has expired and any governmental authorization required to be obtained under any material antitrust or competition law has been obtained;

•

no order preventing the consummation of the merger or any of the other contemplated transactions has been issued by any court or governmental body, and no legal requirement has been enacted that makes consummation of the merger or any of the other contemplated transactions illegal; and

•	no proceeding by any governmental body seeking to prevent the consummation of the merger is pending.

In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of IXYS and Merger Sub are accurate in all respects as of December 5, 2009 and as of the closing date, except that any inaccuracies will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute a material adverse effect with respect to IXYS;

•	IXYS and Merger Sub have complied with and performed in all material respects all of their covenants and obligations under the merger agreement; and

•	we have received a certificate executed by an executive officer of IXYS confirming that the closing conditions have been duly satisfied.

In addition, the obligations of IXYS and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following conditions:

•

our representations and warranties (except the representations and warranties regarding the capitalization, the authority to enter into the agreement and the required stockholder vote) are accurate in all material respects as of December 5, 2009, except that such representations and warranties will only be deemed not to be accurate in all material respects if all inaccuracies (considered collectively) have resulted in or could reasonably be expected to result in ZiLOG and its subsidiaries incurring liabilities in excess of $5,000,000;

•

our representations and warranties regarding the capitalization, the authority to enter into the merger agreement and the required stockholder vote must be accurate in all respects as of December 5, 2009, except that inaccuracies with respect to share numbers will be disregarded if the inaccuracies represent less than 152,000 shares of ZiLOG common stock in the aggregate;

•

our representations and warranties (except the representations and warranties regarding the capitalization, the authority to enter into the agreement and the required stockholder vote) are accurate in all respects as of the closing date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have or result in, a material adverse effect (as defined in the merger agreement);

•

our representations and warranties regarding the capitalization, the authority to enter into the merger agreement and the required stockholder vote are accurate in all respects as of the closing date, except that inaccuracies with respect to share numbers will be disregarded if the inaccuracies represent less than 152,000 shares of ZiLOG common stock in the aggregate;

•	we have complied in all material respects with each of our covenants or obligations under the merger agreement;

•	IXYS and Merger Sub have received the required officers’ certificates and resignations of ZiLOG’s directors and officers;

•	no material adverse effect with respect to ZiLOG has occurred since December 5, 2009;

•

our chief executive officer and the chief financial officer have provided all necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350 with respect to any document filed (or required to be filed) with the SEC on or after December 5, 2009; and

•

if requested by IXYS, we have executed and delivered the intellectual property assignment to IXYS and the transfer of the intellectual property has occurred immediately prior to the effective time of the merger.

Regulatory Matters (page 36)

We believe that the notification and waiting period requirements of the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (which is referred to in this proxy statement as the “HSR Act”) do not apply to the proposed transaction, and that we will not be required to make any filings with the Antitrust Division of the Department of Justice (the “Antitrust Division”) or the Federal Trade Commission (the “FTC”). However, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed transaction. At any time before or after the consummation of the transaction, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking the divestiture of shares purchased or the divestiture of substantial assets of IXYS, ZiLOG or their respective subsidiaries. Private parties, state attorneys general and/or foreign governmental entities may also bring legal action under antitrust laws under certain circumstances. Based upon an examination of information available relating to the businesses in which IXYS, ZiLOG and their respective subsidiaries are engaged, the parties believe that the transaction will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, what the result would be. If any approvals, consents or filings are required to consummate the merger, we will seek or make such consents, approvals or filings. It is possible that any of the government entities with which filings will be made may seek various regulatory concessions as conditions for granting approval of the merger, that we may be unable to obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. See “THE MERGER AGREEMENT—Conditions to the Merger” on page 48.

Termination of the Merger Agreement (page 50)

IXYS and we may agree in writing to terminate the merger agreement at any time prior to completing the merger, even after our stockholders have approved and adopted the merger agreement. The merger agreement may also be terminated at any time prior to completion of the merger under certain circumstances, including:

•	by either party (unless the party is the cause of the delay) if the merger is not consummated by May 31, 2010;

•	by either party if a governmental entity permanently enjoins or prohibits the merger;

•	by either party (unless the party is the cause of this failure) if our stockholders have failed to approve and adopt the merger agreement;

•

by either party if the other party fails to satisfy the closing conditions related to the accuracy of its representations and warranties or the performance of its covenants and obligations, subject to a 30-day cure period;

•	by IXYS, if prior to the adoption of the merger agreement by our stockholders:

•

our board of directors fails to recommend the approval and adoption of the merger agreement, withdraws or modifies its recommendation of approval and adoption of the merger agreement in a manner adverse to IXYS or we fail to include our board’s recommendation of approval and adoption of the merger agreement in this proxy statement;

•

our board of directors approves, endorses or recommends any acquisition proposal (as defined in the merger agreement) or fails to publicly reaffirm its recommendation in favor of approval and adoption of the merger agreement, or fails to reaffirm its determination that the merger is advisable and fair to and in the best interests of ZiLOG’s stockholders, within ten business days after IXYS’ request;

•	we enter into a letter of intent or other agreement providing for an acquisition transaction (as defined in the merger agreement);

•

we do not recommend the rejection of any tender offer or do not issue a press release announcing our opposition to an acquisition proposal (as defined in the merger agreement) within ten business days of the launch of such tender offer or announcement of such acquisition proposal;

•	we materially breach any of our obligations with respect to non-solicitation, the proxy statement or the stockholders’ meeting; or

•

by us, if prior to the adoption of the merger agreement by our stockholders, we enter into a definitive agreement relating to a superior proposal (as defined in the merger agreement) in accordance with the non-solicitation obligations and simultaneously with such termination, we pay IXYS the termination fee of $1.9 million.

Termination Fee (page 52)

We will be required to pay IXYS a termination fee of $1.9 million if any of the following occur:

•	the merger agreement is terminated by us because:

•

prior to the adoption of the merger agreement by the required stockholder vote our board of directors has effected a changed recommendation adverse to IXYS in response to a superior offer (as defined in the merger agreement) and concurrently with such termination we enter into a definitive written agreement providing for the consummation of such superior offer;

•	the merger agreement is terminated by IXYS because:

•

our board of directors fails to recommend the approval and adoption of the merger agreement, withdraws or modifies its recommendation of approval and adoption of the merger agreement in a manner adverse to IXYS or we fail to include our board’s recommendation of approval and adoption of the merger agreement in this proxy statement;

•

our board of directors approves, endorses or recommends any acquisition proposal (as defined in the merger agreement) or fails to publicly reaffirm its recommendation in favor of approval and adoption of the merger agreement and the merger, or fails to reaffirm its determination that the merger is advisable and fair to and in the best interests of ZiLOG’s stockholders, within ten business days after IXYS’ request;

•	we enter into a letter of intent or other agreement providing for an acquisition transaction (as defined in the merger agreement);

•

we do not recommend the rejection of any tender offer or do not issue a press release announcing our opposition to an acquisition proposal (as defined in the merger agreement) within ten business days of the launch of such tender offer or announcement of such acquisition proposal;

•	we materially breach any of our obligations with respect to non-solicitation, the proxy statement or the stockholders’ meeting; or

•	the merger agreement is terminated by either us or IXYS because:

•	the merger is not consummated by May 31, 2010, or our stockholders fail to approve and adopt the merger agreement, and

•	an acquisition proposal (as defined in the merger agreement) was publicly disclosed prior to such termination and not publicly withdrawn, and

•	within 12 months of such termination, we enter into a definitive agreement with any third party for an acquisition transaction (as defined in the merger agreement).

Appraisal Rights (page 55)

ZiLOG stockholders who do not wish to accept the cash merger consideration of $3.5858 per share of common stock, without interest and less any applicable withholding tax, have the right under Delaware law to exercise appraisal rights and receive payment in cash for the fair value of their shares determined in accordance with Delaware law. The fair value of shares of ZiLOG stock as determined in accordance with Delaware law may be more or less than the per share cash amount to be paid to non-dissenting ZiLOG stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of approval and adoption of the merger agreement and must follow specific procedures. Failure to vote against a proposal will not constitute a waiver of such stockholder’s appraisal rights. Dissenting ZiLOG stockholders must make a written demand for appraisal prior to the taking of the stockholder vote and must precisely follow the specific procedures to exercise appraisal rights, or their appraisal rights may be lost. These procedures are described in this proxy statement beginning on page 55, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C. We encourage all ZiLOG stockholders to read these provisions carefully and in their entirety.

Stock Options and Restricted Stock (page 39)

Unless previously exercised or expired, each option to purchase shares of our common stock issued under any stock option or equity compensation plan or agreement, whether or not vested or exercisable, will be deemed to be fully vested and exercisable immediately prior to the effective time of the merger and cancelled. In consideration of such cancellation, IXYS will promptly pay each such holder an amount equal to the product of (i) the excess, if any, of $3.5858 over the exercise price of each such option and (ii) the number of shares of ZiLOG common stock subject thereto, less any applicable withholding tax. In the case of any issued options to purchase ZiLOG common stock for which the per share exercise price is greater than or equal to $3.5858 per share, such option to purchase ZiLOG common stock will be cancelled for no consideration.

Each restricted share of ZiLOG common stock issued under any of ZiLOG’s stock plans that remains unvested and is outstanding immediately prior to the effective time of the merger will be converted into the right to receive $3.5858 per share less any applicable withholding tax.

Interests of ZiLOG’s Directors and Executive Officers in the Merger (page 29)

In considering the recommendation of the board of directors, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder, and that may present actual or potential conflicts of interest. Such interests include (i) severance payments and benefits payable to executive officers upon termination in certain circumstances under the change in control agreements and (ii) rights to continued indemnification and insurance coverage after the merger for acts or omissions occurring prior to the merger.

No Solicitation (page 44)

The merger agreement provides that we will not directly or indirectly do, and will ensure that none of our representatives directly or indirectly does, any of the following:

•

solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any acquisition proposal or acquisition inquiry (as such terms are defined in the merger agreement) or take any action that would reasonably be expected to lead to an acquisition proposal or acquisition inquiry;

•

furnish any information regarding ZiLOG or any of its subsidiaries to any person in connection with or in response to an acquisition proposal or acquisition inquiry or engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry; or

•

approve, endorse, agree to or recommend any acquisition proposal or execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction (as defined in the merger agreement).

The above restrictions are subject to exceptions relating to superior proposals received prior to the approval and adoption of the merger agreement by the required stockholder vote.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a ZiLOG stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. Also see “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 65.

SUMMARY

Q:	What am I being asked to vote on?

A:	You are being asked to vote on the approval and adoption of the merger agreement that we have entered into with IXYS, thereby approving the transactions contemplated by the merger agreement, including the pre-closing intellectual property transfer and the merger. If the merger agreement is approved and adopted and the merger is consummated, ZiLOG will become a wholly-owned Delaware subsidiary of IXYS.

Q:	If the merger is completed, what will I be entitled to receive for my shares of ZiLOG common stock, and when will I receive it?

A:	Upon completion of the merger, each share of our outstanding common stock will automatically be canceled and will be converted into the right to receive a per share amount equal to $3.5858 in cash, without interest and less any applicable withholding tax. For example, if you own 100 shares of our common stock, you will receive $358.58 in cash in exchange for your shares of our common stock, less any applicable withholding tax.

After the merger closes, IXYS will arrange for a letter of transmittal to be sent to each stockholder. The merger consideration will be paid to each stockholder once that stockholder submits the completed letter of transmittal, properly endorsed stock certificates and any other required documentation.

Q:	Does ZiLOG’s board of directors recommend voting in favor of the merger?

A:	Yes. After careful consideration, by unanimous approval of all members of the board of directors of ZiLOG present at a duly called meeting, the board approved and adopted the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the pre-closing intellectual property transfer and the merger, are advisable and fair to and in the best interests of ZiLOG and its stockholders, and recommends that ZiLOG’s stockholders vote “FOR” approval and adoption of the merger agreement and “FOR” the proposal to adjourn or postpone the special meeting to a later date, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes to approve and adopt the merger agreement. See “THE MERGER—Reasons for the Merger and Recommendation of the Board of Directors” beginning on page 23.

Q:	What will happen at the special meeting?

A:	At the special meeting, ZiLOG stockholders will vote on a proposal to approve and adopt the merger agreement and on a proposal to approve adjournments or postponements of the special meeting to a later date, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve and adopt the merger agreement. We cannot complete the merger unless, among other things, ZiLOG’s stockholders vote to approve and adopt the merger agreement.

Q:	What vote of our stockholders is required to approve and adopt the merger agreement?

A:	For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the approval and adoption of the merger agreement.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of our common stock as of the close of business on January 11, 2010 are entitled to vote at the special meeting.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:	Yes. As a holder of our common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions. See “APPRAISAL RIGHTS” beginning on page 55 and “Annex C—Delaware Appraisal Rights Statute.”

Q:	What do I need to do now?

A:	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card. You can also attend the special meeting and vote. If you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

Q:	How do I vote?

A:	You may vote by signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope. Please detach along the perforated line and mail in the envelope provided. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to approve and adopt the merger agreement and “FOR” the adjournment proposal.

Q:	What happens if I do not vote?

A:	The failure to vote, either by proxy or in person at the special meeting, will have the same effect as voting “AGAINST” the merger agreement.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting of ZiLOG’s stockholders and, if you are the record holder, vote your shares in person. Even if you intend to attend the special meeting in person, we encourage you to complete, date, sign and return a proxy card to us. If your shares are not held in your name, you must request a proxy from the registered holder. Typically, shares purchased through a stockbroker are held in the name of an entity designated by the brokerage firm, which is referred to as a “street name” holder. Any shares held in “street name” cannot be voted by you in person unless you obtain a proxy from your broker.

Q:	What happens if the merger is not consummated?

A:	If the merger agreement is not approved and adopted by stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, ZiLOG will remain an independent public company.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will they vote my shares for me?

A:	Your broker, bank or nominee will not be able to vote your shares without instructions from you. You should instruct your broker, bank or nominee to vote your shares, following the procedure provided by your broker, bank or nominee. Without instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” approval and adoption of the merger agreement.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $3.5858 per share in cash, without interest and less any applicable withholding tax, to be received by our stockholders in the merger. In order to receive the $3.5858 per share in cash, without interest and less any applicable withholding taxes, you must hold your shares through completion of the merger.

Q:	May I change my vote after I have delivered a proxy?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of ZiLOG stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy by mail. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	What are the United States federal income tax consequences of the merger?

A:	The consummation of the merger will constitute a fully taxable transaction for United States federal income tax purposes. Accordingly, a U.S. Holder (as defined below) will generally recognize capital gain or loss in an amount equal to the difference between the amount of the merger consideration received by such holder and the holder’s adjusted tax basis in the common stock surrendered in the merger. For a summary of certain United States federal income tax considerations relating to the consummation of the merger for U.S. Holders, see “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” beginning on page 36.

Q:	Should I send in my ZiLOG stock certificates now?

A:	No. If the merger agreement is approved and adopted and the merger is completed, you will receive written instructions for exchanging your shares of ZiLOG stock for the applicable per-share cash amount. You must return your ZiLOG stock certificates as described in the instructions. You will receive your cash payment as soon as practicable after IXYS receives your ZiLOG stock certificates and any completed documents required in the instructions. Please do not send your ZiLOG stock certificates now.

Q:	When do you expect the merger to be completed?

A:	We are working towards completing the merger as quickly as possible. We currently expect to complete the merger as promptly as practicable after the special meeting and after all the conditions to the merger are satisfied or waived, including stockholder approval and adoption of the merger agreement at the special meeting.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger, the special meeting or this proxy statement, or if you need additional copies of this proxy statement or the enclosed proxy, you should contact the Altman Group, our proxy solicitor, at (800) 217-0538.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements (as that term is defined under Section 21E of the Securities Exchange Act of 1934) based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary Term Sheet,” “Questions and Answers about the Special Meeting and the Merger,” “The Merger,” “Regulatory Matters,” “Financial Projections,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that have been or may be instituted against ZiLOG and others relating or unrelated to the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger;

•	the failure of the merger to be completed for any other reason;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the effect of the announcement of the merger on ZiLOG’s business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	adverse developments in general business, economic, regulatory and political conditions or any outbreak or escalation of hostilities on a national, regional or international basis;

•	our failure to comply with regulations and any changes in regulations;

•	the loss of any of our senior management; and

•

other risks detailed in our current filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-Q and 10-K. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 65. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements.

The agreements included as annexes to this proxy statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this proxy statement not misleading.

THE SPECIAL MEETING OF ZILOG STOCKHOLDERS

We are furnishing this proxy statement to you, as a stockholder of ZiLOG, as part of the solicitation of proxies by our board for use at the special meeting of stockholders.

Date, Time, Place and Purpose of the Special Meeting

The special meeting will be held at our executive offices located at 6800 Santa Teresa Boulevard, San Jose, California 95119, on February 17, 2010, at 9:00 a.m., local time. The purpose of the special meeting is:

•

to consider and vote on the proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 5, 2009, by and among IXYS, ZiLOG and Merger Sub pursuant to which ZiLOG will become a wholly-owned subsidiary of IXYS and, if requested by IXYS, transfer ZiLOG’s intellectual property to a subsidiary of IXYS immediately prior to the consummation of the merger;

•

to consider and vote on any proposal to adjourn or postpone the special meeting to a later date, if necessary, to permit the further solicitation of proxies in the event that there are not sufficient votes to approve and adopt the merger agreement; and

•	to consider to vote on such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Our board of directors, by unanimous approval of all members present at a duly called meeting, approved and adopted the merger agreement and determined that the merger agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of ZiLOG and its stockholders. Our board recommends that our stockholders vote “FOR” approval and adoption of the merger agreement, thereby approving the transactions contemplated by the merger agreement, including the pre-closing IP transfer and the merger. Our board recommends that our stockholders vote “FOR” the proposal to adjourn or postpone the special meeting to a later date, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes to approve and adopt the merger agreement.

If your shares are held by a bank or broker and you wish to vote your shares in person at the special meeting, please bring to the special meeting your statement evidencing your beneficial ownership of common stock and photo identification. The list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at 6800 Santa Teresa Boulevard, San Jose, California 95119 during ordinary business hours at least ten days before the special meeting.

Record Date and Quorum

We have fixed the close of business on January 11, 2010 as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. On the record date, there were 17,313,582 shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A majority of the shares of our common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval and Adoption of the Merger Agreement

Approval and adoption of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote as of the record date. For the proposal to approve and adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN.” Abstentions will not be counted as votes cast or shares voting on the proposal to approve and adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as a vote “AGAINST” the approval and adoption of the merger agreement and a vote “AGAINST” adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies.

Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” the approval and adoption of the merger agreement. Broker non-votes will have no effect on the proposal to adjourn or postpone the special meeting if necessary.

As of January 11, 2010, the record date, the directors and executive officers of ZiLOG held and are entitled to vote, in the aggregate, shares of our common stock representing 3.1% of the outstanding common stock. The directors and executive officers of ZiLOG have entered into support agreements with IXYS whereby they have agreed to vote their shares in favor of the transaction. See “THE SUPPORT AGREEMENTS” beginning on page 54.

Proxies and Revocation

If you submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies, and in accordance with the recommendations of our board of directors on any other matters properly brought before the special meeting for a vote.

If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker to vote your shares, it has the same effect as a vote against approval and adoption of the merger agreement.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting: by notice in writing to our Secretary Perry J. Grace, at 6800 Santa Teresa Boulevard, San Jose, California 95119, by execution and delivery of a written revocation or a duly executed proxy of a later date or by voting in person at the meeting.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date is not fixed for the adjourned meeting), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by ZiLOG in which no voting instructions are provided on such matter will be voted “FOR” an adjournment or postponement of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow ZiLOG’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation.

The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to ZiLOG before the vote is taken on the merger agreement and you must not vote in favor of the approval and adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “APPRAISAL RIGHTS” beginning on page 55 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex  C.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We have hired the Altman Group to assist us in the distribution of proxy materials and the solicitation of votes. We will pay the Altman Group a fee of $8,000 plus expenses for these services. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call the Altman Group, our proxy solicitor, at (800) 217-0538.

Availability of Documents

Our list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at least ten days before the special meeting.

THE COMPANIES

ZiLOG, Inc.

6800 Santa Teresa Boulevard

San Jose, California 95119

(408) 513-1500

We are a fabless semiconductor supplier of microprocessor and microcontroller semiconductor products. A microcontroller is a computer-on-a-chip that is optimized to control electronic devices, such as motors, remote controllers and user interfaces on appliances. A microcontroller typically includes a central processing unit, non-volatile program memory, random access memory for data storage and various peripheral capabilities. The microcontroller is offered as a complete solution because it may incorporate application-specific software provided by the customer and may include specialized peripheral device controllers and internal or external non-volatile memory components to enable the storage and access of additional program software. We design, develop, test and market a portfolio of these devices for a variety of applications used in consumer electronics, home appliances, security systems, point-of-sale terminals, personal computer peripherals, personal health and medical products.

We are focused on providing advanced integrated semiconductor and software solutions that assist our customers in adding functionality and enhancing the performance of their products. We currently serve the microcontroller markets with our product portfolio of 8 and 16-bit microcontrollers and microprocessors that may include embedded flash technologies. We are a supplier of application specific, embedded system-on-chip (SoC) solutions for the industrial and consumer markets. From our roots as an award-winning architect in the microprocessor and microcontroller industry, we have evolved to become a provider of customized embedded solutions including silicon, SoCs, single board computers, application specific software stacks and development tools that allow embedded designers quick time to market in focus areas such as energy management, monitoring, metering and motion detection.

As of November 30, 2009, we had 135 full time employees, comprised of approximately 76 in supply chain-related activities, 20 in product development, including engineering, 10 in sales and marketing and 29 in general and administrative functions. Based in San Jose, California, we were incorporated in California in September 1973 and merged with a subsidiary of Exxon (which subsidiary changed its name to ZiLOG, Inc.) in November 1981. We were reacquired by an affiliate of Warburg Pincus and Management in 1989 and reincorporated in Delaware in April 1997. We were acquired by an affiliate of Texas Pacific Group in 1998 and we were reorganized in bankruptcy in 2002. Since March 2004, our stock has traded on the Nasdaq Global Market under the symbol “ZILG.”

IXYS Corporation

1590 Buckeye Drive

Milpitas, California 95035

(408) 457-9000

IXYS is a multi-market integrated semiconductor company. IXYS specializes in the development, manufacture and marketing of high performance power semiconductors, advanced mixed signal integrated circuits, or ICs, application specific integrated circuits, or ASICs, and systems and radio frequency, or RF, power semiconductors.

IXYS’ power semiconductors improve system efficiency and reliability by converting electricity at relatively high voltage and current levels into the finely regulated power required by electronic products. IXYS focuses on the market for power semiconductors that are capable of processing greater than 200 watts of power. IXYS’ power semiconductor products have historically been divided into two primary categories, power MOS, or metal oxide silicon, and power bipolar products. These power semiconductors are sold as individual units and are also packaged in high power modules that frequently consist of multiple semiconductor die. IXYS’ power semiconductor products are used primarily to control electricity in:

•

power conversion systems, including uninterruptible power supplies, or UPS, and switch mode power supplies, or SMPS, for applications such as communications infrastructure, including wireless base stations, network servers and telecommunication switching stations;

•	motor drives for industrial applications, such as industrial transportation, robotics, automation and process control equipment;

•	medical electronics for sophisticated applications, such as defibrillators and MRI equipment;

•	and renewable energy sources like wind turbines and solar systems.

IXYS designs and sells ICs that have applications in telecommunications, display and power management products. IXYS’ systems include laser diode drivers, high voltage pulse generators and modulators, and high power subsystems, sometimes known as stacks, that are principally based on high power semiconductor devices. IXYS’ mixed signal ICs are used in telecommunications products, central office switching equipment, customer premises equipment, set top boxes, remote meter reading equipment, security systems, advanced flat displays, medical electronics and defense aerospace systems.

IXYS also designs and sells RF power semiconductors that switch electricity at the high rates required by circuitry that generates radio frequencies. These RF power devices are used in wireless infrastructure, industrial RF applications, medical systems and defense and space electronics.

IXYS designs products primarily for industrial and business applications, rather than for use in personal computers or mobile phones. In fiscal 2009, IXYS products were used by over 2,000 customers worldwide. IXYS’ major customers include ABB, Boston Scientific, Delta Electronics, Emerson, Medtronic and Siemens. IXYS was founded in 1983 and is incorporated in the state of Delaware. Its common stock is traded on the NASDAQ Global Market under the symbol “IXYS.”

Zanzibar Acquisition, Inc.

c/o IXYS

1590 Buckeye Drive

Milpitas, California 95035

(408) 457-9000

Zanzibar Acquisition, Inc., a corporation organized under the laws of the state of Delaware, is a direct wholly-owned subsidiary of IXYS and was formed exclusively for the purpose of effecting the merger.

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

Our management periodically reviews and assesses trends and conditions in our business and regularly updates our board of directors on these matters. From time to time, our management also reviews with our board of directors strategic options potentially available to ZiLOG, including growth through customer and product initiatives and growth by targeted acquisitions of other businesses. During January 2008, we began preliminary discussions with IXYS that, although not continuous, ultimately led to our board of directors’ approval of the proposed transaction with IXYS in December of 2009.

In early December 2007, Darin Billerbeck, our Chief Executive Officer, received a phone call from the Chief Executive Officer of Universal Electronics, Inc. (“UEI”) inquiring whether there was interest in a possible sale of our company, in its entirety, at $4.25 per share.

On December 5, 2007, our board of directors held a special meeting to discuss the UEI proposal. Members of our management team and a representative of our outside legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), were present for that meeting. Our board of directors considered ZiLOG’s strategic alternatives, including remaining a public company and new initiatives to return our company to profitability. Our board of directors reviewed our recent stock price trading history and noted that, within the prior six months, our stock price had traded significantly in excess of UEI’s offer price. Our board of directors directed Mr. Billerbeck to reject UEI’s indication of interest but to convey that we would be open to discussions at a higher price.

On January 11, 2008, we received a letter from UEI expressing an interest in negotiating a possible sale of our company, in its entirety, through a purchase of all of our outstanding common stock for $4.50 per share, subject to a number of unspecified conditions.

On January 16, 2008, our board of directors held a special meeting to discuss UEI’s revised proposal. Members of our management team and a representative of Skadden were present for that meeting. Legal counsel reviewed with our board of directors its fiduciary duties to ZiLOG and our stockholders. Our board of directors authorized management to engage a financial advisor to assist us in evaluating UEI’s proposal and related matters.

Also on January 16, 2008, representatives of Skadden spoke with UEI to obtain further details of its proposal.

On January 17, 2008, our board of directors held a special meeting to discuss the engagement of a financial advisor and the UEI proposal. Our board of directors directed management to retain such financial advisor that had worked with us on previous matters involving UEI on the terms presented to the board of directors.

On January 18, 2008, Riley Investment Management LLC (“RIM”), an affiliate of UEI’s investment banker, filed a Schedule 13D and publicly released UEI’s letter offering to negotiate an acquisition of ZiLOG.

In response to the filing of RIM’s Schedule 13D, we issued a press release and filed a report on Form 8-K on January 18, 2008 confirming our receipt of the January 11, 2008 letter from UEI and stating that, consistent with its fiduciary duties, our board of directors would carefully consider and evaluate UEI’s unsolicited indication of interest.

During January and February 2008, members of management met with UEI and its representatives and, among other things, identified that UEI’s primary interest was in our remote control business. Our management and representatives of UEI and RIM discussed potential purchase price ranges and our board of directors held several meetings to discuss the same.

During this time, Mr. Billerbeck received a call from Nathan Zommer, Chief Executive Officer and chairman of the board of directors of IXYS, expressing IXYS’ interest in a possible acquisition of ZiLOG. Mr. Billerbeck had further conversations with Mr. Zommer and IXYS’ financial advisor during February 2008. On March 6, 2008, IXYS filed a Schedule 13D indicating that it had acquired in excess of 5% of the outstanding shares of our common stock in open market purchases.

During March 2008, Mr. Billerbeck raised with Mr. Zommer the possibility of IXYS and UEI separately acquiring a portion of the assets of ZiLOG, in which UEI would acquire our remote control business and IXYS would acquire the remainder of our business. Mr. Zommer expressed no interest in such a transaction. Mr. Billerbeck kept our board of directors informed of these developments.

On March 31, 2008, we received a letter from Mr. Zommer, a copy of which had been released publicly, outlining IXYS’ proposal for a strategic relationship between the two companies as an alternative to breaking up our company or selling a significant part of our business.

In early April 2008, Mr. Billerbeck spoke with Mr. Zommer regarding the details of the strategic relationship sought by IXYS. During this time, several of our larger stockholders contacted us with their views of this proposal. Given our discussions with UEI and feedback from several of our larger shareholders, we declined to pursue a strategic relationship with IXYS at that time.

On May 2, 2008, Uzi Sasson, Chief Financial Officer of IXYS, contacted Mr. Billerbeck requesting a meeting between representatives of IXYS and ZiLOG to enable IXYS to better understand ZiLOG’s operations.

On May 15, 2008, Mr. Billerbeck confirmed to Mr. Sasson that a meeting would be held at ZiLOG’s headquarters on May 21, 2008.

On May 16, 2008, Mr. Zommer sent a letter to our board of directors proposing that we enter into exclusive negotiations to be acquired by IXYS for a mix of cash and stock having an aggregate value of $4.50 per outstanding share of ZiLOG common stock. In the evening of May 16, 2008, our board of directors held a special telephonic meeting to discuss the IXYS proposal. Representatives of our management and advisors were present for that meeting. After full discussion, our board of directors directed management to meet with representatives from IXYS to clarify the terms of the proposal.

During the next week, members of our management spoke further with members of IXYS management to clarify certain aspects of the IXYS proposal.

On May 20, 2008, our board of directors held a special meeting, at which representatives of our management and advisors were present. Our board of directors discussed the IXYS proposal, management’s strategic operating plan and the possibility of remaining an independent public company.

On May 21, 2008, Mr. Billerbeck and Mr. Grace met with Mr. Zommer and Mr. Sasson, together with representatives of the companies’ respective financial advisors, to discuss ZiLOG’s business and a potential acquisition of ZiLOG by IXYS.

On May 22, 2008, our board of directors held a special telephonic meeting, at which representatives of our management and advisors were present, to discuss the meeting with IXYS. Our board of directors instructed our management to meet again with IXYS to seek further clarification on the terms of the IXYS proposal. Our board of directors also directed our management to publicly release information about our strategic plan so that IXYS would have that information, as IXYS had expressed a preference not to receive any material non-public information.

On May 22, 2008, RIM sent a letter to us notifying us of its intent to nominate two individuals to serve on our board of directors and urged our board of directors to move swiftly to maximize stockholder value through a sale of ZiLOG.

On May 23, 2008, we filed a Form 8-K indicating that, consistent with its fiduciary obligations, our board of directors would evaluate the IXYS proposal carefully and promptly in the context of our strategic plan and other potential alternatives and would pursue the course of action which, in the good faith judgment of our board of directors, was in the best interests of our stockholders. We also publicly disclosed our strategic plan, including projections of our future financial performance.

On May 27, 2008, Mr. Billerbeck invited Mr. Zommer to meet to further discuss the IXYS proposal and indicated that our board of directors anticipated that it would be in a position to formally respond to the proposal on May 30, 2008.

On May 27, 2008, Mr. Zommer called Mr. Billerbeck to indicate that IXYS was no longer interested in pursuing an acquisition of ZiLOG.

On May 28, 2008, IXYS filed an amended Schedule 13D to report that between May 23, 2008 and May 27, 2008, Mr. Zommer and IXYS sold shares of our common stock such that they ceased to beneficially own more than 5% of our outstanding common stock.

Between May and July 2008, members of our management and representatives from Skadden met and spoke with representatives of RIM to discuss its proposed proxy contest and publicly expressed desire for us to sell ZiLOG.

On July 14, 2008, our board of directors held a special meeting at the offices of Skadden with a representative of Skadden present. Our board of directors discussed a potential settlement of RIM’s proxy contest and interviewed four nationally recognized investment banks, with a view to retaining a financial advisor to assist us in evaluating our strategic alternatives. We retained Oppenheimer & Co. Inc. (“Oppenheimer”) as our financial advisor for such purpose.

On July 22, 2008, our board of directors held a special meeting at which a representative from Skadden was present. Our board of directors approved, among other things, the release of a press release announcing that we were evaluating a broad range of strategic alternatives to enhance stockholder value.

On July 24, 2008, we issued a press release announcing that we were evaluating a broad range of strategic alternatives to enhance stockholder value and that we had retained Oppenheimer as our financial advisor to assist our board of directors with this process.

On August 8, 2008, we announced a settlement agreement with RIM as a result of which RIM terminated its proxy contest and we appointed Eric Singer as a RIM representative to our board of directors.

Between July and September 2008, at the direction of our board of directors, Oppenheimer contacted 86 potential strategic and financial buyers, including IXYS, to solicit potential interest in an acquisition of ZiLOG. We received initial written expressions of interest from five companies. IXYS was not one of these parties.

On September 11, 2008, our board of directors held a regular meeting, at which representatives of management and Skadden were present, to discuss the strategic review process.

On October 6, 2008, our board of directors held a special meeting at, which representatives of management, Skadden and Oppenheimer were present, to discuss our business plan and strategic review process.

On October 9, 2008, our board of directors held a special meeting, at which representatives of management and Skadden were present, to review expressions of interest received from five potential acquirers. Skadden reviewed with our board of directors its fiduciary duties to ZiLOG and our stockholders. After full discussion, our board of directors directed Oppenheimer to communicate to each potentially interested acquirer the process for formalizing bids.

Between October 24, 2008 and November 24, 2008, our board of directors held eight special meetings, at which representatives from Skadden and, in some cases, representatives from management and Oppenheimer were present, to discuss the status of the bid process, including the two preliminary asset acquisition proposals we received in response to the bid process. At these meetings, the participants also discussed the potential negative impact of the deteriorating economy and collapsing capital markets on our business units and financial position. During these meetings, it was observed that many of the potentially interested parties were primarily interested in purchasing only selected assets of our company.

In early November 2008, IXYS contacted Oppenheimer to indicate that IXYS had an interest in purchasing our company.

On November 12, 2008, Mr. Billerbeck provided Mr. Sasson with a copy of a proposed confidentiality agreement.

Later in November 2008, IXYS indicated that it would be pursuing other strategic alternatives and did not intend to submit a proposal for our company.

Between December 1, 2008 and December 11, 2008, our board of directors held six special meetings, at which representatives of management, Skadden and Oppenheimer were present, to evaluate the two revised written proposals that had been submitted pursuant to the bid process in November 2008 to purchase assets of the company. Our board of directors directed management to request clarification from each of the bidders with respect to aspects of their bids. During this time, representatives of our management, with the assistance of Oppenheimer, had multiple meetings or calls with these potential bidders in which the bid terms were further clarified and improved. After considering, among other things, the terms of the proposals, our available cash on hand and working capital needs in light of deteriorating business conditions, the prospects of the business units proposed to be acquired and potential impact of a sale on the remainder of our business, our board of directors approved entering into a letter of intent with respect to the sale of two specific business units.

On December 15, 2008, we executed a letter of intent with Maxim Integrated Products, Inc. (“Maxim”) which involved the sale of intellectual property relating to ZiLOG’s remote control business and certain other remote control assets to UEI and the sale of our secure transactions business to Maxim. This transaction was consummated on February 18, 2009 for an aggregate purchase price of approximately $31.2 million in cash.

We announced the consummation of the transaction in a press release, issued on February 19, 2009, and in the Form 8-K filed with the Securities Exchange Commission on February 23, 2009.

In early May 2009, Mr. Zommer called Mr. Billerbeck to express IXYS’ renewed interest in acquiring ZiLOG.

On May 18, 2009, IXYS sent a letter to Mr. Billerbeck and Mr. Faggin, the chairman of our board of directors, indicating IXYS’ interest in a potential business combination with us at a proposed price range of $3.25 to $3.70 for each outstanding share of our common stock.

On May 22, 2009, our board held a regularly scheduled meeting at which representatives of management, Skadden and Oppenheimer were present. At this meeting, our board of directors discussed the IXYS proposal and authorized our management to negotiate a confidentiality agreement with IXYS and provide further due diligence materials to IXYS to enable IXYS to refine its proposal.

On May 28, 2009, we executed a confidentiality agreement with IXYS.

On May 29, 2009, Mr. Billerbeck and Mr. Grace met with Mr. Zommer and Mr. Sasson at IXYS’ headquarters and provided additional due diligence materials to IXYS. A representative from Oppenheimer also was present at this meeting. At the conclusion of the meeting, Mr. Zommer indicated that IXYS would tentatively be willing to offer $3.40 for each outstanding share of our common stock, subject to further due diligence.

On June 2, 2009, our board of directors held a special meeting to discuss the IXYS proposal at which representatives of management, Skadden and Oppenheimer were present. Our board of directors also discussed certain financial matters with respect to the proposed transaction. Our board of directors determined to reject the IXYS proposal but suggested that Mr. Faggin and Mr. Billerbeck meet with IXYS and request a higher price and other improvements in IXYS’ proposal that would make it acceptable to our board of directors.

On June 3, 2009, representatives of ZiLOG and IXYS met telephonically to discuss various diligence matters and Mr. Faggin and Mr. Billerbeck met with Mr. Zommer and Mr. Sasson at IXYS’ headquarters. At the conclusion of that meeting, Mr. Zommer indicated that IXYS would be willing to propose a maximum purchase price of $3.48 per share of our common stock, consisting of $18 million in cash and the balance in shares of IXYS common stock, or approximately $1.03 per share in cash and $2.45 per share in IXYS common stock.

On June 4, 2009, our board of directors held a special meeting, with representatives from management, Skadden and Oppenheimer present, to discuss the most recent IXYS proposal. Our board of directors considered the proposal received from IXYS. Oppenheimer discussed with our board of directors financial aspects of the proposal and also reviewed with our board of directors the trading history and trading characteristics of IXYS common stock. Our board of directors also discussed alternative ways to return value to our stockholders, including a dividend or a share buyback. After full discussion, our board of directors directed management to seek a higher price from IXYS.

On June 7, 2009, Mr. Zommer indicated to us that IXYS’ best and final proposal was $3.53 for each outstanding share of our common stock, of which $20 million would be in cash and the balance payable in shares of IXYS common stock, or approximately $1.15 per share in cash and $2.38 per share in IXYS common stock.

On June 8, 2009, our board of directors held a special meeting, at which representatives from management, Skadden and Oppenheimer were present, to discuss IXYS’ proposal. After full discussion, our board of directors, without accepting the latest IXYS proposal, directed management to establish a data room and move forward with IXYS to negotiate definitive agreements providing for an acquisition of ZiLOG by IXYS on the terms (excluding purchase price) proposed by IXYS on June 7, 2009.

During June through November 2009, we established a data room and held multiple meetings and telephone conferences with representatives of IXYS and its outside legal counsel, Latham & Watkins LLP (“Latham”), to discuss and provide information regarding our business and financial position, various strategic opportunities, relationships, intellectual property and other assets. We also exchanged drafts of a proposed merger agreement with IXYS. Our board of directors met several times during this period and received updates from management and the company’s professionals.

On our earnings call on June 30, 2009, our management indicated that we were continuing to evaluate our strategic options.

In October 2009, Mr. Sasson called Mr. Billerbeck to indicate that, after completion of its primary business due diligence, IXYS remained committed to acquiring ZiLOG at a per share price of $3.53, but that IXYS intended to pay all cash rather than issue shares of IXYS common stock in connection with the acquisition.

On October 26, 2009, our board of directors held a special meeting, at which representatives of our management, Skadden and Oppenheimer were present, to discuss the status of the negotiations and review IXYS’ revised proposal. Our board of directors considered the increase in our stock price and the stock market generally as well as the shift in terms to an all-cash transaction. Oppenheimer discussed with our board certain financial aspects of the revised proposal. Our board of directors also considered our historical and projected financial performance. After full discussion, and without accepting the latest IXYS proposal, our board approved continued negotiation of a definitive agreement with IXYS. Our board also directed Oppenheimer to contact other parties that might have an interest in acquiring us, including those that had expressed interest in our previous strategic review process in 2008.

Over the next few days, at the direction of our board, Oppenheimer held discussions with 11 additional parties. One of these parties, a publicly-traded company in the United States (“Company Y”), expressed interest in a potential acquisition of us. We subsequently executed a confidentiality agreement with Company Y and provided Company Y with access to our electronic data room. Over the next two weeks, management spoke on multiple occasions with representatives of Company Y and provided additional due diligence materials to Company Y.

On November 11, 2009, Mr. Billerbeck and Mr. Grace, together with a representative of Oppenheimer, met with representatives of Company Y at Company Y’s headquarters. At this meeting, we provided additional due diligence information and discussed a potential business combination between Company Y and ZiLOG.

On November 16, 2009, Company Y indicated to Mr. Billerbeck and Oppenheimer that its interest in our company was at a substantially lower price per share than IXYS previously indicated it was prepared to pay.

On November 17, 2009, our board of directors met in person at a special meeting, at which representatives of management, Skadden and Oppenheimer were present, to discuss the state of our business and status of negotiations with IXYS and other third parties. Skadden advised our board of directors on its fiduciary duties to our company and our stockholders. Oppenheimer reviewed with our board the sale process, including a review of discussions with interested parties. Also at this meeting, Oppenheimer discussed with our board of directors certain financial aspects of the proposed transaction with IXYS and financial matters relating to ZiLOG. Skadden reviewed the legal terms of the definitive merger agreement with IXYS, copies of which previously had been circulated to our board of directors. Our board of directors discussed the terms and conditions of the merger agreement. Mr. Grace presented a discussion of our intellectual property assets and potential monetization efforts, including a potential time-line for achieving such monetization. Mr. Billerbeck and Mr. Grace provided an overview of our principal strategic opportunities. Our board of directors also considered various alternatives to a sale of the company, including a special dividend to our stockholders and a delisting from the NASDAQ to save corporate overhead costs. Our board of directors also considered the general feedback from some of our key stockholders in favor of a sale. Our board of directors also considered remaining an independent public company. After full discussion, our board of directors asked Mr. Faggin and Mr. Billerbeck to request a higher price per share from IXYS and suggested certain additional changes to the draft merger agreement.

On November 22, 2009, Mr. Billerbeck and Mr. Faggin met with Mr. Zommer and Mr. Sasson at IXYS’ headquarters. As a result of that meeting, IXYS agreed to increase its proposed purchase price to $3.5858 per outstanding share of our common stock. Over the next two weeks, the parties continued to negotiate the terms of the merger agreement, including making the changes requested by our board of directors.

On December 4, 2009, at a special telephonic meeting, at which representatives from our management, Skadden and Oppenheimer were present, our board of directors reviewed the proposed transaction with IXYS. Our board of directors also discussed the possibility and related consequences of rejecting IXYS’ proposal in order to seek a higher offer from Company Y and the risks and benefits of continuing as an independent entity. After discussion, our board of directors determined that it was in the best interest of our company and stockholders to proceed with the proposed transaction with IXYS. Skadden reviewed the revised terms of the merger agreement, the support agreements and the intellectual property transfer agreements, copies of which previously had been distributed to our board of directors. Also at this meeting, Oppenheimer reviewed with our board of directors its financial analysis of the $3.5858 per share cash consideration and rendered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion dated December 4, 2009, to the effect that, as of that date and based on and subject to the matters described in the opinion, the consideration to be received in the merger by holders of our common stock (other than IXYS, Merger Sub and their respective affiliates) was fair, from a financial point of view, to such holders. Our board of directors, by unanimous approval of all members, then approved the merger, the merger agreement and related transactions with IXYS. Our board of directors also directed Oppenheimer to contact Company Y to give them a final opportunity to submit a higher bid. Our board of directors instructed our management not to exchange signature pages to the merger agreement with IXYS until they received a confirmation that Company Y was unwilling to increase the price in its November 16, 2009 indication of interest.

On the afternoon of December 4, 2009, Company Y indicated that it was unwilling to improve its indication of interest.

On December 5, 2009, we executed the merger agreement with IXYS.

Before market open on Monday, December 7, 2009, IXYS and ZiLOG jointly announced the execution of the merger agreement between the parties.

Reasons for the Merger and Recommendation of the Board of Directors

Prior to approving the merger agreement, the board of directors considered a number of factors, including:

•	ZiLOG’s business, prospects, financial condition, results of operations and strategy.

•	Current market conditions and ZiLOG’s historical trading prices.

•

The per share merger consideration represents a premium of approximately 22.0% to our closing stock price two trading days prior to announcement of the proposed merger, 26.8% to our average closing stock price for the 30 calendar days ending two trading days prior to announcement and 33.7% to our average closing stock price for the 90 calendar days ending two trading days prior to announcement.

•

The negotiations with IXYS and others, which led the board to believe that IXYS’ offer represented the highest price IXYS was willing to pay and the highest price reasonably attainable for ZiLOG’s stockholders.

•

The results of the process undertaken by ZiLOG, with the assistance of Oppenheimer, of soliciting third-party interest in a possible acquisition of ZiLOG, which solicitations did not result in any higher acquisition proposals.

•	Other strategic alternatives available to ZiLOG, including remaining an independent company and the various risk factors associated with each alternative.

•	The risk that ZiLOG would lose IXYS’ bid if it elected to continue soliciting other bidders.

•	The resulting competitive challenges and pressures that could arise if ZiLOG elected to remain independent.

•	The merger provides for all-cash payment to the stockholders without any financing condition or requirement that IXYS obtain additional financing to consummate the transaction.

•	The fact that the merger price was net of all transaction costs and, as a result, none of the transaction costs would be borne by ZiLOG’s stockholders.

•	The views expressed by several of ZiLOG’s major stockholders.

•	The acceleration of all options and restricted stock to ZiLOG’s employees and the absence of employment agreement conditions or similar employee conditions to the execution or closing of the merger.

•

The financial and other terms and conditions of the merger agreement including, but not limited to, the fact that the terms of the merger agreement (i) do not act to preclude other third parties from making proposals after execution of the merger agreement, (ii) will not prevent the board from determining, in the exercise of its fiduciary duties under applicable law and subject to the terms and conditions of the merger agreement, to provide information to and engage in negotiations with any such third parties, and (iii) will permit ZiLOG, subject to payment of a customary termination fee and the other conditions set forth in the merger agreement, to enter into a transaction with any party that makes a proposal that would be a superior proposal to ZiLOG’s stockholders.

•	The board’s assessment of the closing conditions and the risks of not closing.

•

Oppenheimer’s opinion, dated December 4, 2009, to ZiLOG’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the $3.5858 per share cash consideration to be received in the merger by holders of ZiLOG common stock (other than IXYS, Merger Sub and their respective affiliates), as more fully described below (See “Opinion of Our Financial Advisor” beginning on page 24).

In view of the wide variety of factors considered in connection with its evaluation of the transactions, the board did not find it practicable to, and did not, quantify or assign any relative or specific weights to the items listed above. In addition, the board did not undertake to make any specific determination as to whether any particular factor was essential to its ultimate determination, but rather the board conducted an overall review of the factors described above, including discussions with ZiLOG’s management and its legal and financial advisors. In considering the various factors, individual members of the board may have given different weight to different factors or reached different conclusions as to whether a specific factor weighed in favor of or against approving the merger agreement with IXYS and the transactions contemplated by the merger agreement. However, after taking into account all of the factors described above, by unanimous vote of all members of the board of directors present at a duly called meeting, the board approved and adopted the merger agreement and the transactions contemplated thereby, including the pre-closing IP transfer and the merger, as more fully described herein.

Opinion of Our Financial Advisor

ZiLOG has engaged Oppenheimer as its financial advisor in connection with the merger. In connection with this engagement, ZiLOG’s board of directors requested that Oppenheimer evaluate the fairness, from a financial point of view, of the $3.5858 per share cash consideration to be received in the merger by holders of ZiLOG common stock (other than IXYS, Merger Sub and their respective affiliates). On December 4, 2009, at a meeting of ZiLOG’s board of directors held to evaluate the merger, Oppenheimer rendered to ZiLOG’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated December 4, 2009, to the effect that, as of that date and based on and subject to the matters described in its opinion, the consideration to be received in the merger by holders of ZiLOG common stock (other than IXYS, Merger Sub and their respective affiliates) was fair, from a financial point of view, to such holders.

The full text of Oppenheimer’s written opinion, dated December 4, 2009, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex B. Oppenheimer’s opinion was provided to ZiLOG’s board of directors in connection with its evaluation of the merger consideration from a financial point of view and does not address any other aspect of the merger. Oppenheimer expressed no view as to, and its opinion does not address, the underlying business decision of ZiLOG to proceed with or effect the merger or the relative merits of the merger as compared to any alternative business strategies that might exist for ZiLOG or the effect of any other transaction in which ZiLOG might engage. Oppenheimer’s opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. The summary of Oppenheimer’s opinion described below is qualified in its entirety by reference to the full text of its opinion.

In arriving at its opinion, Oppenheimer:

•	reviewed an execution form of the merger agreement which was made available to Oppenheimer on December 4, 2009;

•

reviewed ZiLOG’s audited financial statements for fiscal years ended March 31, 2009, March 31, 2008 and March 31, 2007 and ZiLOG’s unaudited financial statements for the six-month period ended September 26, 2009;

•	reviewed financial forecasts and estimates relating to ZiLOG prepared by ZiLOG’s management;

•	held discussions with ZiLOG’s senior management with respect to ZiLOG’s business and prospects;

•	reviewed historical market prices and trading volumes for ZiLOG common stock;

•	held discussions, at ZiLOG’s direction, with selected third parties to solicit indications of interest in a possible acquisition of ZiLOG;

•	reviewed and analyzed certain publicly available financial data for companies that Oppenheimer deemed relevant in evaluating ZiLOG;

•	reviewed and analyzed certain publicly available financial information for transactions that Oppenheimer deemed relevant in evaluating the merger;

•	analyzed the estimated present value of ZiLOG’s future cash flows based on financial forecasts and estimates prepared by ZiLOG’s management;

•	reviewed the premiums paid, based on publicly available information, in merger and acquisition transactions Oppenheimer deemed relevant in evaluating the merger; and

•	performed such other analyses, reviewed such other information and considered such other factors as Oppenheimer deemed appropriate.

In rendering its opinion, Oppenheimer relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with Oppenheimer by ZiLOG and its employees, representatives and affiliates or otherwise reviewed by Oppenheimer. With respect to the financial forecasts and estimates relating to ZiLOG utilized in its analyses, Oppenheimer assumed, at the direction of ZiLOG’s management and with ZiLOG’s consent, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of ZiLOG’s management as to the future financial condition and operating results of ZiLOG. Representatives of ZiLOG advised Oppenheimer, and Oppenheimer therefore assumed, that the final terms of the merger agreement would not vary materially from those set forth in the execution form of the merger agreement reviewed by Oppenheimer. Oppenheimer also assumed, with ZiLOG’s consent, that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on ZiLOG or the merger. Oppenheimer neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of ZiLOG.

Oppenheimer did not express any opinion as to the underlying valuation, future performance or long-term viability of ZiLOG or the price at which shares of ZiLOG common stock would trade at any time. Oppenheimer also expressed no view as to, and its opinion did not address, the solvency of ZiLOG under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, Oppenheimer expressed no view as to, and its opinion did not address, any terms or other aspects or implications of the merger (other than the $3.5858 per share cash consideration to the extent expressly specified in its opinion) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, the compensation to be received by any individual officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration. In addition, Oppenheimer expressed no view as to, and its opinion did not address, ZiLOG’s underlying business decision to proceed with or effect the merger nor did its opinion address the relative merits of the merger as compared to any alternative business strategies that might exist for ZiLOG or the effect of any other transaction in which ZiLOG might engage. Oppenheimer’s opinion was necessarily based on the information available to it and general economic, financial and stock market conditions and circumstances as they existed and could be evaluated by Oppenheimer on the date of its opinion. The credit, financial and stock markets have been experiencing unusual volatility and Oppenheimer expressed no opinion or view as to the potential effects, if any, of such volatility on ZiLOG, IXYS or the proposed merger. Although subsequent developments may affect its opinion, Oppenheimer does not have any obligation to update, revise or reaffirm its opinion.

Except as described above, ZiLOG imposed no other instructions or limitations on Oppenheimer with respect to the investigations made or the procedures followed by it in rendering its opinion. This summary is not a complete description of Oppenheimer’s opinion or the financial analyses performed and factors considered by Oppenheimer in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Oppenheimer arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Oppenheimer believes that its analyses and this summary must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Oppenheimer’s analyses and opinion.

In performing its analyses, Oppenheimer considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond ZiLOG’s control. No company, business or transaction used in the analyses is identical to ZiLOG or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The assumptions and estimates contained in Oppenheimer’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, Oppenheimer’s analyses are inherently subject to substantial uncertainty.

Oppenheimer was not requested to, and it did not, recommend the specific consideration payable in the merger. The type and amount of consideration payable in the merger was determined through negotiation between ZiLOG and IXYS, and the decision to enter into the transaction was solely that of ZiLOG’s board of directors. Oppenheimer’s opinion and financial presentation were only one of many factors considered by ZiLOG’s board of directors in its evaluation of the merger and should not be viewed as determinative of the views of ZiLOG’s board of directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses reviewed with ZiLOG’s board of directors in connection with Oppenheimer’s opinion dated December 4, 2009. The financial analyses summarized below include information presented in tabular format. In order to fully understand Oppenheimer’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Oppenheimer’s financial analyses.

Selected Companies Analysis

Oppenheimer reviewed financial and stock market information of ZiLOG and the following 11 selected publicly held companies with operations in the semiconductor devices industry, which is the industry in which ZiLOG operates:

•	Actel Corporation
•	Advanced Analogic Technologies Incorporated
•	AudioCodes Ltd.
•	DSP Group, Inc.
•	IXYS Corporation
•	Lattice Semiconductor Corporation
•	Mictrotune, Inc.
•	Mindspeed Technologies, Inc.
•	O2Micro International Limited
•	Pericom Semiconductor Corporation
•	Smart Modular Technologies (WWH), Inc.

Oppenheimer reviewed, among other things, enterprise values of the selected companies, calculated as fully-diluted market value based on closing stock prices on December 3, 2009, plus debt, less cash and other adjustments, as multiples of calendar years 2009 and 2010 estimated revenue and earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. Oppenheimer then applied a range of selected calendar years 2009 and 2010 estimated revenue and EBITDA multiples derived from the selected companies to corresponding data of ZiLOG (adjusted to exclude certain one-time nonrecurring items). Financial data for ZiLOG were based on internal estimates of ZiLOG’s management. Financial data for the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. This analysis indicated the following implied per share equity reference ranges for ZiLOG, as compared to the merger consideration:

Implied Per Share Equity Reference Ranges based on:		Merger Consideration
Revenue	EBITDA
$3.14 – $3.45	$2.69 – $2.84	$3.5858

Selected Precedent Transactions Analysis

Oppenheimer reviewed the transaction values of the following 14 transactions involving companies with operations in the semiconductor devices industry, which is the industry in which ZiLOG operates:

Announcement Date	Target	Acquiror
• 11/13/2009	• Silicon Storage Technology, Inc.	• Prophet Equity LP
• 9/08/2009	• Intellon Corporation	• Atheros Communications, Inc.
• 4/27/2009	• Tundra Semiconductor Corporation	• Integrated Device Technology, Inc.
• 2/23/2009	• hi/fn, inc.	• Exar Corporation
• 2/09/2009	• SiRF Technology Holdings, Inc.	• CSR plc
• 12/02/2008	• Wavecom S.A.	• Sierra Wireless, Inc., a Canadian Corporation
• 11/17/2008	• Transmeta Corporation	• Novafora, Inc.
• 8/01/2008	• Simtek Corporation	• Cypress Semiconductor Corporation
• 7/17/2008	• Catalyst Semiconductor, Inc.	• ON Semiconductor Corporation
• 7/09/2008	• Centillium Communications, Inc.	• TranSwitch Corporation
• 4/04/2008	• Zetex plc	• Diodes Incorporated
• 3/10/2008	• WJ Communications, Inc.	• TriQuint Semiconductor, Inc.
• 2/21/2008	• ESS Technology, Inc.	• Imperium Partners Group, LLC
• 2/04/2008	• SigmaTel Inc	• Freescale Semiconductor, Inc.

Oppenheimer reviewed, among other things, transaction values, calculated as the purchase prices paid for the target companies in the selected transactions, plus debt, less cash and other adjustments, as a multiple of such target companies’ latest 12 months revenue. Oppenheimer then applied a selected range of latest 12 months revenue multiples derived from the selected transactions to ZiLOG’s latest 12 months revenue (as of September 26, 2009). Estimated financial data for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data for ZiLOG were based on internal estimates of ZiLOG’s management. This analysis indicated the following implied per share equity reference range for ZiLOG, as compared to the merger consideration:

Implied Per Share Equity Reference Range	Merger Consideration
$3.41 – $3.81	$3.5858

Discounted Cash Flow Analysis

Oppenheimer performed a discounted cash flow analysis of ZiLOG by calculating the estimated present value of the unlevered, after-tax free cash flows that ZiLOG was forecasted to generate during the fourth quarter of fiscal year 2010 through the full fiscal year 2015 based on internal estimates of ZiLOG’s management. Oppenheimer calculated terminal values for ZiLOG by applying a range of terminal value EBITDA multiples of 4.73x to 10.19x to ZiLOG’s fiscal year 2015 estimated EBITDA and a range of terminal value revenue multiples of 0.53x to 0.72x to ZiLOG’s fiscal year 2015 estimated revenue. The present values of the cash flows (both with and without taking into account estimated net operating loss (“NOL”) carryforwards anticipated by ZiLOG’s management to be utilized by ZiLOG) and terminal values were then calculated using discount rates ranging from 20.0% to 25.0%. Oppenheimer then calculated the average of such present values as of December 31, 2009. This analysis indicated the following implied per share equity reference ranges for ZiLOG, as compared to the merger consideration:

Implied Per Share Equity Reference Range		Merger Consideration
Without NOLs	With NOLs
$3.06 – $3.97	$3.41 – $4.38	$3.5858

Other Factors

Oppenheimer also reviewed, for informational purposes, certain other factors, including:

•

the premiums paid in certain all-cash transactions with enterprise values of between $5 million and $50 million announced between January 1, 2003 and December 3, 2009 and applied to the closing prices of ZiLOG common stock one day, one week and one month prior to December 4, 2009 a selected range of premiums derived from corresponding pre-announcement periods for such transactions, which indicated an implied equity reference range for ZiLOG of approximately $3.46 to $5.10 per share; and

•	historical trading prices of ZiLOG common stock from February 19, 2009 through December 3, 2009.

Miscellaneous

ZiLOG has agreed to pay Oppenheimer for its financial advisory services in connection with the merger an aggregate fee of approximately $800,000, a portion of which was payable in connection with Oppenheimer’s engagement, a portion of which was payable upon delivery of Oppenheimer’s opinion and a significant portion of which is contingent upon consummation of the merger. ZiLOG also has agreed to reimburse Oppenheimer for its reasonable expenses, including reasonable fees and expenses of its legal counsel, and to indemnify Oppenheimer and related parties against liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement. Oppenheimer and its affiliates in the past have performed investment banking and other services for ZiLOG unrelated to the merger, for which services Oppenheimer and its affiliates have received compensation, including, during the two-year period preceding the delivery of Oppenheimer’s opinion, having acted as financial advisor to ZiLOG in connection with a divestiture transaction. In the ordinary course of business, Oppenheimer and its affiliates may actively trade the securities of ZiLOG, IXYS and their respective affiliates for Oppenheimer’s and its affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

ZiLOG selected Oppenheimer to act as its financial advisor in connection with the merger based on Oppenheimer’s reputation and experience and its familiarity with ZiLOG and its business. Oppenheimer is an internationally recognized investment banking firm and, as a part of its investment banking business, is regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes. The issuance of Oppenheimer’s opinion was approved by an authorized committee of Oppenheimer.

Delisting and Deregistration of ZiLOG Common Stock

If the merger is completed, ZiLOG common stock will be delisted from the NASDAQ Global Market and deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and ZiLOG will no longer file periodic reports with the SEC.

Interests of ZiLOG’s Directors and Executive Officers in the Merger

Members of our board of directors and our executive officers may have interests in the merger that are different from, or are in addition to, the interests of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the matters contemplated thereby.

Preexisting Change in Control Agreements

ZiLOG has not entered into employment agreements with senior management but has previously entered into change in control agreements with certain of its key employees, as described below. The merger constitutes a “change in control” as defined in the change in control agreements, such that if the executive is terminated from employment within two months prior to and 12 months following the merger, the executive will be entitled to the benefits specified in his change in control agreement.

Darin G. Billerbeck

On December 19, 2007, we executed a change in control agreement with Mr. Billerbeck.

Pursuant to the terms of the change in control agreement, in the event Mr. Billerbeck is terminated without “cause” (as defined therein) or resigns for “good reason” (as defined therein) during a period between two months prior to and 12 months following an event of a “change in control” (as defined therein), Mr. Billerbeck shall be entitled to the following payments and benefits: (i) a lump sum payment equal to 18 months of Mr. Billerbeck’s base salary, (ii) all of Mr. Billerbeck’s stock options that are outstanding at the time of termination and that are not yet vested and that would otherwise vest within 12 months of the termination will immediately become exercisable, and (iii) Mr. Billerbeck’s medical and dental benefits under our benefit plan, except for long-term disability benefits, shall continue for a period of one year from the date of termination, unless such continuation is not permitted under the terms of such benefit plans, in which event we will reimburse Mr. Billerbeck for the costs and any premiums paid to Mr. Billerbeck for continuation of coverage, and unless Mr. Billerbeck becomes eligible for coverage under another employer’s medical plans.

In addition to these payments, any and all of Mr. Billerbeck’s restricted stock awards that are outstanding at the time of the change in control and not free from restrictions, but which would otherwise become free of restrictions under the terms of the award within 12 months from the time of change in control, shall immediately become free from restrictions upon the occurrence of a change in control. Note that the merger agreement effectively supersedes this provision by accelerating the vesting of all stock options and restricted stock.

Mr. Billerbeck, in exchange for the change in control payments, has agreed to execute a valid waiver and release of any and all claims against us and our agents.

On December 2, 2009, we amended Mr. Billerbeck’s change in control agreement to reduce the amounts payable to Mr. Billerbeck by $60,000 in connection with a discretionary cash award in the same amount made to him on June 25, 2009.

In addition, on July 23, 2008, our board of directors approved the Key Employee Protection Plan, which covers designated employees, including Mr. Billerbeck.

The Key Employee Protection Plan, as applicable to Mr. Billerbeck, provides that if we terminate Mr. Billerbeck for any reason other than “cause” or “disability” or he quits for “good reason” within 12 months after a “change in control” of ZiLOG (as those terms are defined in the Key Employee Protection Plan) or if, within two months prior to a “change in control” of ZiLOG, Mr. Billerbeck is terminated by ZiLOG without “cause” at the request of an acquirer of ZiLOG, Mr. Billerbeck will generally be entitled to receive the following severance benefits:

(1) A lump cash payment equivalent to the product of (a) the sum of Mr. Billerbeck’s highest annual base salary during the prior three years plus 50% of his target bonus, multiplied by (b) two; and

(2) Payment of company-paid benefits under all medical and dental insurance plans and programs (excluding life and disability) of ZiLOG provided that Mr. Billerbeck pays the regular employee premium required by such plans and programs under which he was covered on his termination date or pursuant to COBRA for a period of 18 months.

The definition of “good reason” with respect to Mr. Billerbeck includes the situation where, following a change in control, Mr. Billerbeck no longer reports directly to the board of directors of ZiLOG or its successor (or parent thereof, if applicable).

Mr. Billerbeck is not entitled to any gross-up for income tax purposes under the Key Employee Protection Plan, and benefits payable in connection with a change in control are capped to comply with the provisions of Section 280G of the Internal Revenue Code of 1986, as amended. Payment of the foregoing benefits is conditioned upon Mr. Billerbeck’s execution of a release of claims in favor of ZiLOG. The amount of any cash benefit payable will be reduced, dollar for dollar, by the aggregate amount of all separation, severance or termination payments paid or payable to Mr. Billerbeck under (i) any benefit plan, (ii) any agreement between Mr. Billerbeck and ZiLOG, including the change in control agreement described above, or (iii) any applicable law, statute, rule, regulation, order or decree (or other pronouncement having the effect of law) of any nation or governmental authority, including the Worker Adjustment and Retraining Notification Act.

The June 2009 awards for a total of $60,000 will reduce the total amount that may be payable to Mr. Billerbeck under his previously established change in control agreement and in connection with the Key Employee Protection Plan.

Perry J. Grace

On October 10, 2007, we executed a change in control agreement with Mr. Grace.

Pursuant to the terms of the change in control agreement, in the event Mr. Grace is terminated without “cause” (as defined therein) or resigns for “good reason” (as defined therein) during a period of two months prior to and 12 months following an event of a “change in control” (as defined therein), he will be entitled to the following payments and benefits: (i) a lump sum payment equal to 12 months of Mr. Grace’s base salary, (ii) all of Mr. Grace’s stock options that are outstanding at the time of termination and that are not yet vested and that would otherwise vest within 12 months of the termination shall immediately become exercisable, and (iii) Mr. Grace’s medical and dental benefits under our plan, except for long-term disability benefits, shall continue for a period of one year from the date of termination, unless such continuation is not permitted under the terms of such benefit plans, in which event we will reimburse Mr. Grace for the costs and any premiums paid to him for continuation of coverage, and unless he becomes eligible for coverage under another employer’s medical plans.

In addition to these payments, any and all of Mr. Grace’s restricted stock awards that are outstanding at the time of the change in control and not free from restrictions, but which would otherwise become free of restrictions under the terms of the award within 12 months from the time of change in control, shall immediately become free from restrictions upon the occurrence of an event of change in control. Note that the merger agreement effectively supersedes this provision by accelerating the vesting of all stock options and restricted stock.

In exchange for the change in control payments, Mr. Grace has agreed to execute a valid waiver and release of any and all claims against us and our agents.

On September 22, 2009, we amended Mr. Grace’s change in control agreement to reduce the amounts payable to Mr. Grace by $30,000 in connection with a discretionary cash award in the same amount made to him on June 25, 2009.

In addition, on July 23, 2008, our board of directors approved the Key Employee Protection Plan, which covers designated employees, including Mr. Grace.

The Key Employee Protection Plan, as applicable to Mr. Grace, provides that if we terminate Mr. Grace for any reason other than “cause” or “disability” or he quits for “good reason” 12 months after a “change in control” of ZiLOG (as those terms are defined in the Key Employee Protection Plan) or if, within two months prior to a “change in control” of ZiLOG, Mr. Grace is terminated by ZiLOG without “cause” at the request of an acquirer of ZiLOG, Mr. Grace will generally be entitled to receive the following severance benefits:

(1) A lump cash payment equivalent to Mr. Grace’s highest annual base salary during the prior three (3) years plus 50% of his target bonus; and

(2) Payment of company-paid benefits under all medical and dental insurance plans and programs (excluding life and disability) of ZiLOG provided that Mr. Grace pays the regular employee premium required by such plans and programs under which he was covered on his termination date or pursuant to COBRA for a period of 18 months.

Mr. Grace is not entitled to any gross-up for income tax purposes under the Key Employee Protection Plan, and benefits payable in connection with a change in control are capped to comply with the provisions of Section 280G of the Internal Revenue Code of 1986, as amended. Payment of the foregoing benefits is conditioned upon Mr. Grace’s execution of a release of claims in favor of ZiLOG. The amount of any cash benefit payable will be reduced, dollar for dollar, by the aggregate amount of all separation, severance or termination payments paid or payable to Mr. Grace under (i) any benefit plan, (ii) any agreement between Mr. Grace and ZiLOG, including the change in control agreement described above, or (iii) any applicable law, statute, rule, regulation, order or decree (or other pronouncement having the effect of law) of any nation or governmental authority, including the Worker Adjustment and Retraining Notification Act.

The June 2009 awards for a total of $30,000 will reduce the total amount that may be payable to Mr. Grace under his previously established change in control agreement and in connection with the Key Employee Protection Plan.

New Employment Arrangements

As of the date of this proxy statement, none of our executive officers has entered into any individual agreement, arrangement or understanding with IXYS or its affiliates regarding employment with the surviving corporation.

Impact on Equity Awards

The merger agreement provides that each option to purchase shares of our common stock issued under any stock option or equity compensation plan or agreement, that has not been exercised and is outstanding and unexpired immediately prior to the effective time of the merger, whether or not vested or exercisable, will be deemed to be fully vested and exercisable immediately prior to the effective time of the merger and will be cancelled and extinguished. In consideration of such cancellation, IXYS will promptly pay each such holder an amount equal to the product of (i) the excess, if any, of $3.5858 over the exercise price of each such option and (ii) the number of shares of ZiLOG common stock subject thereto less any applicable withholding tax.

The merger agreement also provides that each restricted share of our common stock issued under any of our stock plans that remains unvested and outstanding immediately prior to the merger will be converted into the right to receive $3.5858 per share less any applicable withholding tax.

The following tables provide further detail in connection with the acceleration of vesting of stock options and restricted stock grants for each of our directors and executive officers, as a result of the merger.

Stock Option Table. The following table identifies, as of January 11, 2010, for each of our directors and executive officers, (i) the aggregate number of shares of our common stock subject to outstanding options with an exercise price below $3.5858, all of which shall be fully vested at the closing of the merger pursuant to the terms of the merger agreement, (ii) the weighted average exercise price of the options, and (iii) the aggregate value of the options based on a $3.5858 per share merger consideration.

Name	Number of Shares Underlying Options	Weighted Avg. Exercise Price	Aggregate Value
Robin A. Abrams	42,500	$3.04	$23,121.50
Darin G. Billerbeck	83,333	$3.16	$35,483.19
David G. Elkins	27,500	$2.79	$21,984.50
Federico Faggin	33,750	$2.93	$22,283.25
Perry J. Grace	43,750	$3.16	$18,628.75
Richard L. Sanquini	27,500	$2.99	$16,384.50
Eric Singer	38,889	$3.18	$15,817.27

Restricted Stock Table. The following table identifies, for each of our directors and executive officers, the aggregate number of shares of restricted stock as of January 11, 2010 and the value thereof, based on a $3.5858 per share merger consideration, that will become fully vested in connection with the merger.

Name	Number of Shares of Restricted Stock	Aggregate Value
Darin G. Billerbeck	50,000	$179,290.00
Perry J. Grace	21,875	$78,439.38

Indemnification of Officers and Directors

All rights to indemnification, advancement of expenses and exculpation from liabilities existing in favor of each current or former officer or director of ZiLOG or any of its subsidiaries for his acts and omissions as a director or officer of ZiLOG occurring prior to the effective time of the merger will be assumed by IXYS and the surviving corporation at the effective time of the merger, and will survive the merger and continue in full force and effect in accordance with their terms for a period of six years from the effective date of the merger.

In addition, ZiLOG will purchase a director and officer “tail” policy in respect of acts or omissions occurring prior to the effective time of the merger that covers each indemnified person currently covered by ZiLOG’s officers’ and directors’ liability insurance policy for six years after the effective time with an aggregate premium not to exceed 225%  of the amount per annum paid in respect of ZiLOG’s last annual policy period.

Support Agreements

Darin G. Billerbeck, Federico Faggin, Perry J. Grace, Robin A. Abrams, Richard L. Sanquini, Eric Singer and David G. Elkins have entered into support agreements with IXYS, pursuant to which they have agreed to vote all shares beneficially owned by them as of December 5, 2009, as well any shares subsequently acquired by them, in favor of the merger agreement and the merger.

Certain Legal Proceedings

On December 22, 2009, a plaintiff filed a putative class action entitled Louise Garcia v. Darin Billerbeck et al., Case No. 1-09-CV-159955, in the Superior Court of the State of California, Santa Clara County. The defendants are ZiLOG, and the members of our board of directors (together with ZiLOG, the “ZiLOG Defendants”), IXYS, and Merger Sub (together with IXYS, the “IXYS Defendants”). This action alleges that the individual defendants breached their fiduciary duties to our stockholders in connection with the merger agreement and the transactions contemplated thereby. Specifically, the complaint alleges, among other things, that the proposed transaction arises out of a flawed process, that the individual defendants failed to maximize shareholder value and that the consideration offered in the merger is inadequate and does not fairly reflect our true value. The plaintiff also alleges that the individual defendants agreed to no-solicitation and termination provisions in the merger agreement in order to prevent any potential suitors from making competing proposals. The suit further alleges that we and the IXYS Defendants aided and abetted the individual defendants’ breaches of fiduciary duties. The plaintiff seeks, among other things, an order enjoining the ZiLOG Defendants and the IXYS Defendants from consummating the merger, damages in the event the merger is consummated prior to the court’s entry of a final judgment, and attorneys’ fees.

On December 30, 2009, the plaintiff in this suit filed an amended complaint repeating the earlier allegations and adding allegations that the individual defendants are engaged in self-dealing in connection with the merger because they will receive accelerated vesting of certain benefits and/or have change-of-control agreements that will be triggered upon consummation of the merger. The plaintiff also alleges that the preliminary proxy statement filed by us on Schedule 14A on December 29, 2009 contains misleading disclosures and/or omits material information, including:

•	the underlying methodologies, projections, key inputs and multiples relied upon and observed by our financial advisor, including:

(a)	the criteria utilized by Oppenheimer to select the companies used in its Selected Companies Analysis;

(b)	the 2009 and 2010 revenue and EBITDA multiples observed for each company (or at least the high/median/mean/low range) in the Selected Companies Analysis;

(c)	the reference ranges applied to our financial data to calculate its implied per share range in the Selected Companies Analysis, and the criteria used to select the reference ranges applied;

(d)	our 2009 and 2010 estimated revenue and EBITDA used in the Selected Companies Analysis;

(e)	the criteria utilized by Oppenheimer to select the companies used in its Selected Precedent Transactions Analysis;

(f)	the transaction value and multiples observed for each company (or at least the high/median/mean/low range) in the Selected Precedent Transactions Analysis;

(g)	the reference ranges applied to our financial data to calculate its implied per share range in the Selected Precedent Transactions Analysis, and the criteria used to select the reference ranges applied;

(h)	the criteria for selecting terminal EBITDA multiples of 4.73x to 10.l9x, terminal revenue multiples of 0.53x to 0.72x, and discount rates ranging from 20.0% to 25.0% used in the Discounted Cash Flow Analysis; and

(i)	the transactions used and premiums observed for each of the transactions used in its premiums analysis;

•

information explaining why one set of projections was provided to IXYS and another set of projections was provided to our board of directors and used by Oppenheimer, and the factors and assumptions used by management to prepare each set of projections and the basis for their differences;

•	whether any other potential party, other than IXYS, contacted by us during the sales process was provided with our projections;

•	information concerning the retention of Oppenheimer as financial advisor in connection with the proposed transaction, including:

(a)	the amount of fees we paid Oppenheimer upon its engagement, the amount of fees payable upon delivery of Oppenheimer’s fairness opinion, and the amount that is payable upon consummation of the proposed transaction;

(b)	the services performed by Oppenheimer for us in the past and the amount of compensation received for such services; and

(c)	whether Oppenheimer has performed any services for IXYS for which it has received or will receive compensation, as well as whether Oppenheimer has any interest in us or IXYS;

•	which financial advisor we retained in 2008 to evaluate the proposal from UEI, and the reasons this advisor was not retained as financial advisor for the proposed transaction;

•	information concerning the sales process, including the criteria and process used to identify potential acquirors, and the discussions and negotiations held with such acquirors, including:

(a)	the criteria used by us to select the 86 parties we contacted between July and September 2008, how many parties were strategic and how many parties were financial, and the type of transaction and value of the five expressions of interest received as a result of such process;
(b)	what we determined with respect to each of the five expressions of interest, and the reasons we determined to sell our remote control business in December 2008 in light of the five expressions of interest;
(c)	the criteria used to select the 11 parties contacted on October 26, 2009, how many parties were financial and how many were strategic, and whether the five parties that had expressed interest in 2008 were among the 11 contacted; and
(d)	whether IXYS provided any reasons to us that it was no longer interested in pursuing a transaction on May 27, 2008, and whether IXYS provided any reasons for its renewed interest in November 2008, and again in early May 2009; and

•

sufficient information to evaluate the pros and cons associated with the other strategic alternatives, other than the sale of us, including the values and risks associated with us remaining as a stand-alone company, including:

(a)	the reasons why other ways to return value to our stockholders, including a dividend or a share buyback were not pursued;

(b)	the risks and benefits of us continuing as an independent entity, and what our board of directors determined as a result of discussing these risks and benefits; and

(c)	the other strategic alternatives available to us and the various risk factors associated with each alternative.

On January 4, 2010, a putative class action entitled Mark C. Reppa v. ZiLOG, Inc. et al., Case No. 5186-VCL, was filed in the Court of Chancery of the State of Delaware against the ZiLOG Defendants and the IXYS Defendants. This action alleges that the individual defendants breached their fiduciary duties to our stockholders in connection with the merger. Specifically, the complaint alleges, among other things, that the proposed transaction arises out of a flawed process, that the individual defendants failed to maximize shareholder value and that the consideration offered in the merger is inadequate and does not fairly reflect the true value of us. The plaintiff also alleges that the individual defendants agreed to no-solicitation and termination provisions in the merger agreement and entered into support agreements, pursuant to which they have agreed to vote in favor of the merger, in order to prevent any potential suitors from making competing proposals. The suit further alleges that we and the IXYS Defendants aided and abetted the individual defendants’ breaches of fiduciary duties. The plaintiff seeks, among other things, an order enjoining the ZiLOG Defendants and the IXYS Defendants from consummating the merger, damages in the event the merger is consummated prior to the court’s entry of a final judgment, and attorneys’ fees.

On January 11, 2010, the ZiLOG Defendants filed a motion for judgment on the pleadings, seeking to dismiss this action in its entirety. No ruling has yet been issued on the motion.

We believe that both of the above described actions are wholly without merit and intend to defend vigorously against them. However, because these cases are in their early stages, we cannot predict the outcome at this time, and we cannot be assured that the actions will not delay the consummation of the merger or result in substantial costs; even a meritless lawsuit may potentially delay consummation of the merger.

REGULATORY MATTERS

We believe that the notification and waiting period requirements of the HSR Act do not apply to the proposed transaction, and that we will not be required to make any filings with the Antitrust Division or the FTC. However, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed transaction. At any time before or after the consummation of the transaction, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking the divestiture of shares purchased or the divestiture of substantial assets of IXYS, ZiLOG or their respective subsidiaries. Private parties, state attorneys general or foreign governmental entities may also bring legal action under antitrust laws under certain circumstances. Based upon an examination of information available relating to the businesses in which IXYS, ZiLOG and their respective subsidiaries are engaged, the parties believe that the transaction will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the transaction on antitrust grounds will not be made or, if such a challenge is made, what the result would be. We believe we are not required to make any other filings nor obtain any material governmental consents or approvals before the consummation of the merger. If any approvals, consents or filings are required to consummate the merger, we will seek or make such consents, approvals or filings. It is possible that any of the government entities with which filings will be made may seek various regulatory concessions as conditions for granting approval of the merger. We may be unable to obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. See “THE MERGER AGREEMENT—Conditions to the Merger” on page 48.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax considerations to holders of shares of our common stock who are U.S. Holders (as defined below) upon the exchange of such shares for cash pursuant to the merger. This summary is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This summary is written for U.S. Holders that hold shares of our common stock as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This summary does not discuss all aspects of United States federal income taxation that may be important to particular stockholders in light of their individual circumstances, and does not address the tax consequences to stockholders subject to special tax rules (for example, financial institutions, insurance companies, broker-dealers, partnerships and their partners, and tax-exempt organizations (including private foundations)), stockholders that are not U.S. Holders, stockholders that hold our common stock as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, stockholders that have a functional currency other than the United States dollar, or persons who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any non-United States, state, or local tax considerations. Each U.S. Holder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations relating to the consummation of the merger.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of shares of our common stock that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as corporation for United States federal income tax purposes, created in, or organized under the law of, the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership is a holder of shares of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger

The exchange of shares of our common stock for cash pursuant to the merger will be a taxable transaction for United States federal income tax purposes (and may be a taxable transaction under applicable state and local tax law as well). A U.S. Holder that receives cash for shares of our common stock pursuant to the merger will recognize capital gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in such shares. Such gain or loss will be long-term if the shares have been held for more than one year prior to the consummation of the merger. The amount of such gain or loss, and the holding period of the shares, will be determined separately for each block of shares acquired by the U.S. Holder. The deductibility of capital loss may be subject to limitations.

THE MERGER AGREEMENT

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to carefully read the merger agreement in its entirety.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about ZiLOG. Such information can be found elsewhere in this proxy statement and in the other public filings ZiLOG makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties by ZiLOG, IXYS and Merger Sub. These representations and warranties were made solely for the benefit of the other parties to the merger agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the merger agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the merger agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this proxy statement not misleading.

Form of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub will merge with and into ZiLOG. The separate corporate existence of Merger Sub will cease, and ZiLOG will survive the merger and will become a wholly-owned subsidiary of IXYS. We sometimes refer to ZiLOG after the merger as the surviving corporation.

Effective Time

The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the state of Delaware or at such later time as is specified in the certificate of merger with the consent of IXYS. We expect to complete the merger as promptly as practicable after our stockholders approve and adopt the merger agreement.

Unless otherwise agreed by the parties to the merger agreement, the parties are required to close the merger as soon as practicable, and, in any event, within three business days after the satisfaction or waiver of the conditions described under “THE MERGER AGREEMENT—Conditions to the Merger” beginning on page 48.

Certificate of Incorporation and Bylaws

Our certificate of incorporation, as in effect on December 5, 2009, will be amended and restated as of the effective time to be identical to the certificate attached as Exhibit B to the merger agreement. After the effective time, our authorized share capital will consist of 1,000 shares of common stock. At the effective time, the bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, will be the bylaws of the surviving corporation.

Board of Directors and Officers of the Surviving Corporation

Unless otherwise determined by IXYS prior to the effective time, the directors and officers of Merger Sub immediately prior to the effective time of the merger will become the directors and officers of the surviving corporation following the effective time of the merger.

Consideration to Be Received in the Merger

Subject to certain exceptions, upon completion of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $3.5858 in cash, without interest and less applicable withholding tax, other than shares held by stockholders who properly exercise and perfect their appraisal rights. Our stockholders are entitled to assert appraisal rights instead of receiving the merger consideration. See “APPRAISAL RIGHTS” beginning on page 55.

Payment Procedures

IXYS will appoint an exchange agent that will make payment of the merger consideration in exchange for certificates representing shares of our common stock. IXYS will deposit sufficient cash with the exchange agent promptly after the effective time of the merger in order to permit the payment of the merger consideration. Promptly after the effective time of the merger, but in no event later than five business days after the effective time, the exchange agent will mail to each holder of record of a certificate representing shares of our common stock a letter of transmittal and instructions explaining how to send his, her or its stock certificates to the exchange agent. The exchange agent will pay the merger consideration, less any withholding taxes required by law, to our stockholders promptly following the exchange agent’s receipt of the stock certificates and properly completed letter of transmittal (and other documents as may reasonably required by the exchange agent or IXYS). IXYS is entitled receive any funds that have not been distributed within one year after the closing date of the merger. After that date, holders of certificates who have not complied with the instructions to exchange their certificates will be entitled to look only to IXYS for payment of the applicable merger consideration.

You should not send your ZiLOG stock certificates to the exchange agent until you have received transmittal materials from the exchange agent. Do not return your ZiLOG stock certificates with the enclosed proxy.

If any of your certificates representing common stock have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and deliver a bond in such sum as IXYS may direct as indemnity against any claim that may be made against the exchange agent, IXYS or the surviving corporation with respect to your lost, stolen or destroyed stock certificates.

Stock Options and Restricted Stock

Each option to purchase shares of our common stock issued under any stock option or equity compensation plan or agreement that is unexpired, unexercised and outstanding immediately prior to the effective time of the merger, whether or not vested or exercisable, will be deemed to be fully vested and exercisable immediately prior to the effective time of the merger and will be cancelled and extinguished. In consideration of such cancellation, IXYS will promptly pay each such holder an amount equal to the product of (i) the excess, if any, of $3.5858 over the exercise price of each such option and (ii) the number of shares of ZiLOG common stock subject thereto less any applicable withholding tax.

Each restricted share of our common stock issued under any of our stock plans that remains unvested and is outstanding immediately prior to the effective time of the merger will be converted into the right to receive $3.5858 per share less any applicable withholding tax.

Representations and Warranties

The merger agreement contains customary representations and warranties that we made to IXYS regarding, among other things:

•	our subsidiaries;

•	corporate matters, including due organization, power and qualification;

•	our capital structure;

•

accuracy of information contained in registration statements, reports and other documents that we file with the SEC and the compliance of our filings with the SEC with applicable federal securities law requirements and, with respect to financial statements therein, generally accepted accounting principles;

•	maintenance and effectiveness of disclosure controls and procedures required under applicable federal securities law;

•	absence of certain changes or events affecting our business since September 27, 2009;

•	title to assets;

•	top twenty (20) customers;

•	real property;

•	intellectual property;

•	our material contracts;

•	no undisclosed material liabilities;

•	compliance with legal requirements;

•	certain business practices;

•	governmental authorizations;

•	filing of tax returns, absence of pending tax proceedings and other tax matters;

•	labor and employment matters;

•	employee benefits plans;

•	environmental matters;

•	insurance policies;

•	transactions with affiliates;

•	litigation;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	inapplicability of state anti-takeover statutes;

•	stockholder vote required to approve the merger;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	our receipt of an opinion from our financial advisor;

•	finders’ fees; and

•	accuracy of information contained in this proxy statement.

In addition, IXYS and Merger Sub made representations and warranties regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	accuracy of information supplied for inclusion in this proxy statement;

•	litigation; and

•	finder’s fees.

Many of our representations and warranties are qualified by a material adverse effect standard. A “company material adverse effect” means, with respect to us, any effect, change, event or circumstance that, considered together with all other effects, changes, events or circumstances, is or would reasonably be expected to be materially adverse to any of the following:

•

the business, condition (financial or otherwise), assets, liabilities or results of operations of us and our subsidiaries, taken as a whole, except that the following will not be considered a material adverse effect:

•

any adverse effect (including any loss of or adverse change in our relationship and the relationship of our subsidiaries with their respective employees, customers, distributors, licensors, partners, suppliers or similar relationship) arising out of or related to the announcement or pendency of the merger;

•

general economic market conditions (including acts of terrorism or war) that do not disproportionately affect us and our subsidiaries, taken as a whole, as compared with other participants in the industry in which we operate;

•

general conditions in the industry in which we and our subsidiaries operate that do not disproportionately affect us and our subsidiaries, taken as a whole, as compared with other participants in the industry in which we operate;

•

any changes after December 5, 2009 in generally accepted accounting principles or any applicable laws that do not disproportionately affect us and our subsidiaries, taken as a whole, as compared with other participants in the industry in which we operate;

•	any failure of us or any of our subsidiaries to take any action as a result of restrictions or other prohibitions pursuant to the merger agreement;

•	any failure of us to meet internal or analysts’ expectations or projections (provided that such exclusion may not apply to any underlying cause of such failure);

•	any change in the market price or trading volume of our common stock or the Nasdaq generally (provided that such exclusion may not apply to any underlying cause of such change);

•

any proceeding made or brought by any third party (including any one of our stockholders on his, her or its behalf or on behalf of ZiLOG) arising out of or related to the merger agreement or any of the transactions contemplated thereby; or

•	the taking of any action, or failure to take action, which IXYS has consented to or approved in writing;

•	our ability to consummate the merger or perform any of our covenants or obligations under the merger agreement; or

•	IXYS’ ability to exercise ownership rights with respect to the stock of the surviving corporation.

“Parent material adverse effect” with respect to IXYS means any effect, change, event or circumstance that is or would reasonably be expected to be materially adverse to IXYS’ ability to consummate the merger or any of the other contemplated transactions or to perform any of its covenants or obligations under the merger agreement.

Covenants Relating to the Conduct of Our Business

From December 5, 2009 through the effective time of the merger, we have agreed to do the following:

•

to ensure that we and each of our subsidiaries conduct our business and operations in the ordinary course of business in all material respects consistent with past practices and in compliance in all material respects with all applicable legal requirements and use all reasonable efforts to preserve intact our current business organization, keep available the services of our current officers and other employees, and maintain relationships and goodwill with our material customers, partners, suppliers, licensors, licensees, distributors and others having a material business relationship with us;

•	to keep in full force all material insurance policies (other than any policies that are immediately replaced with substantially similar policies);

•

to cause to be provided all notices, assurances and support required by any of our intellectual property contracts as would be reasonably expected to decrease the likelihood of: (A) any transfer or disclosure by us or any of our subsidiaries of any of our software source codes to any other person; or (B) a release from any escrow to any other person of any of our software source codes that has been deposited or is required to be deposited in escrow under the terms of such contract;

•

to use all reasonable efforts to ensure that stock certificates representing all shares of capital stock of our subsidiaries owned or held by any person other than us or one of our other subsidiaries are delivered to IXYS or its designees at or prior to the effective time of the merger; and

•

to promptly notify IXYS of: (A) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with any of the contemplated transactions; and (B) any legal proceeding against, relating to, involving or otherwise affecting us or any of our subsidiaries that is commenced, or, to our knowledge, threatened against us or any of our subsidiaries.

During the same period, we have also agreed that, subject to certain exceptions, we will not do, or allow any of our subsidiaries to do, any of the following without the prior written consent of IXYS:

•

declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than dividends and distributions by one of our direct or indirect wholly-owned subsidiaries to its parent;

•

sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security, except that we may issue shares of our common stock upon the valid exercise of options to purchase our common stock outstanding as December 5, 2009 and pursuant to our 2004 employee stock purchase plan;

•

amend or waive any of our rights under, or increase the benefits, including permitting the acceleration of the vesting under, any provision of: (A) any of our stock option plans; (B) any option to purchase our common stock or any agreement evidencing or relating to any outstanding stock option; (C) any restricted stock purchase agreement; or (D) any other contract evidencing or relating to any equity award; except that this restriction will not apply to any acceleration of vesting which would occur pursuant to the existing terms of any such plan, agreement or contract as of December 5, 2009;

•

amend or permit the adoption of any amendment to our certificate of incorporation or bylaws or other charter or organizational documents or such documents of our subsidiaries, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

•	form any subsidiary or acquire any equity interest or other interest in any other entity;

•	incur any material capital expenditures or any obligations or liabilities in respect thereof not in the ordinary course of business;

•

make any capital expenditure (except a capital expenditure that: (A) is in the ordinary course of business and consistent with past practices; (B) does not exceed $50,000 individually; and (C) when added to all other capital expenditures made by or on behalf of us or any of our subsidiaries since December 5, 2009, does not exceed $100,000 in the aggregate);

•

enter into or become bound by, or permit any of the assets owned or used by us or our subsidiaries to become bound by, any material contract, or amend or terminate, or waive or exercise any material right or remedy under, any material contract, except in the ordinary course of business consistent with past practices;

•

sell, lease, license, pledge, transfer, subject to any encumbrance or otherwise dispose of any of our material assets or properties or such assets or properties of our subsidiaries except (A) sales of inventory or used equipment in the ordinary course of business, (B) any permitted encumbrance (as defined in the merger agreement), (C) any non-exclusive license of our intellectual property in the ordinary course of business and (D) pursuant to existing contracts;

•

make any pledge of any of our material assets or the material assets of our subsidiaries or permit any of such material assets to become subject to any encumbrances, except for permitted encumbrances (as defined in the merger agreement);

•	lend money to any person, except for ordinary course expense advances to employees and consultants, or incur or guarantee any indebtedness for borrowed money;

•

establish, adopt, enter into or amend any of our benefit plans, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of our directors or officers or any of the directors and officers of our subsidiaries (or other employees to the extent that such establishment, adoption, amendment, payment or increase is material);

•	hire or promote any employee except in order to fill a position vacated after December 5, 2009;

•

make (other than in the ordinary course of business), change or revoke any material tax election; settle or compromise any claim, notice, audit report or assessment in respect of material taxes; change any annual tax accounting period; adopt any material method of tax accounting (other than in the ordinary course of business) or change any method of tax accounting; file any amended material tax return; enter into any tax allocation agreement, tax sharing agreement, or tax indemnity agreement or similar contract relating to any tax, other than any such agreement among or between us and our subsidiaries; surrender any right to claim a material tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	institute, settle, or agree to settle any material legal proceeding pending or threatened before any arbitrator, court or other governmental body; or

•	agree or commit to take any of the foregoing actions.

We have further agreed to grant IXYS and its representatives rights to reasonable access to and investigation of our offices, properties, assets, representatives, personnel and all existing books, records, tax returns, work papers and other relevant documents and information from December 5, 2009 until the effective time of the merger. During that same period, IXYS and we are obligated to promptly notify each other in writing of any material inaccuracy of any representation or warranty contained in the merger agreement and any material breach by us of any of our covenants and obligations.

No Solicitation

The merger agreement provides that we will not directly or indirectly do, and will ensure that none of our representatives directly or indirectly does, any of the following:

•

solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any acquisition proposal or acquisition inquiry or take any action that would reasonably be expected to lead to an acquisition proposal or acquisition inquiry;

•

furnish any information regarding us or any of our subsidiaries to any person in connection with or in response to an acquisition proposal or acquisition inquiry or engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry; or

•

approve, endorse, agree to or recommend any acquisition proposal or execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction.

An “acquisition proposal” means any offer or proposal (other than an offer or proposal by IXYS) contemplating or otherwise relating to any transaction or series of transactions involving (i) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization recapitalization, tender offer, exchange offer or other similar transaction: (A) in which we or any of our subsidiaries are a constituent corporation; (B) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of us or any of our subsidiaries; or (C) in which we or any of our subsidiaries issue securities representing more than 15% of the outstanding securities of any class of voting securities of such company; (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (A) 15% or more of the consolidated net revenues, consolidated net income or consolidated book value of the assets of us and our subsidiaries; or (B) 15% or more of the fair market value of the assets of us and our subsidiaries; or (iii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of us or any of our subsidiaries.

An “acquisition inquiry” means an inquiry, indication of interest or request for information (other than inquiry, indication of interest or request for information by IXYS) that could reasonably be expected to lead to an acquisition proposal.

Prior to the approval and adoption of the merger agreement by our stockholders, we may furnish nonpublic information regarding our company or any of its subsidiaries to, or enter into discussions or engage in negotiations with, any person that has submitted (and not withdrawn) a bona fide written acquisition proposal that our board of directors has reasonably determined in good faith, after consultation with our outside legal counsel and financial advisor, constitutes a superior offer or could reasonably be expected to lead to a superior offer if: (A) neither we nor any of our representatives or the representatives of any of our subsidiaries have materially breached any of the provisions regarding non-solicitation; (B) our board of directors determines in good faith, after having considered the advice of its outside legal counsel, that such action is required in order for our board of directors to comply with its fiduciary duties to our stockholders under applicable legal requirements; (C) prior to or concurrent with furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person, we give IXYS written notice of the identity of such person and of our intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person; (D) we receive from such person an executed confidentiality agreement containing nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions at least as favorable to us as those contained in the confidentiality agreement entered into between us and IXYS; and (E) concurrent with furnishing any such nonpublic information to such person, we furnish such nonpublic information to IXYS (to the extent we have not previously furnished such nonpublic information to IXYS).

A “superior offer” means an unsolicited, bona fide written acquisition proposal made by a third party that the our board of directors determines, in its reasonable, good faith judgment, by a majority vote, after consultation with our outside legal counsel and a financial advisor of nationally recognized reputation, is reasonably capable of being consummated, and if consummated would be more favorable from a financial point of view to our stockholders than the merger of ZiLOG with IXYS, taking into account at the time of such vote (A) all of the terms and conditions of such acquisition proposal, including any break-up fees, expense reimbursement provisions and financing or other conditions to consummation and (B) any adjustment to the terms and conditions of the merger agreement irrevocably committed to by IXYS in response to such acquisition proposal (for purposes of this definition, all references to “15%” in the definition of acquisition proposal will be treated as references to “50%”).

In the event we receive any acquisition proposal or acquisition inquiry at any time after December 5, 2009 and before the effective time of the merger, we have agreed to promptly (and in no event later than 24 hours after receipt of such acquisition proposal or acquisition inquiry) advise IXYS of such acquisition proposal or acquisition inquiry, including the identity of the person making or submitting such acquisition proposal or acquisition inquiry and the terms thereof. In addition, we have agreed to promptly (and in no event later than 24 hours) provide notice to IXYS of any material change in the status and terms of any such acquisition proposal and any modification or proposed modification thereto.

We have further agreed to immediately cease, and to cause our subsidiaries, our representatives and the respective representatives of our subsidiaries to immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to December 5, 2009 with respect to any acquisition proposal or acquisition inquiry.

We have also agreed to not release or permit the release of any person from, or waive or permit the waiver of any provision of or right under, any “standstill” or similar agreement with respect to any ZiLOG common stock unless our board of directors determines in good faith, after having considered the advice of its outside legal counsel, that failure to release would be reasonably likely to result in a breach of its fiduciary duties. We either have or will promptly request each person that has executed a confidentiality or similar agreement in connection with its consideration of a possible acquisition transaction or equity investment in us in the last 12 months prior to December 5, 2009 to return to us all confidential information furnished to such person or destroy such confidential information in each case to the extent such third-party is required to do so under the terms of such confidentiality agreement.

Pre-Closing IP Transfer

We have agreed to execute and deliver each of the transfer and assignment documents attached as exhibits to the merger agreement if requested by IXYS no later than two business days prior to the closing date and after satisfaction of the conditions to the merger in order to effectuate the transfer, effective immediately prior to the effective time, of all of the right, title and interest of us and our subsidiaries in our intellectual property owned by us to a Swiss subsidiary of IXYS. We and IXYS have agreed to consummate the merger immediately following the completion of this intellectual property transfer. If the merger is not consummated immediately following the completion of such intellectual property transfer, the pre-closing IP transfer will be rescinded.

Stockholders’ Meeting

We have agreed to take all action necessary under all applicable legal requirements and our bylaws to call, give notice of and hold a meeting of our stockholders to vote on the approval and adoption of the merger agreement. Such meeting shall be held as promptly as reasonably practicable following clearance of this proxy statement by the SEC. We have agreed to use commercially reasonable efforts to ensure that all proxies solicited in connection with this stockholders’ meeting are solicited in compliance with all applicable legal requirements. We may adjourn or postpone the stockholders’ meeting after consultation with IXYS to the extent necessary to ensure that any necessary supplement or amendment to this proxy statement is provided to our stockholders in advance of a vote on the merger agreement or, if as of the time for which the stockholders’ meeting is scheduled there are insufficient shares of ZiLOG common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the stockholders’ meeting.

We have agreed to include in this proxy statement the recommendation of our board of directors that our stockholders vote to approve and adopt the merger agreement and we have agreed that the recommendation will not be withdrawn, modified or changed in a manner adverse to IXYS and that no resolution by our board of directors or any committee thereof to effect a recommendation change adverse to IXYS will be adopted or proposed, except that at any time prior to the adoption of the merger agreement by the ZiLOG stockholders:

•

our board can issue a recommendation adverse to IXYS if (i) a material development or a material change in circumstance that relates to us or any of our subsidiaries but does not relate to an acquisition proposal occurs or arises after December 5, 2009, (ii) neither our board of directors nor our executive officers had knowledge, as of December 5, 2009, that there was a reasonable possibility that such development or change in circumstance would occur or arise after December 5, 2009, and (iii) our board of directors determines in good faith, after consultation with the our outside legal counsel, that in light of such circumstances, our board of directors must effect such a recommendation change adverse to IXYS in order for our board to comply with its fiduciary duties to our stockholders under applicable legal requirements;

•

our board may issue a recommendation adverse to IXYS or we can terminate the merger agreement pursuant to the respective termination provision if (i) any third party has made to us (and not withdrawn) a bona fide written acquisition proposal that our board of directors has reasonably determined in good faith, after consultation with the our outside legal counsel and of a financial advisor of nationally recognized reputation, constitutes a superior offer, (ii) neither we nor any of our representatives or the representatives of any of our subsidiaries have materially breached the provisions in the merger agreement regarding non-solicitation and the stockholders’ meeting, and (iii) our board of directors concludes in good faith, after having considered the advice of its outside legal counsel, that in light of such circumstances, the board must effect an recommendation change adverse to IXYS or terminate the merger agreement in order for the board to comply with its fiduciary duties to our stockholders under applicable legal requirements.

Any of the foregoing actions may only be taken at a time that is (y) after the fourth business day after we deliver a written notice to IXYS that our board of directors intends to take such action if such acquisition proposal remains a superior offer, which notice must specify the material terms of the applicable superior offer and identify the person making such superior offer, and (z) at the end of any such period referred to in clause (y), our board of directors determines in good faith, after considering all amendments or revisions irrevocably committed to by IXYS and after consultation with our outside legal counsel and a financial advisor of nationally recognized reputation, that such superior offer remains a superior offer. During any period referred to above, IXYS is entitled to deliver to us one or more counterproposals to such acquisition proposal, and we have agreed to give IXYS the opportunity to meet with the us and our representatives, and at IXYS’ request, to negotiate in good faith regarding the terms of any possible revisions to the terms of the merger agreement.

Nothing in the merger agreement prevents our board of directors from complying with Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act or from making any required disclosure to our stockholders if our board determines in good faith, after consultation with outside counsel, that such action is necessary for the board to comply with its fiduciary duties under applicable legal requirements.

Regulatory Approvals

IXYS and we have agreed to use our respective commercially reasonable efforts to file or otherwise submit as soon as practicable after December 5, 2009 all notices, reports and other documents required to be filed with or submitted to any governmental body with respect to the merger and the other contemplated transactions, and to submit promptly any additional information requested by such governmental body. In addition, IXYS and we have agreed to prepare and file any notification or other document required to be filed in connection with the merger under any applicable foreign legal requirement relating to antitrust or competition matters as promptly as practicable after December 5, 2009 and to respond as promptly as practicable to any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other governmental body in connection with antitrust or competition matters.

IXYS and we have further agreed to use commercially reasonable efforts to cause to be taken all actions necessary to consummate the merger and make effective the other contemplated transactions, including to make all filings and other submissions, if any, and give all notices, if any, required to be made and given by such party in connection with the merger and the other contemplated transactions; to use our commercially reasonable efforts to obtain each consent, if any, required to be obtained (pursuant to any applicable legal requirement or contract, or otherwise) by such party in connection with the merger or any of the other contemplated transactions; and to use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the merger or any of the other contemplated transactions. We have both agreed to provide the other party with a copy of each proposed filing with or other submission to any governmental body relating to any of the contemplated transactions, and to give the other party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Each party has agreed to promptly deliver to the other a copy of each such filing or other submission made, each notice given and each consent obtained after December  5, 2009 and before the effective time of the merger.

Stock Plans

IXYS can, at its election, assume either or both of ZiLOG’s 2002 or 2004 omnibus stock incentive plan at the effective time of the merger. If IXYS elects to assume either of such plans, IXYS will be entitled to grant stock awards, to the extent permissible under applicable legal requirements, using the share reserves of such plan as of the effective time of the merger, except that:

•	stock covered by such awards will be shares of IXYS common stock;

•	each reference in such stock plan to a number of shares of ZiLOG common stock will be deemed amended to refer instead to a number of shares of IXYS common stock determined by a certain formula; and

•

IXYS’ board of directors or a committee thereof will succeed to the authority and responsibility of ZiLOG’s board of directors or any committee thereof with respect to the administration of such stock plan.

Subject to the consummation of the merger, we have agreed to take all actions necessary to (i) cause the exercise of each outstanding purchase right under ZiLOG’s employee stock purchase plan and to make any pro-rata adjustments that may be necessary to reflect the shortened offering period and (ii) provide that no further offering period or purchase period will commence under the purchase plan after the effective time of the merger. We have agreed to terminate the employee stock purchase plan immediately prior to and effective as of the effective time of the merger (and subject to the consummation of the merger).

Benefit Arrangements

Subject to any transition period of not more than 60 days and subject to any applicable plan provisions, contractual requirements or legal requirements, IXYS has agreed that all employees of ours and our subsidiaries who continue employment with IXYS, the surviving corporation or any subsidiary of the surviving corporation after the effective time of the merger will be eligible to participate in IXYS’ benefit plans, to substantially the same extent as similarly situated employees of IXYS, without, however, creating any right to employment with IXYS, the surviving corporation or any subsidiary thereof.

IXYS has further agreed, to the extent permitted by IXYS’ benefits plans, to (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan in which any employee described above is eligible to participate following the closing of the merger to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such employee immediately prior to the closing under the analogous ZiLOG plan which such employee participated, (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the closing (to the same extent such credit was given under the analogous ZiLOG plan prior to the closing) in satisfying any applicable deductible or out-of-pocket requirements and (iii) recognize service prior to the closing with us and any of our subsidiaries for purposes of eligibility to participate and vesting (and, in respect of vacation and severance benefits, determination of level of benefits) to the same extent such service was recognized by us or any of our subsidiaries under the analogous ZiLOG plan in which such employee participated immediately prior to the closing; provided that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.

We have agreed to terminate our 401(k) plan prior to the closing of the merger. As soon as practicable following the termination date of our 401(k) plan and to the extent permitted pursuant to IXYS’ 401(k) plan, IXYS will permit each employee described above who was eligible to participate in our 401(k) plan immediately prior to the termination date to roll over his or her account balance from our terminated 401(k) plan to IXYS’ 401(k) plan.

IXYS has agreed to honor each existing employment, change in control, severance, or other termination protection plan between an officer or employee of ZiLOG and ZiLOG or any of its subsidiaries for the 12 months following the closing of the merger, except as otherwise agreed in writing between IXYS and such employee.

Indemnification and Insurance

All rights to indemnification, advancement of expenses and exculpation from liabilities existing in favor of each current or former officer or director of ZiLOG or any of its subsidiaries for his acts and omissions as a director or officer of ZiLOG occurring prior to the effective time of the merger as provided in our certificate or bylaws or other relevant documents or agreements in effect on December 5, 2009, will be assumed by IXYS and the surviving corporation at the effective time of the merger, and will survive the merger and continue in full force and effect in accordance with their terms (to the fullest extent such rights to indemnification are available under and are consistent with Delaware law) for a period of six years from the effective date of the merger.

In addition, ZiLOG will purchase a director and officer “tail” policy prior to the effective time of the merger in respect of acts or omissions occurring prior to the effective time of the merger that covers each indemnified person currently covered by ZiLOG’s officers’ and directors’ liability insurance policy for six years after the effective time on terms with respect to coverage and amount at least as, but not materially more, favorable than those of such policy in effect on December 5, 2009 and with an aggregate premium not to exceed 225% of the amount per annum paid in respect of ZiLOG’s last annual policy period.

Conditions to the Merger

IXYS’ and Merger Sub’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	our representations and warranties (except the representations and warranties regarding the capitalization, the authority to enter into the agreement and the required stockholder vote) are accurate in all material respects as of December 5, 2009, except that (i) all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties will be disregarded; and any update of or modification to the disclosure schedule made or purported to have been made on or after December 5, 2009 will be disregarded; and (ii) such representations and warranties will only be deemed inaccurate in all material respects if all inaccuracies (considered collectively) have resulted in or could reasonably be expected to result in ZiLOG and its subsidiaries incurring liabilities in excess of $5,000,000;

•

our representations and warranties regarding the capitalization, the authority to enter into the agreement and the required stockholder vote must be accurate in all respects as of December 5, 2009, except that (i) inaccuracies with respect to share numbers will be disregarded if the inaccuracies represent less than 152,000 shares of ZiLOG common stock in the aggregate; and (ii) any update of or modification to the disclosure schedule made on or after December 5, 2009 will be disregarded;

•

our representations and warranties (except the representations and warranties regarding the capitalization, the authority to enter into the agreement and the required stockholder vote) are accurate in all respects as of the closing date, except that (i) all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties will be disregarded; and (B) any update of or modification to the disclosure schedule made after December 5, 2009 will be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have or result in, a material adverse effect with respect to ZiLOG as described above;

•

our representations and warranties regarding the capitalization, the authority to enter into the agreement and the required stockholder vote are accurate in all respects as of the closing date, except that: (i) inaccuracies with respect to share numbers will be disregarded if the inaccuracies represent less than 152,000 shares of ZiLOG common stock in the aggregate; and (ii) any update of or modification to the disclosure schedule made after December 5, 2009 will be disregarded;

•	we have complied in all material respects with each of our covenants or obligations under the merger agreement that we are required to comply with or perform at or prior to the closing of the merger;

•	our stockholders have approved and adopted the merger agreement;

•	IXYS and Merger Sub have received the required officer’s certificates and resignations of the directors and officers of ZiLOG and its subsidiaries;

•

no material adverse effect, as described above, has occurred since December 5, 2009 and no event has occurred or circumstance exists that, in combination with any other events or circumstances, would reasonably be expected to have or result in such a material adverse effect;

•

any mandatory waiting period applicable to the consummation of the merger under any applicable material foreign antitrust or competition law has expired or otherwise been terminated and any governmental authorization or other consent required to be obtained under any applicable material antitrust or competition law or regulation has been obtained and will remain in full force and effect;

•

no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger or any of the other contemplated transactions has been issued by any court of competent jurisdiction or other governmental body and remains in effect, and no legal requirement has been enacted or deemed applicable to the merger or any of the other contemplated transactions that makes consummation of the merger or any of the other contemplated transactions illegal;

•

no legal proceeding is pending in which a governmental body is a party that is (i) challenging or seeking to restrain or prohibit the consummation of the merger or any of the other contemplated transactions; (ii) seeking to prohibit or limit in any material respect IXYS’ ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation; (iii) seeking to prohibit or limit in any material respect the right or ability of IXYS, ZiLOG or any of ZiLOG’s subsidiaries to own the assets or operate the business of ZiLOG or any of its subsidiaries; or (iv) seeking to compel IXYS, any of IXYS’ subsidiaries or ZiLOG or any of ZiLOG’s subsidiaries to dispose of or hold separate any material assets as a result of the merger or any of the other contemplated transactions;

•

our chief executive officer and the chief financial officer have provided any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350 with respect to any document filed (or required to be filed) with the SEC on or after December 5, 2009; and

•

if requested by IXYS in accordance with the merger agreement, we have executed and delivered the intellectual property assignment to IXYS and the transfer of the intellectual property has occurred immediately prior to the effective time of the merger.

In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of IXYS and Merger Sub are accurate in all respects as of December 5, 2009 and as of the closing date, except that: (i) all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties will be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have or result in, a material adverse effect with respect to IXYS as above;

•

IXYS and Merger Sub have complied with and performed in all material respects all of the covenants and obligations that IXYS and Merger Sub are required to comply with or to perform at or prior to the closing pursuant to the merger agreement;

•	our stockholders have approved and adopted the merger agreement;

•	we have received a certificate executed by an executive officer of IXYS confirming that the closing conditions have been duly satisfied;

•

any mandatory waiting period applicable to the consummation of the merger under any applicable material foreign antitrust or competition law has expired or otherwise been terminated and any governmental authorization or other consent required to be obtained under any applicable material antitrust or competition law or regulation has been obtained and will remain in full force and effect;

•

no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger or any of the other contemplated transactions has been issued by any court of competent jurisdiction or other governmental body and remains in effect, and no legal requirement has been enacted or deemed applicable to the merger or any of the other contemplated transactions that makes consummation of the merger or any of the other contemplated transactions illegal; and

•	no proceeding by any governmental body of competent jurisdiction seeking to prevent the consummation of the merger is pending, except as permitted, required or contemplated by the merger agreement.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger (whether before or after the approval and adoption of the merger agreement by our stockholders):

•	by the mutual written consent of us and IXYS;

•	by either us or IXYS, if:

•

the merger has not been consummated by May 31, 2010; provided, however, that a party is not be permitted to exercise this termination right if the failure to consummate the merger by May 31, 2010 is attributable to a failure on the part of such party to perform any covenant or obligation in the merger agreement that is required to be performed by such party at or prior to the effective time of the merger;

•

a court of competent jurisdiction or other governmental body has issued a final and nonappealable order, decree or ruling, or has taken any other action that has the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

•

the meeting of our stockholders has been held and a final vote on the proposal to adopt and approve the merger agreement has been taken and the merger agreement has not been adopted and approved by the required stockholder vote; provided, however, that a party will not be permitted to exercise this termination right if the failure to have the merger agreement adopted and approved by the required stockholder vote is attributable to a failure on the part of such party to perform any covenant or obligation in the merger agreement that is required to be performed by such party at or prior to the effective time of the merger; or

•	by IXYS, if:

•

at any time prior to the adoption of the merger agreement by the required stockholder vote (i) our board of directors has failed to recommend that our stockholders vote to adopt and approve the merger agreement, or has withdrawn or modified its recommendation to our stockholders in a manner adverse to IXYS; (ii) we have failed to include in this proxy statement the recommendation of our board of directors or a statement to the effect that our board of directors has determined and believes that the merger is advisable and fair to and in the best interests of our stockholders; (iii) our board of directors fails to reaffirm publicly its recommendation to our stockholders, or fails to reaffirm its determination that the merger is advisable and fair to and in the best interests of our stockholders, within ten business days after IXYS requests in writing that such recommendation or determination be reaffirmed publicly; (iv) our board of directors has approved, endorsed or recommended any acquisition proposal, as described above; (v) we have executed any letter of intent, memorandum of understanding or definitive contract providing for the consummation of an acquisition transaction, as described above; (vi) a tender or exchange offer relating to our securities has been commenced and we have not sent to our stockholders within ten business days after the commencement of such tender or exchange offer, a statement disclosing that we recommend the rejection of such tender or exchange offer; (vii) an acquisition proposal, as described above, is publicly announced, and we fail to issue a press release announcing our opposition to such acquisition proposal within ten business days after such acquisition proposal is announced; or (viii) we or any of our subsidiaries or any of our representatives materially breach any of the provisions regarding non-solicitation and the stockholders’ meeting;

•

(i) any of the our representations and warranties contained in the merger agreement are inaccurate as of December 5, 2009, or have become inaccurate as of a date subsequent to December 5, 2009, such that the closing condition with respect to our representations and warranties as described above would not be satisfied (disregarding any update of or modification to the disclosure schedule made or purported to have been made on or after December 5, 2009); or (ii) any of our covenants or obligations contained in the merger agreement have been breached such that the closing condition with respect to our covenants and obligations as described above would not be satisfied; provided, however, that if an inaccuracy in any of our representations and warranties or a breach of a covenant or obligation by us is curable by the us within 30 days after the date of the occurrence of such inaccuracy or breach and we are continuing to exercise reasonable efforts to cure such inaccuracy or breach, then IXYS may not exercise this termination right: (A) during the 30-day period commencing on the date on which we receive notice of such inaccuracy or breach;

or (B) after such 30-day period if such inaccuracy or breach will have been fully cured during such 30-day period in a manner that does not result in a breach of any of our covenants or obligations; or

•	by us, if:

•

(i) any of IXYS’ representations and warranties contained in the merger agreement are inaccurate as of December 5, 2009, or will have become inaccurate as of a date subsequent to December 5, 2009, such that the closing condition with respect to IXYS’ representations and warranties would not be satisfied; or (ii) any of IXYS’ covenants or obligations contained in the merger agreement will have been breached such that the closing condition with respect to IXYS’ covenants and obligations would not be satisfied; provided, however, that if an inaccuracy in any of IXYS’ representations and warranties or a breach of a covenant or obligation by IXYS is curable by IXYS within 30 days after the date of the occurrence of such inaccuracy or breach and IXYS is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then we cannot exercise this termination right: (A) during the 30-day period commencing on the date on which IXYS receives notice of such inaccuracy or breach; or (B) after such 30-day period if such inaccuracy or breach will have been fully cured during such 30-day period in a manner that does not result in a breach of any covenant or obligation of IXYS; or

•

prior to the adoption of the merger agreement by the required stockholder vote our board of directors has effected a changed recommendation adverse to IXYS in response to a superior offer, as described above, and concurrently with such termination (i) we enter into a definitive written agreement providing for the consummation of such superior offer and (ii) we pay IXYS the termination fee as described below.

Termination Fee

The merger agreement obligates us to pay a termination fee to IXYS of $1.9 million, if:

•	the merger agreement is terminated by us or IXYS because:

•

the merger has not been consummated by May 31, 2010; provided, however, that a party is not be permitted to exercise this termination right if the failure to consummate the merger by May 31, 2010 is attributable to a failure on the part of such party to perform any covenant or obligation in the merger agreement that is required to be performed by such party at or prior to the effective time of the merger; or

•

the stockholders’ meeting of our stockholders has been held and a final vote on the proposal to adopt and approve the merger agreement has been taken and the merger agreement has not been adopted and approved by the required stockholder vote; provided, however, that a party will not be permitted to exercise this termination right if the failure to have the merger agreement adopted and approved by the required stockholder vote is attributable to a failure on the part of such party to perform any covenant or obligation in the merger agreement that is required to be performed by such party at or prior to the effective time of the merger;

and after December 5, 2009 but prior to such termination (i) an acquisition proposal has been publicly disclosed, announced, commenced or made and not publicly withdrawn and (ii) on or prior to the first anniversary of such termination we have entered into any binding, definitive written contract for any acquisition transaction; or

•	the merger agreement is terminated by IXYS because:

•

at any time prior to the adoption of the merger agreement by the required stockholder vote (i) our board of directors has failed to recommend that our stockholders vote to adopt and approve the merger agreement, or has withdrawn or modified its recommendation to our stockholders in a manner adverse to IXYS; (ii) we have failed to include in this proxy statement the recommendation of our board of directors or a statement to the effect that our board of directors has determined and believes that the merger is advisable and fair to and in the best interests of our stockholders; (iii) our board of directors fails to reaffirm publicly its recommendation to our stockholders, or fails to reaffirm its determination that the merger is advisable and fair to and in the best interests of our stockholders, within ten business days after IXYS requests in writing that such recommendation or determination be reaffirmed publicly; (iv) our board of directors has approved, endorsed or recommended any acquisition proposal, as described above; (v) we have executed any letter of intent, memorandum of understanding or definitive contract providing for the consummation of an acquisition transaction, as described above; (vi) a tender or exchange offer relating to our securities has been commenced and we have not sent to our stockholders within ten business days after the commencement of such tender or exchange offer, a statement disclosing that we recommend the rejection of such tender or exchange offer; (vii) an acquisition proposal, as described above, is publicly announced, and we fail to issue a press release announcing our opposition to such acquisition proposal within ten business days after such acquisition proposal is announced; or (viii) we or any of our subsidiaries or any of our representatives materially breach any of the provisions regarding non-solicitation and the stockholders’ meeting; or

•	the merger agreement is terminated by us because:

•

prior to the adoption of the merger agreement by the required stockholder vote our board of directors has effected a changed recommendation adverse to IXYS in response to a superior offer, as described above, and concurrently therewith (i) we enter into a definitive written agreement providing for the consummation of such superior offer and (ii) we pay IXYS the termination fee.

Amendment

The merger agreement may be amended in writing by the parties, with the approval of the boards of directors of ZiLOG and IXYS at any time (whether before or after the approval and adoption of the merger agreement by our stockholders); provided, however, that after any such approval and adoption of the merger agreement by our stockholders, no amendment shall be made which by law requires further approval of our stockholders without the further approval of such stockholders.

THE SUPPORT AGREEMENTS

The summary of the material terms of the support agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the support agreement, a copy of which is attached to this proxy statement as an exhibit to Annex D and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the support agreement that is important to you. We encourage you to carefully read the support agreement in its entirety.

Contemporaneously with the execution and delivery of the merger agreement, Darin G. Billerbeck, Federico Faggin, Perry J. Grace, Robin A. Abrams, Richard L. Sanquini, Eric Singer and David Elkins entered into support agreements with IXYS. Approximately 3.1% of the shares of ZiLOG common stock outstanding on the record date are subject to these support agreements. These shares, and any additional shares of ZiLOG common stock that such stockholders acquire after execution of the support agreement and prior to termination of such agreement, are referred to as the “subject ZiLOG shares.”

The following is a summary description of the support agreements. The form of support agreement is attached as Annex D to this proxy statement and is hereby incorporated by reference into this proxy statement.

Agreement to Vote and Irrevocable Proxy

The ZiLOG stockholders who have entered into support agreements have appointed IXYS as an irrevocable attorney-in-fact and proxy to vote their subject ZiLOG shares at every meeting of stockholders of ZiLOG, as follows:

•

in favor of adoption of the merger agreement and approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the merger agreement on the date on which such meeting is held;

•	against any acquisition proposal (as defined in the merger agreement); and

•

in favor of any other matter necessary for consummation of the transactions contemplated by the merger agreement, which is considered at any such stockholder meeting, and in connection therewith to execute any documents reasonably requested by IXYS that are necessary or appropriate in order to effectuate the foregoing.

Each ZiLOG stockholder who has entered into support agreements has affirmed that the proxy is coupled with an interest and will be irrevocable until the termination of the support agreement and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of the support agreement pursuant to its terms.

Nothing contained in the support agreement shall in any way restrict a director or officer of ZiLOG in the exercise of his or her fiduciary duties as a director or officer of ZiLOG or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of ZiLOG or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

Transfer Restrictions

In addition, these ZiLOG stockholders may not, either directly or indirectly, (i) create any encumbrance other than restrictions imposed by applicable legal requirement or pursuant to the support agreement on any subject ZiLOG shares, (ii) transfer, sell, assign, gift or otherwise dispose of, or enter into any contract with respect to any transfer of the subject ZiLOG shares or any interest therein, (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the subject ZiLOG shares, (iv) deposit or permit the deposit of the subject ZiLOG shares into a voting trust or enter into a voting agreement or arrangement with respect to the subject ZiLOG shares, or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of the stockholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of the stockholder herein untrue or incorrect, except that the subject ZiLOG shares may be transferred by will, operation of law, for estate planning purposes or for charitable purposes or as charitable gifts or donations, in which case the subject ZiLOG shares shall continue to be bound by the support agreement and provided that each transferee agrees in writing to be bound by the terms and conditions of the support agreement.

APPRAISAL RIGHTS

Holders of shares of our common stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware, which is referred to in this proxy statement as Section 262.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is included in this proxy statement as Annex C. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, persons who hold shares of our common stock who follow the procedures set forth in Section 262 will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by the court.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement will constitute the notice, and the applicable statutory provisions are included in this proxy statement as Annex C. Any holder of our common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights.

A holder of shares of our common stock wishing to exercise the holder’s appraisal rights must deliver to us, before the vote on the adoption of the merger agreement at the special meeting, a written demand for the appraisal of such holder’s shares and must not vote in favor of the adoption of the merger agreement. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A vote against the adoption of the merger agreement will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform us of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares of our common stock registered in that holder’s name. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends thereby to demand appraisal of the holder’s shares of our common stock in connection with the merger. If the shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares of our common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares of our common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising the rights with respect to the shares of our common stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of our common stock as to which appraisal is sought and where no number of shares of our common stock is expressly mentioned the demand will be presumed to cover all shares of our common stock held in the name of the record owner. Stockholders who hold their shares of our common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to ZiLOG, Inc., 6800 Santa Teresa Boulevard, San Jose, California 95119, Attention: Secretary.

Within ten days after the effective time of the merger, the surviving corporation must notify each holder of our common stock who has complied with Section 262 and who has not voted in favor of the adoption of the merger agreement that the merger has become effective. Failure to vote against a proposal will not constitute a waiver of such stockholder’s appraisal rights. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of our common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the holder’s shares of our common stock. The surviving corporation is under no obligation to and has no present intention to file a petition. Accordingly, it is the obligation of the holders of our common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of our common stock within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is timely filed by a holder of shares of our common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within twenty (20) days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the holders of shares of our common stock who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

After determining the holders of our common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders of our common stock considering seeking appraisal should be aware that the fair value of their shares of our common stock as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares of our common stock and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262. We do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of our common stock is less than the merger consideration. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of our common stock have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of our common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares of our common stock subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of our common stock (except dividends or other distributions payable to holders of record of our common stock as of a record date prior to the effective time of the merger).

If any stockholder who demands appraisal of shares of our common stock under Section 262 fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal, the shares of our common stock of the stockholder will be converted into the right to receive $3.5858 in cash per share without interest and less any applicable withholding tax. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of such rights (in which event the holder of our common stock will be entitled to receive the consideration specified in the merger agreement).

MARKET PRICE AND DIVIDEND DATA

Our common stock is traded on the Nasdaq Global Market under the symbol “ZILG.” The table below shows, for the periods indicated, the high and low sales prices for shares of our common stock as reported by the Nasdaq Global Market.

	High	Low
Fiscal Year Ended March 31, 2008
First Quarter Ended June 30	$6.08	$4.30
Second Quarter Ended September 31	$5.50	$3.20
Third Quarter Ended December 31	$3.73	$2.30
Fourth Quarter Ended March 31	$3.90	$2.68

Fiscal Year Ended March 31, 2009
First Quarter Ended June 30	$4.37	$3.00
Second Quarter Ended September 31	$3.99	$2.84
Third Quarter Ended December 31	$3.40	$1.40
Fourth Quarter Ended March 31	$2.96	$1.76

Fiscal Year Ending March 31, 2010
First Quarter Ended June 30	$2.66	$2.00
Second Quarter Ended September 31	$2.88	$2.20

The following table sets forth the closing sales prices per share of ZiLOG common stock, as reported on the Nasdaq Global Market on December 4, 2009, the last full trading day before the public announcement of the proposed merger, and on January 13, 2010, the latest practicable date before the printing of this proxy statement:

December 4, 2009	$2.96
January 13, 2010	$3.53

You are encouraged to obtain current market quotations for our common stock in connection with voting your shares. We do not pay dividends on shares of our common stock and do not anticipate paying dividends on shares of our common stock in the future.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of shares of our common stock as of January 11, 2010, by (i) each person or entity known by us to beneficially own more than five percent of the shares of our common stock, (ii) each director and named executive officer individually and (iii) all our current directors and executive officers as a group. Unless otherwise indicated all shares of our common stock are owned directly and the indicated owner has sole voting and dispositive power with respect to such shares.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o ZiLOG, Inc., 6800 Santa Teresa Boulevard, San Jose, California 95119. The column labeled “Shares Beneficially Owned” in the table below includes the number of shares issuable upon the exercise of options that are exercisable within 60 days of January 11, 2010. Asterisks represent beneficial ownership of less than 1% of our common stock.

	Shares Beneficially Owned
Beneficial Owner	Number of Shares(1)	Percentage Ownership
Principal Stockholders
UBS AG(2)	2,256,949	13.0%
Lloyd I. Miller, III(3)	1,972,325	11.4%
Litespeed Mgmt LLC(4)	1,656,318	9.6%
Capital World Investors(5)	1,347,250	7.8%
Harvey Partners, LLC(6)	1,308,100	7.6%
Weiss Multi-Strategy Advisers LLC(7)	952,100	5.5%
Executive Officers and Directors
Robin A. Abrams(8)	74,296	*
Darin G. Billerbeck(9)	429,752	2.5%
David G. Elkins(10)	60,869	*
Federico Faggin(11)	279,448	1.6%
Perry J. Grace(12)	279,881	1.6%
Richard L. Sanquini(13)	136,670	*
Eric Singer(14)	34,307	*
All executive officers and directors, as a group(15)	1,295,223	7.5%

(1)	In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Percentage of beneficial ownership is based on 17,313,582 shares of our common stock outstanding as of January 11, 2010. Unless otherwise indicated in the footnotes below, the persons and entities named in this table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2)

Based solely on information furnished in a Schedule 13G/A dated December 31, 2008 and filed with the SEC on February 13, 2009 by UBS AG (for the benefit and on behalf of UBS Investment Bank, Wealth Management USA, and Global Wealth Management and Business Banking business groups of UBS AG) in which UBS AG reports beneficial ownership of 2,256,949 shares of common stock, consisting of 2,256,949 shares as to which it has sole dispositive and voting powers. The beneficial ownership reported herein includes those shares reported as beneficially owned in the Schedule 13G/A dated December 31, 2008 and filed with the SEC on February 17, 2009 by Bond Street Capital, L.L.C., Sam S. Kim, UBS Willow Management, L.L.C., UBS Fund Advisor, L.L.C. and UBS Willow Fund, L.L.C, in which these parties report beneficial ownership of 2,221,139 shares of Common Stock, consisting of 0 shares as to which they have sole dispositive and voting power and 2,221,139 shares as to which they have shared dispositive power. UBS Willow Management, L.L.C. is a joint venture between UBS Fund Advisor, L.L.C. and Bond Street Capital, L.L.C. UBS Fund Advisor, L.L.C. is the managing member of UBS Willow Management,

L.L.C. Sam S. Kim is the managing member and controlling principal of Bond Street Capital, L.L.C. Bond Street Capital, L.L.C. manages the fund’s investment portfolio on behalf of UBS Willow Management, L.L.C. under oversight of UBS Fund Advisor, L.L.C. UBS Fund Advisor, L.L.C. is a wholly owned subsidiary of UBS Americas, Inc. which in turn is a wholly owned indirect subsidiary of UBS AG. The location of UBS is Bahnhofstrasse 45, P.O. Box CH 8021, Zurich Switzerland.

(3)	Based solely on information furnished on a Form 4 filed with the SEC on August 12, 2009 by Lloyd I. Miller, III in which Lloyd I. Miller, III reports beneficial ownership of 1,972,325 shares of common stock of which 1,436,499 shares are indirectly and 535,826 shares are directly owned by Lloyd I. Miller, III. The address for Lloyd I. Miller, III is 4550 Gordon Drive, Naples, FL 34102.
(4)	Based solely on information furnished in a Schedule 13G/A dated December 31, 2008 and filed with the SEC on February 12, 2009 by Litespeed Management, LLC, Litespeed Master Fund, Ltd. and Jamie Zimmerman, in which these parties report beneficial ownership of 1,656,318 shares of common stock, consisting of 0 shares as to which they have sole dispositive and voting power and 1,656,318 shares as to which they have shared voting and dispositive power. The address for Litespeed Management, LLC and for Jamie Zimmerman is 237 Park Ave., Suite 900, New York, NY 10017 and the address for Litespeed Master Fund, Ltd. is c/o BNY Alternative Investment Services Ltd., 18 Church St., Skandia House, Hamilton HM 11, Bermuda.
(5)	Based solely on information furnished in a joint statement of Capital World Investors on a Schedule 13G/A dated December 31, 2009 and filed with the SEC on January 8, 2010, in which (i) Capital World Investors, a division of Capital Research and Management Company (“CRMC”), reports the beneficial ownership of 1,347,250 shares of common stock, consisting of 0 shares as to which it has shared dispositive power, 1,347,250 shares as to which it has sole dispositive power, 1,167,250 shares as to which it has sole voting power and 0 shares as to which it has shared voting power, as a result of acting as an investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital World Investors is located at 333 South Hope Street, Los Angeles, CA 90071.
(6)

Based solely on information furnished in a Schedule 13D/A dated December 22, 2008 and filed with the SEC on December 29, 2008 by Harvey Partners, LLC in which Harvey Partners, LLC reports beneficial ownership of 1,308,100 shares of common stock, consisting of 1,308,100 shares as to which it has sole dispositive and voting powers. The location of Harvey Partners, LLC is 350 Madison Avenue, 8th floor, New York, NY 10017.

(7)

Based solely on information furnished in a Schedule 13G dated June 4, 2009 and filed with the SEC on June 12, 2009 by Weiss Multi-Strategy Advisers LLC, George A. Weiss and Frederick E. Doucette III in which these parties report beneficial ownership of 952,100 shares of common stock, consisting of 674,146 shares as to which they have shared voting power and 952,100 shares as to which they have shared dispositive power. The address for Weiss Multi-Strategy Advisers LLC, George A. Weiss and Frederick E. Doucette III is One State Street, 20th Floor, Hartford, CT 06103.

(8)	Ms. Abrams’ holdings include 58,703 options to purchase the Company’s common stock which become exercisable within 60 days of January 11, 2010. The vested options are at grant prices ranging from $2.16 to $12.44.
(9)	Darin G. Billerbeck became President and Chief Executive Officer on January 29, 2007 and was appointed as a Director to the Board of Directors on February 15, 2007. Mr. Billerbeck’s holdings include 353,472 options to purchase the Company’s common stock which become exercisable within 60 days of January 11, 2010. The vested options are at grant prices ranging from $3.16 to $4.31.
(10)	Mr. Elkins’ holdings include 43,703 options to purchase the Company’s common stock which become exercisable within 60 days of January 11, 2010. The vested options are at grant prices ranging from $2.16 to $12.44.
(11)	Mr. Faggin’s holdings include 62,978 options to purchase the Company’s common stock which become exercisable within 60 days of January 11, 2010. The vested options are at grant prices ranging from $2.30 to $9.30.
(12)	Mr. Grace’s holdings include 149,531 options to purchase the Company’s common stock which become exercisable within 60 days of January 11, 2010. The vested options are at grant prices ranging from $3.16 to $12.44.

(13)	Mr. Sanquini’s holdings include 55,141 options to purchase the Company’s common stock which become exercisable within 60 days of January 11, 2010. The vested options are at grant prices ranging from $2.30 to $7.75.
(14)	Mr. Singer’s holdings include 34,307 options to purchase the Company’s common stock which become exercisable within 60 days of January 11, 2010. The vested options are at grant prices ranging from $2.30 to $3.46.
(15)	Amount reflected includes 757,835 beneficially owned options.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2010 Annual Meeting of Stockholders. Stockholders interested in submitting a proposal for inclusion in the proxy materials distributed by us for the 2010 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be received no later than April 5, 2010 and must comply with the company’s bylaws and regulations of the SEC under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. If we change the date of the 2010 Annual Meeting of Stockholders by more than 30 days from the anniversary of the 2009 Annual Meeting, stockholder proposals must be received a reasonable time before we begin to print and mail our proxy materials for the 2010 Annual Meeting of Stockholders. Proposals should be sent to our Corporate Secretary at 6800 Santa Teresa Boulevard, San Jose, California 95119.

Stockholders who wish to nominate persons for election to the Board of Directors at the 2010 Annual Meeting of Stockholders or who wish to present a proposal at the 2010 Annual Meeting of Stockholders, but who do not intend for such proposal to be included in the proxy materials distributed by us for such meeting, must deliver written notice of the nomination or proposal to the Corporate Secretary at the above address no earlier than June 24, 2010 and no later than July 24, 2010 (provided, however, that if the 2010 Annual Meeting of Stockholders is held earlier than August 23, 2010 or later than October 22, 2010, nominations and proposals must be received no later than the close of business on the 10th day following the day on which the notice or public announcement of the date of the 2010 Annual Meeting of Stockholders is first mailed or made, whichever occurs first). The stockholder’s written notice must include certain information concerning the stockholder and each nominee and proposal, as specified in our bylaws. In addition, stockholders may propose director candidates for consideration by the Nominating/Governance Committee by submitting a recommendation in writing to the Corporate Secretary at ZiLOG, Inc., 6800 Santa Teresa Boulevard, San Jose, California 95119, and must include the following information: the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership; the name of the candidate; the candidate’s resume or a listing of his or her qualifications to be a director of the Company; and the person’s consent to serve or be named as a director if selected by the Nominating Committee and appointed or nominated for election by the Board.

FINANCIAL PROJECTIONS

Our senior management does not, as a matter of course, make public forecasts or projections as to future performance or earnings beyond the current fiscal quarter and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, we include in this proxy statement projections concerning our total revenue, gross profit, earnings before interest and taxes (“EBIT”), pro forma net income and earnings per share (with all figures excluding FAS 123R stock compensation expenses), only because the projections were provided by our management to IXYS and our board of directors in connection with their consideration of the merger. The financial projections provided to the board of directors of ZiLOG on December 4, 2009 were used by our financial advisor in connection with its opinion. The projections were developed from historical financial statements and did not give effect to any changes or expenses as a result of the merger or any other effects of the merger. The projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP. The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, ZiLOG management. The inclusion of this information should not be regarded as an indication that IXYS, Merger Sub, our board of directors, or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Our independent registered certified public accounting firm,

Armanino McKenna LLP (“Armanino McKenna”), has neither examined nor compiled this prospective financial information and, accordingly, Armanino McKenna does not express an opinion or any other form of assurance with respect thereto. In addition, IXYS did not prepare the included forecasts and IXYS has no responsibility for them. Furthermore, the projections:

•

while presented with numerical specificity, necessarily makes numerous assumptions, many of which are beyond the control of ZiLOG, including with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to our business, and may not be realized;

•

do not necessarily reflect revised prospects for ZiLOG’s business, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that the projections will be achieved and readers of this proxy statement are cautioned not to place undue reliance on the projections.

The projections are not a guarantee of future performance. The projections involve risks, uncertainties and assumptions. The future financial results and stockholder value of ZiLOG may materially differ from those expressed in the projections due to factors that are beyond ZiLOG’s ability to control or predict. We cannot assure you that the projections will be realized or that ZiLOG’s future financial results will not materially vary from the projections. Since the projections cover multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. The projections do not take into account any circumstances or events occurring after the date they were prepared. We do not intend to update or revise the projections.

The projections are a forward-looking statement. For information on factors which may cause ZiLOG’s future financial results to materially vary, see “Special Note Regarding Forward-Looking Statements” on page 12. The projections have been prepared using accounting policies consistent with our annual and interim financial statements, as well as any changes to those policies known to be effective in future periods. The projections do not reflect the effect of any proposed or other changes in GAAP that may be made in the future. Any such changes could have a material impact to the information shown below.

Set forth below is a summary of material portions of the projections provided to IXYS on September 17, 2009:

	Projected(1)
	FY 2010	FY 2011	FY 2012	FY 2013
Revenue	$28,000 – $30,393	$30,000 – $37,439	$32,000 – $47,169	$57,115
Gross Margin	12,353 – 12,487	13,706 – 14,258	14,943 – 18,157	23,009
Operating Income	(901) – (1,087)	116 - 219	784 – 3,752	7,858
Net Income	$2,025 – $2,868	$51 - $112	$723 – $3,434	$7,290
Shares Outstanding – Dilutive Basis	17,296 – 17,399	17,573 – 17,600	17,749 – 18,200	18,500
Earnings per Share	$0.12 – $0.17	$0.00 – $0.01	$0.04 – $0.19	$0.39

(1)	In thousands, except per share data.

Set forth below is a summary of material portions of the projections provided to our board of directors on December 4, 2009:

	Projected(1)
	2010	2011	2012	2013	2014	2015
Revenue	$31.3	$34.0	$40.0	$48.0	$60.0	$75.0
Cost of Goods Sold	18.0	19.2	22.7	28.0	35.5	45.0

Gross Profit	13.3	14.8	17.3	20.0	24.5	30.0
EBIT	0.7	(0.4)	1.6	3.5	5.8	8.6
Net Income	$3.3	($0.4)	$1.5	$3.1	$5.1	$7.4
Shares Outstanding	17.3	17.6	18.0	18.4	18.8	19.2
Earnings per Share	$0.19	($0.03)	$0.08	$0.17	$0.27	$0.38

(1)	In millions, except per share data.

HOUSEHOLDING OF PROXY STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of our proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a copy of the proxy statement to you if you write or call us at the following address or phone number: ZiLOG, Inc., 6800 Santa Teresa Boulevard, San Jose, California 95119, Attention: Secretary, (408) 513-1500. If you would like to receive separate copies of annual reports or proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address and phone number.

WHERE YOU CAN FIND MORE INFORMATION

ZiLOG files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The filings of ZiLOG with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.”

Information about the directors and executive officers of IXYS is set forth in IXYS’ proxy statement on Schedule 14A filed by IXYS with the SEC on July 29, 2009 available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.”

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference,” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2009;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended June 27, 2009 and September 26, 2009; and

•	Current Reports on Form 8-K filed on October 27, 2009 and December 7, 2009.

Notwithstanding the foregoing, information furnished under Items 2.02, 7.01 and 8.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Secretary, ZiLOG, Inc., 6800 Santa Teresa Boulevard, San Jose, California 95119, telephone (408) 513-1500 or by visiting our website, www.zilog.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JANUARY 15, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

IXYS Corporation,

Zanzibar Acquisition, Inc.

and

Zilog, Inc.

Dated as of December 5, 2009

A-i

A-ii

Exhibit A	–	Certain Definitions

Exhibit B	–	Form of Certificate of Incorporation of Surviving Corporation

Exhibit C-1	–	Form of IP Assignment Agreement

Exhibit C-2	–	Form of Patent Assignment

Exhibit C-3	–	Form of Trademark Assignment

Exhibit C-4	–	Form of Copyright Assignment

Exhibit C-5	–	Form of Domain Name Assignment

Exhibit C-6	–	Form of Equity Assignment

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of December 5, 2009, by and among: IXYS CORPORATION, a Delaware corporation (“Parent”); ZANZIBAR ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and ZILOG, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent.

B. The respective boards of directors of Parent, Merger Sub and the Company deem it advisable and in the best interests of each corporation and their respective stockholders that Parent acquire the Company on the terms and conditions set forth in this Agreement.

C. In order to induce Parent to enter into this Agreement and to cause the Merger to be consummated certain stockholders of the Company are executing voting agreements in favor of Parent concurrently with the execution and delivery of this Agreement (the “Voting Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Article 1

DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the Contemplated Transactions (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California, at 10:00 a.m. (local time) as soon as practicable (and, in any event, within three (3) Business Days) after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions set forth in Sections 6.4 and 7.4, but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” A certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing, shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such certificate of merger with the consent of Parent (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to conform to Exhibit B.

(b) The Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time.

(c) Unless otherwise determined by Parent prior to the Effective Time, the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Section 1.5(b), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $3.5858 (the “Merger Consideration”); and

(iv) each share of the common stock, $0.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

(c)

(i) As of the Effective Time, by virtue of the Merger and without any action required on the part of the holders thereof, each option to purchase shares of Company Common Stock (each, a “Company Option”) outstanding under any stock option or equity compensation plan or agreement (the “Company Stock Plans”) that is unexpired, unexercised and outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be deemed to be one hundred percent (100%) vested and exercisable immediately prior to the Effective Time and shall be canceled and extinguished, and Parent shall, or shall cause Surviving Corporation to, promptly following the Effective Time, pay to the holders of such Company Options, an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price of each such Company Option and (B) the number of shares of Company Common Stock subject thereto (such payment, if any, to be net of applicable Taxes withheld pursuant to Section 1.7(d)).

(ii) The Company shall use all reasonable efforts to effectuate the foregoing, including, but not limited to, sending out the requisite notices and obtaining all consents necessary to cash out and cancel all Company Options necessary to ensure that, after the Effective Time, no person shall have any right under the Company Stock Plans, except as set forth herein.

(d) As of the Effective Time, by virtue of the Merger and without any action or payment being required on the part of the holders thereof, each Company Restricted Share outstanding immediately prior to the Effective Time shall be converted into the right to receive Merger Consideration in accordance with Section 1.7.

1.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) in exchange for the right to receive the Merger Consideration, all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock, including any Company Restricted Shares, outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Surrender of Certificates.

(a) Prior to the mailing of the Proxy Statement, Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the “Exchange Agent”) for the purpose of exchanging Company Stock Certificates for the Merger Consideration. Promptly after the Effective Time, Parent shall, and, if necessary, shall cause the Surviving Corporation to, deposit with the Exchange Agent cash sufficient to make the payments required pursuant to Section 1.5(a). The cash amounts so deposited with the Exchange Agent are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time), the Exchange Agent will mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the cash payment that such holder has the right to receive pursuant to Section 1.5(a) (provided that if the aggregate amount of such payment would require the payment of a fraction of a cent, the amount to be paid shall be rounded up to the next whole cent); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive a payment in cash as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(c) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date one (1) year after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock

Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for cash sufficient to make the payments required pursuant to Section 1.5(a).

(d) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Company Stock Certificate or Company Option such amounts as Parent reasonably determines in good faith are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) Neither Parent nor the Surviving Corporation shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(f) All transfer, stamp, documentary and similar Taxes incurred in connection with this Agreement and the Contemplated Transactions shall be the responsibility of the holders of Company Stock Certificates, unless otherwise required by any applicable Legal Requirement.

1.8 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, then the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

1.9 Dissenting Shares. Notwithstanding Sections 1.5 and 1.6, any shares of Company Common Stock and any Company Restricted Shares outstanding immediately prior to the Effective Time held by a holder who has not voted in favor of adoption of this Agreement or the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Article 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 9.6, except as set forth in the Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

2.1 Subsidiaries; Due Organization; Etc.

(a) The Company has no Subsidiaries, except for the wholly-owned Entities identified in Part 2.1(a)(i) of the Disclosure Schedule; and neither the Company nor any of the other Entities identified in Part 2.1(a)(i) of the Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b) Each of the Acquired Corporations is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified could reasonably be expected to have or result in a Company Material Adverse Effect.

2.2 Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. The Company has made available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock, of which 17,301,654 shares have been issued and are outstanding as of the date of this Agreement. Except as set forth in Part 2.3(a)(i) of the Disclosure Schedule, the Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the other Acquired Corporations. Except as set forth in Part 2.3(a)(ii) of the Disclosure Schedule: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Part 2.3(a)(iii) of the Disclosure Schedule accurately and completely describes all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options), and specifies which of those repurchase rights are currently exercisable.

(b) As of the close of business on December 3, 2009: (i) 160,708 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s 2002 Omnibus Stock Incentive Plan (the “2002 Plan”); (ii) 1,378,276 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s 2004 Omnibus Stock Incentive Plan (the “2004 Plan”); and (iii) 923,228 shares of Company Common Stock are reserved for future issuance pursuant to the Company’s 2004 Employee Stock Purchase Plan (the “ESPP”). Part 2.3(b) of the Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (A) the particular Company Stock Plan pursuant to which such Company Option was granted; (B) the name of the optionee; (C) the number of shares of Company Common Stock subject to such Company Option; (D) the exercise price of such Company Option; (E) the date on which such Company Option was granted; (F) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; (G) the date on which such Company Option expires; and (H) whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which any of the Acquired Corporations has granted stock options which are outstanding as of the date of this Agreement, and the forms of all stock option agreements evidencing such options.

(c) Except as set forth in Part 2.3(b) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Corporations.

(d) All outstanding shares of Company Common Stock, options, warrants and other securities of the Acquired Corporations have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

(e) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

2.4 SEC Filings; Financial Statements.

(a) The Company has made available, through the SEC’s EDGAR system, to Parent accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since March 31, 2007 (the “Company SEC Documents”) as well as all comment letters received by the Company from the SEC since March 31, 2007 and all responses to such comment letters provided to the SEC by or on behalf of the Company. All statements, reports, schedules, forms and other documents required to have been filed or furnished by the Company or its officers with the SEC have been so filed or furnished. None of the Company’s Subsidiaries is required to file or furnish any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by: (A) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460); (B) Rule 13a-14 under the Exchange Act; and (C) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Documents (collectively, the “Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements.

(b) The Company’s “disclosure controls and procedures” (as defined in Rule 13a-15 under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the Nasdaq and has not since March 31, 2006 received any notice from the Nasdaq asserting any non-compliance with such rules and regulations.

(c) The financial statements (including, in each case, any notes thereto) contained in the Company SEC Documents, (i) have been prepared from and in accordance with and accurately reflect the books and records of the Company and its Subsidiaries in all material respects, (ii) have been prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (iii) present fairly in all material respects the consolidated financial position, stockholders’ equity, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that have not been and would not be, individually or in the aggregate, material in magnitude).

(d) The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) and (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act. All non-audit services performed by the Company’s auditors for the Company were approved as required by Section 202 of the Sarbanes-Oxley Act.

(e) The Company’s system of internal controls over financial reporting is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements.

2.5 Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, since the date of the Unaudited Interim Balance Sheet through the date of this Agreement:

(a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have a Company Material Adverse Effect;

(b) the Company has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(c) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 2.3(b) of the Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(d) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under any provision of: (i) any of the Company’s stock option plans; (ii) any Company Option or any Contract evidencing or relating to any Company Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(e) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f) none of the Acquired Corporations has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(g) none of the Acquired Corporations has made any capital expenditure that, when added to all other capital expenditures made on behalf of the Acquired Corporations since the date of the Unaudited Interim Balance Sheet, exceeds $1,000,000 in the aggregate;

(h) other than Routine Purchase Orders, none of the Acquired Corporations has made any expenditure or series of related expenditures in excess of $1,000,000;

(i) none of the Acquired Corporations has amended or terminated, or waived any material right or remedy under, any Material Contract;

(j) none of the Acquired Corporations has: (i) acquired, leased or licensed any material right or other material asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person; or (iii) waived, abandoned, allowed to lapse, or relinquished any material right, in each case except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(k) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $100,000;

(l) none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of or Encumbrances made in the ordinary course of business and consistent with past practices;

(m) none of the Acquired Corporations has: (i) lent money to any Person other than ordinary course expense advances to employees and consultants; or (ii) incurred or guaranteed any indebtedness for borrowed money;

(n) none of the Acquired Corporations has: (i) adopted, established or entered into any Company Benefit Plan; (ii) caused or permitted any Company Benefit Plan to be amended in any material respect; or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or officers;

(o) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect;

(p) none of the Acquired Corporations has: (i) changed or revoked any material Tax election; (ii) settled or compromised any claim, notice, audit report or assessment in respect of material Taxes; (iii) changed any annual Tax accounting period; (iv) adopted any material method of Tax accounting (other than in the ordinary course of business) or changed any method of Tax accounting; (v) filed any amended material Tax Return; (vi) entered into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar Contract relating to any Tax other than any such agreement among or between the Acquired Corporations; (vii) surrendered any right to claim a material Tax refund; or (viii) consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(q) none of the Acquired Corporations has commenced or settled any material Legal Proceeding;

(r) none of the Acquired Corporations has entered into any transaction or taken any other action that has had, or could reasonably be expected to have or result in, a Company Material Adverse Effect; and

(s) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(r)” above.

2.6 Title to Assets . The Acquired Corporations have good and marketable title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of its material real properties and material tangible assets. All such assets and real properties, other than assets and real properties in which the Acquired Corporations has leasehold interests, are free and clear of all Encumbrances, except for Permitted Encumbrances.

2.7 Customers . Part 2.7 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues to each of the top 20 end-user customers of the Company, on a consolidated basis, in each of the fiscal year ended March 31, 2009 (after giving effect to removal of discontinued operations) and the six (6)-month period ended September 30, 2009. None of the Acquired Corporations has received any written notice that any customer identified in Part 2.7 of the Disclosure Schedule may cease dealing with any of the Acquired Corporations or may otherwise reduce the volume of business transacted by such Person with any of the Acquired Corporations below historical levels.

2.8 Real Property; Leasehold. The Acquired Corporations do not own any real property. Part 2.8 of the Disclosure Schedule describes all real property leased by the Acquired Corporations (the “Leased Real Property”). Except as set forth on Part 2.8 of the Disclosure Schedule, the Acquired Corporations have a valid leasehold interest in, all Leased Real Property, in each case free and clear of all Encumbrances except for Permitted Encumbrances.

2.9 Intellectual Property.

(a) Products and Services. Part 2.9(a) of the Disclosure Schedule accurately identifies and describes each Company Product that has been during the three (3) years prior to the Effective Time or is now currently being designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by any of the Acquired Corporations.

(b) Registered IP. Part 2.9(b) of the Disclosure Schedule accurately identifies: (a) each item of Registered IP in which any of the Acquired Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (b) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (c) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest. The Company has provided to Parent complete and accurate copies of all applications for each such item of Registered IP.

(c) Inbound Licenses. Part 2.9(c) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Intellectual Property Right or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company, indicating which, if any, of such licenses have been granted on an exclusive basis (other than (i) agreements between any of the Acquired Corporations and their respective employees in the Acquired Corporations’ standard forms thereof; (ii) non-exclusive, royalty-free licenses to non-customized third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Company Product and that is not otherwise material to the business of any of the Acquired Corporations (“Standard Commercial Licenses”); and (iii) Standard Form IP Agreements and agreements required to be disclosed under Parts 2.9(e) or 2.9(n) of the Disclosure Schedule).

(d) Outbound Licenses. Part 2.9(d) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP (other than agreements substantially in the form of the Standard Form IP Agreements). Except as set forth on Part 2.9(d) of the Disclosure Schedule, none of the Acquired Corporations is bound by, and no Company IP owned by the Acquired Corporations is subject to, any Contract containing any covenant or other provision that limits or restricts the ability of any of the Acquired Corporations to use, exploit, assert, or enforce any Company IP anywhere in the world. Except as set forth on Part 2.9(d) of the Disclosure Schedule, none of the Acquired Corporations has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Company IP to any Person.

(e) Royalty Obligations. Part 2.9(e) of the Disclosure Schedule contains a complete and accurate list of all Contracts (other than Standard Form IP Agreements and Standard Commercial Licenses) pursuant to which any of the Acquired Corporations is obligated to pay royalties, fees, commissions, and other amounts (other than sales commissions paid to employees according to the Acquired Corporations’ standard commissions plan) for the manufacture, sale, or distribution of any Company Product or the use of any Company IP. No Person who has licensed Intellectual Property or Intellectual Property Rights to the Acquired Corporations relating to the business of the Acquired Corporations has ownership or exclusive license rights in improvements made by the Acquired Corporations in such Intellectual Property or Intellectual Property Rights, except where (a) such Person has granted rights to the Acquired Corporations related to such improvements and all Intellectual Property Rights therein and such licenses do not materially restrict the Acquired Corporations’ ability to conduct the business of the Acquired Corporations as currently conducted or to create further improvements to the Company IP owned by the Acquired Corporations or to the Company Products; or (b) such improvements are not necessary to the conduct of the business of the Acquired Corporations as currently conducted.

(f) Standard Form IP Agreements. The Company has provided to Parent a complete and accurate copy of each form of Standard Form IP Agreement. Part 2.9(f) of the Disclosure Schedule accurately identifies each executed Standard Form IP Agreement that deviates in any material respect from the Standard Form IP Agreement provided to Parent. For clarity, “deviates in any material respect” as used herein means a deviation from the rights, privileges and allocation of ownership with respect to any Company IP or any improvements to Company IP incorporated into or used in connection with any Company Product or otherwise related to the business, research, or development of any of the Acquired Corporations.

(g) Ownership Free and Clear. The Acquired Corporations exclusively own all right, title, and interest to and in the Company IP (other than any Intellectual Property Rights exclusively licensed to the Acquired Corporations, as identified in Part 2.9(c) of the Disclosure Schedule) free and clear of any Encumbrances (other than non-exclusive outbound licenses to Company IP granted in the ordinary course of business pursuant to Standard Form IP Agreements). Without limiting the generality of the foregoing:

(i) Perfection of Rights. Each of the Acquired Corporations has made all filings and payments and taken all other actions required to be made or taken to maintain each material item of Registered IP that is Company IP in full force and effect by the applicable deadline and otherwise in accordance with all applicable Legal Requirements. Part 2.9(g)(i) of the Disclosure Schedule sets forth a detailed listing with respect to each item of Registered IP that is Company IP and all actions, filings and payment obligations due to be made to any Governmental Body within ninety (90) days following the Effective Date.

(ii) Employees and Contractors. Each of the Acquired Corporations has taken reasonable steps (including, entering into written confidentiality and nondisclosure agreements with officers, directors, subcontractors, employees, licensees and customers) to safeguard and maintain the secrecy and confidentiality of all non-public proprietary information pertaining to the Acquired Corporations or any Company Product. Without limiting the generality of the foregoing, to the Knowledge of the Company, no portion of the source code for any software owned by any of the Acquired Corporations as of June 29, 2009 has been disclosed or licensed to any escrow agent or other Person without reasonable confidentiality restrictions. Each Person who is or was an employee or contractor of any of the Acquired Corporations and who is or was involved in the creation or development of any Company Product or Company IP has signed an agreement containing an assignment of Intellectual Property Rights pertaining to such Company Product or Company IP to such Acquired Corporation and confidentiality provisions protecting the Company IP and, to the Knowledge of the Company, such assignment is enforceable. No current or former shareholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or ownership interest in any Company IP. To the Knowledge of the Company, no employee of any of the Acquired Corporations is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for any of the Acquired Corporations or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of any of the Acquired Corporations.

(iii) Government Rights. No funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.

(iv) Past IP Dispositions. Except as set forth in Part 2.9(g)(iv) of the Disclosure Schedule, since March 31, 2007, none of the Acquired Corporations has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right owned by or exclusively licensed to any of the Acquired Corporations to any other Person.

(v) Standards Bodies. None of the Acquired Corporations is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any of the Acquired Corporations to grant or offer to any other Person any license or right to any Company IP.

(vi) Sufficiency. Each of the Acquired Corporations owns or otherwise has the right to use all Intellectual Property and intellectual Property Rights used in the conduct the business of the Acquired Corporations as currently conducted.

(h) Valid and Enforceable. To the Knowledge of the Company, all Company IP that is Registered IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:

(i) Misuse and Inequitable Conduct. To the Knowledge of the Company, none of the Acquired Corporations has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company IP that is Registered IP. To the Knowledge of the Company, the Acquired Corporations and their patent counsel have complied with their duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable Governmental Bodies with respect to all patents included in the Company IP.

(ii) Trademarks. To the Knowledge of the Company, no trademark or trade name owned, used, or applied for by any of the Acquired Corporations conflicts or interferes with any trademark or trade name owned, used, and applied for by any other Person. To the Knowledge of the Company, no event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any material trademark (whether registered or unregistered) owned, used, or applied for by any of the Acquired Corporations.

(iii) Legal Requirements and Deadlines. Each item of Company IP that is material Registered IP is in compliance with all Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. No application for a patent or a material copyright, mask work, or trademark registration or any other type of material Registered IP filed by or on behalf of any of the Acquired Corporations at any time since March 31, 2008 has been abandoned, allowed to lapse, or rejected.

(iv) Interference Proceedings and Similar Claims. No interference, opposition, reissue, reexamination, or other Legal Proceeding is or since March 31, 2007 has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. To the Knowledge of the Company, there is no basis for a claim that any Company IP is invalid or unenforceable.

(i) Third-Party Infringement of Company IP. Since March 31, 2007 to the knowledge of the Company no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Part 2.9(i) of the Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered since March 31, 2007 by or to any of the Acquired Corporations or any representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(j) Effects of This Transaction. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Company IP; (b) a breach of or default under any Company IP Contract (except for Standard Commercial Licenses and Standard Form IP Contracts other than material subcontractor agreements with respect to the development or manufacturing of any Company Products); (c) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

(k) No Infringement of Third Party IP Rights. To the Knowledge of the Company, none of the Acquired Corporations is infringing or has since March 31, 2004, infringed (directly, contributorily, by inducement, or otherwise), is misappropriating or has since March 31, 2004, misappropriated or is otherwise violating or making unlawful use of or has since March 31, 2004, violated or made unlawful use of any Intellectual Property Right of any other Person or is engaging or has since March 31, 2004, engaged in unfair competition. To the Knowledge of the Company, no Company Product, and no method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. To the Knowledge of the Company, there is no legitimate basis for a claim that any of the Acquired Corporations or any Company Product has infringed, misappropriated or violated any Intellectual Property Right of another Person or engaged in unfair competition or that any Company Product, or any method or process used in the manufacturing of any Company Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:

(i) Infringement Claims. No infringement, misappropriation, or similar claim or Proceeding is pending or, to the Knowledge of the Company, threatened against any of the Acquired Corporations or against any other Person who is entitled, pursuant to a written Contract with any of the Acquired Corporations, to be indemnified, defended, held harmless, or reimbursed by any of the Acquired Corporations with respect to such claim or Proceeding. Except as set forth in Part 2.9(k)(i) of the Disclosure Schedule, since March 31, 2007, none of the Acquired Corporations has received any written notice relating to any actual, alleged, or suspected infringement, misappropriation, or violation by any of the Acquired Corporations, any of their employees or agents, or any Company Product of any Intellectual Property Rights of another Person, including any letter suggesting or offering that the Company obtain a license to any Intellectual Property Right of another Person to avoid a claim of infringement, misappropriation, or violation of such Person’s Intellectual Property Rights.

(ii) Infringement Claims Affecting In-Licensed IP. To the Knowledge of the Company, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Acquired Corporations is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect (a) the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Acquired Corporations, or (b) the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Company Product is in existence as of the Effective Date.

(l) Bugs. To the Knowledge of the Company, none of the software (including firmware and other software embedded in hardware devices) (i) owned by or licensed to any Acquired Corporation and (ii) distributed with, or used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of any Company Product since March 31, 2008 (“Company Software”) (1) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (2) fails to comply in all material respects with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software. The Company has provided to Parent documentation of known bugs, defects and errors in Company Software owned by the Acquired Corporations reported to any of the Acquired Corporations since January 1, 2009.

(m) Harmful Code. To the Knowledge of the Company, no Company Software owned by the Acquired Corporations or software licensed to any of the Acquired Corporations for use in or in conjunction with the current version of any Company Product contains any “back door,” “drop dead device,” “time bomb,”

“Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(n) Source Code. The source code for all Company Software owned by the Acquired Corporations contains annotations, programmer’s comments and documentation consistent with the software development current practices of Company. Except with respect to outbound licenses pursuant to which source code for any Company Software owned by the Acquired Corporations has been licensed or placed into escrow in the ordinary course of Company’s business under Standard Form IP Agreements or other agreements disclosed under Part 2.9(d) of the Disclosure Schedule, (i) no Company Software source code owned by the Acquired Corporations has been delivered, licensed, or made available to any escrow agent or other Person and (ii) the Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software owned by the Acquired Corporations to any escrow agent or other Person. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Company Software owned by the Acquired Corporations to any other Person (other than pursuant to the agreements disclosed under Part 2.9(d) of the Disclosure Schedule or any applicable Standard Form IP Agreements).

(o) Open Source. Part 2.9(o) of the Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code that is contained in, distributed with, or used in the development of the Company Products or from which any part of any Company Product is derived, (ii) the applicable license agreement for each such item of Open Source Code, and (iii) the Company Product or Company Products to which each such item of Open Source Code relates. No Company Product contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (A) imposes a requirement or condition that any Company Software owned by the Acquired Corporations or part thereof (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making modifications or derivative works, or (3) be redistributable at no charge, or (B) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of any of the Acquired Corporations to use or distribute any Company Product.

(p) The Acquired Corporations have provided Parent, or Part 2.9(p) of the Disclosure Schedule sets forth, a complete and accurate listing of all product warranty claims received and logged by the Acquired Corporations regarding any Company Product since January 1, 2008, including a listing of the resolution of all such product warranty claims.

2.10 Contracts.

(a) Part 2.10 of the Disclosure Schedule identifies each Company Contract that constitutes a “Material Contract” (other than end user license agreements for Company Software entered into by an Acquired Corporation, or an authorized distributor of an Acquired Corporation, in the ordinary course of business) as of the date of this Agreement. For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract” to the extent it is executory:

(i) any Contract (A) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director other than standard employment agreements outside of the United States; or (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $50,000 to any current or former employee or director;

(ii) any Company IP Contract, other than Standard Form IP Agreements and Standard Commercial Licenses;

(iii) any Contract relating to the acquisition, sale, spin-off, outsourcing or disposition of any business operation or unit of any Acquired Corporation;

(iv) any Contract in which another Person is or was appointed as a distributor, reseller or sales representative with respect to any Company Software owned by the Acquired Corporations or Company Product (except pursuant to a Standard Form IP Agreement);

(v) any Contract imposing any restriction on the right or ability of any Acquired Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business or deal in any other manner with any other Person;

(vi) any Contract (other than Contracts evidencing Company Options): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(vii) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity or similar obligation, except for Contracts substantially identical to the standard forms of end-user licenses previously delivered by the Company to Parent or Contracts entered into in the ordinary course of business;

(viii) any Contract guarantying debt for borrowed money;

(ix) any Contract relating to any currency hedging;

(x) any Contract: (A) imposing any confidentiality obligation on any of the Acquired Corporations or on any other Person (other than routine confidentiality or nondisclosure agreements entered into by any Acquired Corporation in the ordinary course of business that do not otherwise constitute Material Contracts under this Section 2.10(a) and Standard Form IP Agreements); or (B) containing “standstill” or similar provisions which apply against the Company;

(xi) any Contract to which any Governmental Body is a party;

(xii) any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(xiii) other than Routine Purchase Orders, any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $500,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $500,000 in the aggregate;

(xiv) any lease relating to any Leased Real Property described on Part 2.7 of the Disclosure Schedule; and

(xv) any other Contract, if a breach of such Contract would reasonably be expected to have or result in a Company Material Adverse Effect.

The Company has made available to Parent an accurate and complete copy of each Company Contract that constitutes a Material Contract (other than Company IP Contracts that do not need to be specifically identified in Part 2.10 of the Disclosure Schedule).

(b) Each Company Contract that constitutes a Material Contract is valid and in full force and effect and is enforceable in accordance with its respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies, except to the extent it has previously expired in accordance with its terms.

(c) Except as set forth in the applicable subsections of Part 2.10(c) of the Disclosure Schedule, as of the date hereof, none of the Acquired Corporations is in violation of, or default under, any Material Contract; and, to the Knowledge of the Company, no other Person is in violation or breach of any Material Contract.

2.11 Liabilities. None of the Acquired Corporations has, and none of the Acquired Corporations is responsible for performing or discharging, any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities or obligations disclosed and provided for in the Unaudited Interim Balance Sheet or disclosed in the notes thereto; (b) normal and recurring current liabilities that have been incurred by the Acquired Corporations since the date of the Unaudited Interim Balance Sheet in the ordinary course of business; (c) liabilities for performance of obligations of the Acquired Corporation under Company Contracts, to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Company Contracts made available to Parent prior to the date of this Agreement; (d) liabilities described in Part 2.11 of the Disclosure Schedule and (e) liabilities or obligations incurred under this Agreement or in connection with the Contemplated Transactions.

2.12 Compliance with Legal Requirements. Each of the Acquired Corporations is, and has at all times since March 31, 2007 been, in compliance with all applicable Legal Requirements, except for such non-compliance that has not had and would not reasonably be expected to have a Company Material Adverse Effect. Since March 31, 2007 until the date of this Agreement, none of the Acquired Corporations has received any written communication from any Governmental Body regarding any violation of, or failure to comply with, any Legal Requirement.

2.13 Certain Business Practices. None of the Acquired Corporations has, and to the Knowledge of the Company no officer, employee, agent or other Person associated with or acting for or on behalf of any of the Acquired Corporations has, at any time, directly or indirectly: (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (c) made any unlawful payment to any Person, or provided any unlawful favor to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; (d) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (e) agreed, committed or offered (in writing or otherwise) to take any of the actions described in clauses “(a)” through “(d)” above.

2.14 Governmental Authorizations.

(a) The Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to own, lease and operate their respective properties and to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and all at times since March 31, 2007 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since March 31, 2007, none of the Acquired Corporations has received any written communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

(b) Since March 31, 2007, none of the Acquired Corporations has received any grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Corporations by any U.S. or foreign Governmental Body either (i) relating to Intellectual Property Rights or (ii) in excess of $100,000.

2.15 Tax Matters.

(a) Each of the Acquired Corporations has duly filed all material Tax Returns that it was required to file under applicable Legal Requirements (taking into account any extensions of time within which to file such Tax Returns). All such Tax Returns are correct and complete in all material respects. All material Taxes due and owing by each of the Acquired Corporations (whether or not shown on any Tax Return) have been paid. The Company has not received any written notice that has not been previously resolved, and to the Knowledge of the Company, no claim is presently pending, that any of the Acquired Corporations is or may be subject to taxation in a jurisdiction where the Acquired Corporations do not file Tax Returns. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of any of the Acquired Corporations.

(b) Each of the Acquired Corporations has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No audits, assessments or other proceedings are pending or being conducted with respect to any material Taxes of the Acquired Corporations. None of the Acquired Corporations has received from any Governmental Body any notice, that has not been previously resolved, (i) indicating an intent to open an audit or other review, (ii) of deficiency or proposed adjustment of or any material amount of Tax proposed, asserted, or assessed by any Governmental Body against any of the Acquired Corporations, or (iii) requesting information in connection with any material Tax matter or proceeding described in clauses (i) or (ii) above.

(d) The Company has made available to Parent correct and complete copies of all federal income and other material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Acquired Corporations filed or received since March 31, 2006.

(e) None of the Acquired Corporations has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) None of the Acquired Corporations has been a party to a transaction that is a “reportable transaction,” as such term is defined in Section 1.6011-4(b)(1) of the Treasury Regulations. None of the Acquired Corporations is a party to or bound by any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar Contract, other than among or between the Acquired Corporations. Each of the Acquired Corporations has (A) not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) and (B) no liability for the Taxes of any Person (other than an Acquired Corporation) under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of state, local, or foreign Tax law), as a transferee or successor or by Contract.

(g) The reserve for any unpaid Taxes of the Acquired Corporations as reflected in the Unaudited Interim Balance Sheet has been determined in accordance with GAAP, and since the date of the Unaudited Interim Balance Sheet through the Closing Date, the Acquired Corporations have not incurred any Tax liability other than (i) in the ordinary course of business or (ii) in connection with any transaction contemplated by this Merger.

(h) None of the Acquired Corporations will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting that occurred after the date of the Unaudited Interim Balance Sheet, except as would not reasonably be expected to have a Company Material Adverse Effect.

(i) None of the Acquired Corporations has been a party to any transaction intended to qualify under Section 355 of the Code.

(j) None of the Acquired Corporations (i) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; or (ii) was created or organized both in the United States and in a foreign jurisdiction such that such entity would be taxable in the United States as a domestic entity pursuant to Treasury Regulations Section 301.7701-5(a).

2.16 Employee and Labor Matters; Benefit Plans.

(a) The Company has made available to Parent the following information with respect to each employee of each of the Acquired Corporations (including any employee of any of the Acquired Corporations who is on a leave of absence or on layoff status):

(i) the name of such employee, the Acquired Corporation by which such employee is employed and the date as of which such employee was originally hired by such Acquired Corporation;

(ii) such employee’s title;

(iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit sharing payments and other payments or benefits of any type) received by such employee from the applicable Acquired Corporation with respect to services performed in the fiscal year ended March 31, 2009;

(iv) such employee’s annualized compensation as of the date of this Agreement, including amounts contingent upon performance or other events;

(v) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the businesses of the Acquired Corporations; and

(vi) with respect to any employee of the Acquired Corporations who is on a leave of absence, the expected date of return to full service.

(b) Part 2.16(b) of the Disclosure Schedule accurately identifies each former employee of any of the Acquired Corporations who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any severance or benefits (whether from any of the Acquired Corporations or otherwise) relating to such former employee’s employment with any of the Acquired Corporations; and Part 2.16(b) of the Disclosure Schedule accurately describes such severance and benefits.

(c) The employment of each of the Acquired Corporations’ employees is terminable by the applicable Acquired Corporation at will, except as required by any applicable Legal Requirement. The Company has delivered or made available to Parent accurate and complete copies of all employee manuals and handbooks relating to the employment of the Company Associates.

(d) To the Knowledge of the Company (i) as of the date hereof, no employee of any of the Acquired Corporations intends to terminate his employment with the Company, nor has any such employee threatened or expressed any intention to do so; and (ii) no employee of any of the Acquired Corporations is a party to or is bound by any confidentiality agreement or noncompetition agreement that may prevent the performance by such employee of any of his duties or responsibilities as an employee of such Acquired Corporation.

(e) Part 2.16(e) of the Disclosure Schedule accurately sets forth, with respect to each Person who is an independent contractor of any of the Acquired Corporations and who may be entitled to receive in excess of $25,000 from any of the Acquired Corporations:

(i) the name of such independent contractor and the Acquired Corporation with which such independent contractor is under contract and the date as of which such independent contractor was originally hired by such Acquired Corporation; and

(ii) the terms of compensation of such independent contractor.

(f) Except as set forth in Part 2.16(f) of the Disclosure Schedule, none of the Acquired Corporations is a party to, bound by, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of any of the Acquired Corporations.

(g) Since May 1, 2002, there has not been, nor to the Knowledge of the Company has there been any threat of, any strike, slowdown, work stoppage, lockout, union organizing activity, question concerning representation or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees. To the Knowledge of the Company, no event has occurred, and to the Knowledge of the Company no condition or circumstances exists, that might give rise to the commencement of any such strike, slowdown, work stoppage, lockout, union organizing activity, question concerning representation or any similar activity or dispute.

(h) Since May 1, 2004, other than matters which have been fully paid and resolved, none of the Acquired Corporations has engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints.

(i) No Acquired Corporation has any material liability, whether absolute or contingent, including any obligations under any Company Benefit Plan, with respect to any misclassification of a Person performing services for the Company or any of its Subsidiaries as an independent contractor rather than as an employee or with respect to any temporary or leased employees that were not treated as employees of such Acquired Corporation.

(j) Part 2.16(j) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Benefit Plan.

(k) With respect to each Company Benefit Plan, the Company has delivered or made available to Parent: (i) an accurate and complete copy of all documents setting forth the terms of such Company Benefit Plan, including all amendments thereto and all related trust documents; (ii) a complete and accurate copy of the annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, with respect to such Company Benefit Plan for the most recent plan year; (iii) if such Company Benefit Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of such Company Benefit Plan’s assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to such Company Benefit Plan; (v) if such Company Benefit Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (vi) accurate and complete copies of all material Contracts relating to such Company Benefit Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; (vii) all material forms of written materials provided to any Company Associate relating to such Company Benefit Plan relating to any material amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to any of the Acquired Corporations or any Company Affiliate; (viii) all material correspondence, if any, to or from any Governmental Body relating to such Company Benefit Plan; (ix) all forms and related notices required under COBRA with respect to such Company Benefit Plan; (x) all insurance policies, if any, in the possession of any of the Acquired Corporations or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for such Company Benefit Plan; (xi) if such Company Benefit Plan is intended to be qualified under

Section 401(a) of the Code, all discrimination tests, if any, required under the Code for such Company Benefit Plan for the three most recent plan years; (xii) if such Company Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination letter (or opinion letter, if applicable) received with respect to such Company Benefit Plan and (xiii) if such Company Benefit Plan is a Foreign Plan, all Governmental Authorizations received from any foreign Governmental Body with respect to such Company Benefit Plan.

(l) Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including ERISA, the Code, applicable U.S. and non-U.S. securities laws and regulations and applicable foreign Legal Requirements. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and to the Knowledge of the Company, there is not and there has never been any event, condition or circumstance that could reasonably be expected to result in disqualification under the Code (or, in the case of a Foreign Plan, the equivalent of disqualification under any applicable foreign Legal Requirement). There are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Benefit Plan or against the assets of any Company Benefit Plan. To the Knowledge of the Company, no breach of fiduciary duty has occurred with respect to which any Acquired Corporation or any of its fiduciaries could reasonably be expected to incur a material liability. No Company Benefit Plan is under audit or investigation, or is subject to any other Legal Proceeding commenced by the IRS, the DOL or any other Governmental Body, nor is any such audit, investigation or other Legal Proceeding pending or, to the Knowledge of the Company, threatened. None of the Acquired Corporations nor any Company Affiliate has ever incurred any penalty or tax with respect to any Company Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code, and to the Knowledge of the Company, no events have occurred with respect to any Company Benefit Plan that could result in an assessment of any such tax against an Acquired Corporation or Company Affiliate. No mortgage, lien, pledge, charge, security interest or other Encumbrance of any kind has been imposed under the Code, ERISA or any foreign Legal Requirement with respect to any Company Benefit Plan or any of the assets of any Company Benefit Plan. All contributions, premiums and expenses to or in respect of each Company Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the Unaudited Interim Balance Sheet. None of the Company Benefit Plans that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) is self-insured.

(m) None of the Acquired Corporations nor any Company Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 or 430 of the Code; (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA; or (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code). The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan.

(n) No Company Benefit Plan provides (except at no cost to the Acquired Corporations or any Company Affiliate), or reflects or represents any liability of any of the Acquired Corporations or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.

(o) Except as set forth in Part 2.16(o) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of any of the Contemplated Transactions (either alone or in combination with another event, whether contingent or otherwise) will (i) result in any bonus, severance or other payment or obligation to any Company Associate (whether or not under any Company Benefit Plan); (ii) materially increase the benefits payable or provided to, or result in a forgiveness of any indebtedness of, any Company Associate; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other similar benefit; (iv) result in any “excess parachute payment” under Section 280G of the Code; or (v) cause any compensation to fail to be deductible under Section 162(m) of the Code.

(p) Except as set forth in Part 2.16(p) of the Disclosure Schedule, each of the Acquired Corporations and Company Affiliates: (i) is in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Associates, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) has withheld and reported all amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments to any Company Associate; (iii) has no liability for any arrears of wages or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Associate (other than routine payments to be made in the normal course of business and consistent with past practice). Since March 31, 2006, none of the Acquired Corporations has effectuated a “plant closing,” partial “plant closing,” “mass layoff,” “relocation” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Corporations.

(q) Each Company Benefit Plan which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has, at all times, been administered in good faith compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder and in all cases so that the additional tax described in Section 409A(a)(1)(B) of the Code will not be assessed against the individuals participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder, and any such Company Benefit Plan complied in form with Section 409A of the Code and the guidance issued thereunder as of December 31, 2008 to the extent that such plan was in effect as of such date.

2.17 Environmental Matters.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, (a) the Acquired Corporations are in compliance with all applicable federal, state, and local laws governing pollution or the protection of human health or the environment (“Environmental Laws”), (b) none of the Acquired Corporations has received any written notice with respect to the business of, or any property owned or leased by, the Acquired Corporations from any Governmental Body or third party that remains outstanding alleging that any of the Acquired Corporations is not in compliance with any Environmental Law, and (c) to the Knowledge of the Company, none of the Acquired Corporations has caused a “release” of a “hazardous substance”, as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., in excess of a reportable quantity on any real property owned or leased by any of the Acquired Corporations that is used for the business of the Acquired Corporations which release remains unresolved.

2.18 Insurance.

(a) All material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company (collectively, the “Insurance Policies”) or renewals thereof are in full force and effect. Except as set forth in Part 2.18(a) of the Disclosure Schedule, since March 31, 2007, none of the Acquired Corporations has received any written notice regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 2.18(a) of the Disclosure Schedule, there are no material claims under or based upon any insurance policy of any of the Acquired Corporations. No insurance carrier has issued a denial of coverage or a reservation of rights with respect to any Legal Proceeding, or informed any of the Acquired Corporations in writing of its intent to do so.

(b) The Company has made available to Parent accurate and complete copies of all current directors’ and officers’ liability insurance policies issued to the Company. Part 2.18(b) of the Disclosure Schedule accurately sets forth the most recent annual premiums paid by the Company with respect to the Existing D&O Policies.

2.19 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since the date of the Company’s last proxy statement filed with the SEC, as of the date of this Agreement no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.20 Legal Proceedings; Orders.

(a) As of the date of this Agreement, except as set forth in Part 2.20(a) of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the Knowledge of the Company) since March 31, 2008 no Person has threatened in writing to commence any Legal Proceeding (i) that involves any of the Acquired Corporations or any of their respective businesses or assets or any of the directors or employees of the Acquired Corporations in their capacity as such (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions, or, (iii) to the Knowledge of the Company, any of its stockholders or Representatives (in each case insofar as any such matters relate to their activities with the Company or any of its Subsidiaries). As of the date of this Agreement, to the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the material assets owned or used by any of the Acquired Corporations, is subject. To the Knowledge of the Company, no officer of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

2.21 Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. Prior to the date of this Agreement, the board of directors of the Company (at a meeting duly called and held): (a) unanimously determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously adopted this Agreement and approved the Merger; and (c) unanimously recommended the adoption and approval of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Voting Agreements, the Board of Directors of the Company approved the Voting Agreements and the transactions contemplated thereby.

2.22 Inapplicability of Anti-takeover Statutes. The board of directors of the Company has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

2.23 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting and entitled to vote (the “Required Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt or approve this Agreement and approve the Merger or the other Contemplated Transactions.

2.24 Non-Contravention; Consents. Except as set forth in Part 2.24 of the Disclosure Schedule, neither (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in the Agreement by the Company, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation or bylaws of the Company, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of the Company;

(b) assuming compliance with, and the approval of, the matters referred to in the last sentence of this Section 2.24, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations, except as would not be reasonably expected to have a Company Material Adverse Effect;

(d) except as would not be reasonably expected to have a Company Material Adverse Effect, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Material Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Material Contract; (iii) accelerate the maturity or performance of any Material Contract; or (iv) cancel, terminate or modify any term of any Material Contract; or

(e) except as would not be reasonably expected to have a Company Material Adverse Effect, result in the imposition or creation of any Encumbrance upon or with respect to any asset owned by any of the Acquired Corporations.

Except as may be required by the Securities Act, the Exchange Act, the DGCL, any foreign antitrust Legal Requirement and the Nasdaq Stock Market Rules (as they relate to the Proxy Statement), none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in the Agreement by the Company, or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.25 Opinion of Financial Advisor. The Company’s board of directors has received the opinion of Oppenheimer & Co. Inc., financial advisor to the Company, to the effect that, subject to the assumptions, qualifications and limitations set forth therein and as of the date of such opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than Parent, Merger Sub and their respective affiliates) is fair, from a financial point of view, to such holders.

2.26 Financial Advisor. Except for the Oppenheimer & Co. Inc., no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts may become payable and all indemnification and other agreements related to the engagement of Oppenheimer  & Co. Inc.

2.27 Information Provided. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

2.28 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY STATED IN THIS ARTICLE 2, THE COMPANY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, INCLUDING, WITHOUT LIMITATION, ANY FORECASTS OR PROJECTIONS MADE AVAILABLE TO PARENT OR MERGER SUB IN CERTAIN DATA ROOMS, UNLESS EXPRESSLY AND SPECIFICALLY INCLUDED IN THIS ARTICLE 2.

Article 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

3.1 Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound. Each of Parent and Merger Sub is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified could reasonably be expected to have or result in a Parent Material Adverse Effect. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and since the date of its formation has engaged in no activities other than in connection with or as contemplated by this Agreement.

3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by any necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger will: (a) conflict with or result in any breach of the certificate of incorporation or bylaws of Parent or Merger Sub; (b) result in a default by Parent or

Merger Sub under any Contract to which Parent or Merger Sub is a party, except for any default that has not had and will not have a Parent Material Adverse Effect, or (c) result in a violation by Parent or Merger Sub of any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except for any violation that will not have a Parent Material Adverse Effect. Except as may be required by the Securities Act, the Exchange Act, state securities or “blue sky” laws, the DGCL, any foreign antitrust Legal Requirement and the Nasdaq Stock Market Rules (as they relate to the Proxy Statement), neither Parent nor Merger Sub was, is and will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (i) the execution, delivery or performance of this Agreement; or (ii) the consummation of the Merger or any of the other Contemplated Transactions.

3.4 Information Provided. None of the information to be supplied by or on behalf of Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein about the Acquired Corporations supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

3.5 Legal Proceedings; Orders.

(a) As of the date of this Agreement there is no pending Legal Proceeding, and (to the Knowledge of Parent) no Person has threatened in writing to commence any Legal Proceeding that involves Parent or any of its Subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect.

(b) There is no order, writ, injunction, judgment or decree to which Parent or any of its Subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect.

3.6 Finder’s Fees. No broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent.

3.7 Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY STATED IN THIS ARTICLE 3, PARENT AND MERGER SUB DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, INCLUDING, WITHOUT LIMITATION, ANY FORECASTS OR PROJECTIONS MADE AVAILABLE TO PARENT, UNLESS EXPRESSLY AND SPECIFICALLY INCLUDED IN THIS ARTICLE 3.

Article 4

CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), upon reasonable advance notice, the Company shall (i) provide Parent and Parent’s Representatives with reasonable access to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; (ii) give to Parent and its Representatives reasonable access during normal business hours to the offices, properties, books, records, Tax Returns and related work papers, Contracts, Governmental Authorizations, documents, officers and employees of the Acquired Corporations, (iii) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request and (iv) instruct its Representatives to cooperate with Parent and its Representatives in its investigation; provided that the Company may restrict the foregoing access to the extent that (A) any applicable Legal Requirement requires the Company to restrict or prohibit access to any such properties or information, (B) such disclosure would, based on the advice of outside counsel, violate any agreement to which the Company or any of its Subsidiaries is a party, or (C) such disclosure would, based on the advice of outside counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information. Any request for access or information pursuant to this Section 4.1 shall be directed to any of the persons listed on Section 4.1 of the Disclosure Schedule and any investigation pursuant to this Section 4.1 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Acquired Corporations.

4.2 Operation of the Company’s Business.

(a) Except for matters contemplated by this Agreement, during the Pre-Closing Period:

(i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations: (A) in the ordinary course of business in all material respects consistent with past practices and (B) in compliance in all material respects with all applicable Legal Requirements;

(ii) the Company shall use all reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and other employees and maintains its relationships and goodwill with its material customers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with it;

(iii) the Company shall keep in full force all material insurance policies referred to in Section 2.18 (other than any such policies that are immediately replaced with substantially similar policies);

(iv) the Company shall cause to be provided all notices, assurances and support required by any Company IP Contract as would be reasonably expected to decrease the likelihood of: (A) any transfer or disclosure by any Acquired Corporation of any Company Software source code owned by the Acquired Corporations to any other Person; or (B) a release from any escrow to any other Person of any Company Software source code owned by the Acquired Corporations that has been deposited or is required to be deposited in escrow under the terms of such Company Contract;

(v) the Company shall use all reasonable efforts to ensure that, except as may be prohibited by applicable Legal Requirement, stock certificates representing all shares of capital stock of any Subsidiary of the Company owned or held by any Person other than the Company or another Subsidiary of the Company are delivered to Parent or its designees at or prior to the Effective Time, endorsed in blank or accompanied by duly executed assignment documents, in form satisfactory to Parent; and

(vi) the Company shall promptly notify Parent of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting any of the Acquired Corporations that is commenced, or, to the Knowledge of the Company, threatened against, any of the Acquired Corporations.

(b) Except for matters contemplated by this Agreement, set forth on Schedule 4.2(b) or required by applicable Legal Requirements, during the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not (without the prior written consent of Parent) permit any of the other Acquired Corporations to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security, except that the Company may issue shares of Company Common Stock: (1) upon the valid exercise of Company Options outstanding as of the date of this Agreement; and (2) pursuant to the ESPP;

(iii) amend or waive any of its rights under, or increase the benefits, including permitting the acceleration of the vesting under, any provision of: (A) any of the Company’s stock option plans; (B) any Company Option or any agreement evidencing or relating to any outstanding stock option; (C) any restricted stock purchase agreement; or (D) any other Contract evidencing or relating to any equity award (whether payable in cash or stock); provided, however, that this subsection will not restrict any acceleration of vesting which would occur pursuant to the existing terms of any such plan, agreement or Contract as of the date hereof;

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vi) incur any material capital expenditures or any obligations or liabilities in respect thereof not in the ordinary course of business;

(vii) make any capital expenditure (except a capital expenditure that: (A) is in the ordinary course of business and consistent with past practices; (B) does not exceed $50,000 individually; and (C) when added to all other capital expenditures made by or on behalf of the Acquired Corporations since the date of this Agreement, does not exceed $100,000 in the aggregate);

(viii) other than in the ordinary course of business consistent with past practices, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

(ix) sell, lease, license, pledge, transfer, subject to any Encumbrance or otherwise dispose of any of its material assets or properties except (A) sales of inventory or used equipment in the ordinary course of business, (B) any Permitted Encumbrance, (C) any non-exclusive license of Company IP in the ordinary course of business and (D) pursuant to existing Contracts;

(x) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Permitted Encumbrances;

(xi) lend money to any Person other than ordinary course expense advances to employees and consultants or incur or guarantee any indebtedness for borrowed money;

(xii) establish, adopt, enter into or amend any Company Benefit Plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers (or other employees to the extent that such establishment, adoption, amendment, payment or increase is material);

(xiii) hire or promote any employee except in order to fill a position vacated after the date of this Agreement;

(xiv) make (other than in the ordinary course of business), change or revoke any material Tax election; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; change any annual Tax accounting period; adopt any Material method of Tax accounting (other than in the ordinary course of business) or change any method of Tax accounting; file any amended material Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement or similar Contract relating to any Tax, other than any such agreement among or between the Acquired Corporations; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xv) institute, settle, or agree to settle any material Legal Proceeding pending or threatened before any arbitrator, court or other Governmental Body; or

(xvi) agree or commit to take any of the actions described in clauses “(i)” through “(xv)” of this Section 4.2(b).

(c) During the Pre-Closing Period, each of the Company and Parent shall promptly notify the other in writing if it obtains knowledge of any of the following: (i) any material inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof; and (ii) any material breach by the Company of any covenant contained in this Agreement at any time during the term hereof. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted in writing against or with respect to, or otherwise affecting, any of the Acquired Corporations that would have been required to have been disclosed pursuant to Article 2 of this Agreement. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(d) The Company shall (to the extent directed by Parent in writing) timely exercise in full any right or option it may have to repurchase shares of its capital stock which is or becomes exercisable during the Pre-Closing Period. The Company shall use reasonable efforts to notify Parent in writing at least ten (10) days in advance of any such repurchase right or option becoming exercisable.

4.3 No Solicitation.

(a) The Company shall not directly or indirectly do, and shall ensure that no Representative of any of the Acquired Corporations directly or indirectly does, any of the following: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) subject to Section 4.3(b), furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry or engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; or (iii) subject to Section 5.2(c), approve, endorse, agree to or recommend any Acquisition Proposal or execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction.

(b) Notwithstanding anything contained in Section 4.3(a) (but subject to the other provisions of this Agreement), prior to the adoption and approval of this Agreement by the Required Stockholder Vote, the Company may furnish nonpublic information regarding the Acquired Corporations to, or enter into discussions or engage in negotiations with, any Person that has submitted (and not withdrawn) a bona fide written Acquisition Proposal that the board of directors of the Company has reasonably determined in good faith, after consultation with the Company’s outside legal counsel and financial advisor, constitutes a Superior Offer or could reasonably be expected to lead to a Superior Offer if: (A) neither the Company nor any Representative of any of the Acquired Corporations shall have materially breached any of the provisions set forth in this Section 4.3; (B) the board of directors of the Company determines in good faith, after having considered the advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary duties to the Company’s stockholders under applicable Legal Requirements; (C) prior to or concurrent with furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person; (D) the Company receives from such Person an executed confidentiality agreement containing nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions at least as favorable to the Company as those contained in the Confidentiality Agreement; and (E) concurrent with furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent).

(c) If the Company or any Representative of the Company receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or Acquisition Inquiry) advise Parent of such Acquisition Proposal or Acquisition Inquiry, including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof. The Company shall promptly (and in no event later than 24 hours) provide notice to Parent of any material change in the status and terms of any such Acquisition Proposal and any modification or proposed modification thereto.

(d) The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal or Acquisition Inquiry.

(e) The Company shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any “standstill” or similar agreement with respect to any Company Common Stock unless the board of directors of the Company determines in good faith, after having considered the advice of its outside legal counsel, that failure to release would be reasonably likely to result in a breach of its fiduciary duties. The Company either has or shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment in the Company in the last twelve (12) months prior to the date of this Agreement to return to the Company all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations or destroy such confidential information in each case to the extent such third-party is required to do so under the terms of such confidentiality agreement.

4.4 Pre-Closing IP Transfer. If requested by Parent no later than two (2) Business Days prior to the Closing Date, after satisfaction of the conditions set forth in Article 6 and Article 7 the Company shall execute and deliver each of the transfer and assignment documents attached hereto as Exhibit C-1 through C-6 (the “IP Transfer Documents”) requested by Parent in order to effectuate the transfer, effective immediately prior to the Effective Time, of all of the right, title and interest of the Acquired Corporations in the Company IP owned by the Company or any Acquired Corporation to the Subsidiary of Parent referenced in the IP Transfer Documents (such transfer to be collectively referred to herein as the “Pre-Closing IP Transfer”). Notwithstanding anything else in this Agreement to the contrary, the parties hereto hereby acknowledge that they shall consummate the Merger immediately following the consummation of the Pre-Closing IP Transfer.

Article 5

ADDITIONAL COVENANTS OF THE PARTIES

5.1 Proxy Statement. As promptly as practicable after the date of this Agreement, the Company shall prepare and cause to be filed with the SEC the Proxy Statement. The Company shall use reasonable efforts to cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company shall use reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC. The Company shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Proxy Statement. The Company shall promptly furnish to Parent all information concerning the Acquired Corporations and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. Whenever any event occurs that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent of such occurrence and shall cooperate in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company. The Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and the Company will provide Parent with copies of all such filings made and correspondence with the SEC.

5.2 Company Stockholders’ Meeting.

(a) The Company shall take all action necessary under all applicable Legal Requirements and the Company’s bylaws to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption and approval of this Agreement (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as reasonably practicable following clearance of the Proxy Statement by the SEC. The Company shall use commercially reasonable efforts to ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting after consultation with Parent to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on this Agreement or, if as of the time for which the Company Stockholders’ Meeting is scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting.

(b) Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the board of directors of the Company recommends that the Company’s stockholders vote to adopt and approve this Agreement at the Company Stockholders’ Meeting (the recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn, modified or changed in a manner adverse to Parent (an “Adverse Recommendation Change”), and no resolution by the board of directors of the Company or any committee thereof to effect an Adverse Recommendation Change shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Stockholder Vote, (i) an Adverse Recommendation Change may be effected if (A) there shall occur or arise after the date of this Agreement a material development or a material change in circumstance that relates to the Acquired Corporations but does not relate to an Acquisition Proposal (an “Intervening Event”), (B) neither the board of directors of the Company nor the executive officers of the Company had knowledge, as of the date of this Agreement, that there was a reasonable possibility that such Intervening Event would occur or arise after the date of this Agreement, and (C) the board of directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that in light of such circumstances, the board of directors of the Company must effect an Adverse Recommendation Change in order for the board of directors of the Company to comply with its fiduciary duties to the Company’s stockholders under applicable Legal Requirements; and (ii) an Adverse Recommendation Change may be effected or the Company may terminate this Agreement pursuant to Section 8.1(h) if (A) any third party has made to the Company (and not withdrawn) a bona fide written Acquisition Proposal that the Company board of directors has reasonably determined in good faith, after consultation with the Company’s outside legal counsel and of a financial advisor of nationally recognized reputation, constitutes a Superior Offer, (B) neither the Company nor any Representative of the Acquired

Corporations has materially breached Section 4.3 or this Section 5.2, and (C) the board of directors of the Company concludes in good faith, after having considered the advice of its outside legal counsel, that in light of such circumstances, the board of directors of the Company must effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(h) in order for the board of directors of the Company to comply with its fiduciary duties to the Company’s stockholders under applicable Legal Requirements; provided, however, that any such action referred to in this clause (ii) may only be taken at a time that is (y) after the fourth (4th) Business Day following delivery to Parent of a written notice from the Company that the board of directors of the Company intends to take such action if such Acquisition Proposal remains a Superior Offer (the “Subsequent Determination Notice”), which notice will specify the material terms of the applicable Superior Offer and identify the Person making such Superior Offer (it being understood and agreed that any material amendment to such Superior Offer, including the financial terms of such Superior Offer, shall require the delivery of a new Subsequent Determination Notice and the commencement of an additional three (3) day waiting period), and (z) at the end of any such period referred to in clause (y), the Company board of directors determines in good faith, after considering all amendments or revisions irrevocably committed to by Parent and after consultation with the Company’s outside legal counsel and a financial advisor of nationally recognized reputation, that such Superior Offer remains a Superior Offer. During any period referred to in clause (y) of the preceding sentence, Parent shall be entitled to deliver to Company one or more counterproposals to such Acquisition Proposal, and Company shall give Parent the opportunity to meet with the Company and its Representatives, and at Parent’s request, shall negotiate in good faith regarding the terms of any possible revisions to the terms of this Agreement.

(d) Nothing contained in this Agreement shall prevent the Company’s board of directors from complying with Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A under the 1934 Act or from making any required disclosure to the Company’s stockholders if the board of directors of the Company determines in good faith, after consultation with outside counsel, that such action is necessary for such board of directors to comply with its fiduciary duties under applicable Legal Requirements; provided, however, that any statement or disclosure made by or on behalf of the Company board of directors (other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f) under the Exchange Act, and within the time period contemplated by Rule 14d-9(f)(3)) shall be deemed to be an Adverse Recommendation Change unless it is accompanied by a statement of the Company board of directors expressly reaffirming the Company Board Recommendation in connection with such statement or disclosure.

5.3 Regulatory Approvals.

(a) Each party shall use their respective commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with or otherwise submitted by such party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters as promptly as practicable. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

(b) Parent and the Company shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; (ii) shall use their commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal

Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions. Each party shall provide the other with a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give the other party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Each party shall promptly deliver to the other a copy of each such filing or other submission made, each notice given and each Consent obtained during the Pre-Closing Period.

5.4 Company Stock Plans and ESPP.

(a) At the Effective Time, Parent may, at its election, assume either or both of the 2002 Plan or the 2004 Plan. If Parent elects to assume either of such Company Stock Plans, then, under such Company Stock Plan, Parent shall be entitled to grant stock awards, to the extent permissible under applicable Legal Requirements (including any applicable Nasdaq listing requirements), using the share reserves of such Company Stock Plan as of the Effective Time, except that: (i) stock covered by such awards shall be shares of Parent Common Stock; (ii) each reference in such Company Stock Plan to a number of shares of Company Common Stock shall be deemed amended to refer instead to a number of shares of Parent Common Stock determined by multiplying the number of referenced shares of Company Common Stock by the Option Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; and (iii) Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to the administration of such Company Stock Plan.

(b) Prior to the Effective Time, the Company shall take all actions that may be necessary to: (i) cause the exercise (as of the last Business Day prior to the Closing Date) of each outstanding purchase right under the ESPP, and make any pro-rata adjustments that may be necessary to reflect the shortened offering period but otherwise cause such shortened offering period to be treated as a fully effective and completed offering period for all purposes under the ESPP; and (ii) provide that no further offering period or purchase period shall commence under the ESPP after the Effective Time; provided, however, that such exercise of outstanding purchase rights, and the cessation of further offering and purchase periods, shall be conditioned upon the consummation of the Merger. On the last Business Day prior to the Closing Date, the Company shall apply the funds credited as of such date under the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP. Immediately prior to and effective as of the Effective Time (and subject to the consummation of the Merger), the Company shall terminate the ESPP.

5.5 Employee Benefits.

(a) Parent agrees that, subject to any transition period of not more than 60 days and subject to any applicable plan provisions, contractual requirements or Legal Requirements, all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) shall be eligible to participate in Parent’s benefit plans, to substantially the same extent as similarly situated employees of Parent. Nothing in this Section 5.5(a) or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation, and the employment of each Continuing Employee shall be “at will” employment (except as otherwise required to comply with applicable Legal Requirements.) Except for Indemnified Persons (as defined in Section 5.6(a)) to the extent of their respective rights pursuant to Section 5.6, no Company Associate or Continuing Employee shall be deemed to be a third-party beneficiary of this Agreement.

(b) Parent shall, to the extent permitted by Parent benefits plans, (i) waive, or shall cause to be waived, any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan in which any Continuing

Employee is eligible to participate following the Closing to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Closing under the analogous Company Employee Plan in which such Continuing Employee participated, (ii) provide, or cause to be provided, each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing (to the same extent such credit was given under the analogous Company Employee Plan prior to the Closing) in satisfying any applicable deductible or out-of-pocket requirements and (iii) recognize service prior to the Closing with the Company and any of its Subsidiaries for purposes of eligibility to participate and vesting (and, in respect of vacation and severance benefits, determination of level of benefits) to the same extent such service was recognized by the Company or any of its Subsidiaries under the analogous Company Employee Plan in which such Continuing Employee participated immediately prior to the Closing; provided that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.

(c) Unless otherwise directed by Parent, prior to the Closing the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”); as soon as practicable following the termination date of such Company 401(k) Plan, to the extent permitted pursuant to Parent’s 401(k) plan, Parent shall permit each Continuing Employee who was eligible to participate in the Company 401(k) Plan immediately prior to the termination date elect to roll over his or her account balance from such terminated Company 401(k) Plan to the Parent 401(k) plan. If the Company (or an Acquired Corporation or Company Affiliate) is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the board of directors of the Company (or of the applicable Acquired Corporation or Company Affiliate) of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent).

(d) For the twelve (12) months following the Closing, except as otherwise agreed in writing between Parent and a Company employee, Parent will honor and will cause to be honored, in accordance with its terms, each existing employment, change in control, severance, or other termination protection plan (including the Severance Plan and the Key Employee Plan) between the Company or any of its Subsidiaries and any officer or employee.

5.6 Indemnification of Officers and Directors.

(a) All rights to indemnification, advancement of expenses and exculpation from liabilities existing in favor of each individual who is a current or former officer or director of the Acquired Corporations (each such individual, an “Indemnified Person”) for his acts and omissions as a director or officer of the Company occurring prior to the Effective Time, as provided in the Company’s certificate of incorporation or bylaws (or comparable organizational documents as in effect as of the date of this Agreement) or as provided in any Indemnification Contract between the Company and such Indemnified Person (as in effect as of the date of this Agreement) shall be assumed by Parent and the Surviving Corporation in the Merger, without further action, at the Effective Time, and shall survive the Merger and shall continue in full force and effect in accordance with their terms (to the fullest extent such rights to indemnification are available under and are consistent with Delaware law) for a period of six (6) years from the date on which the Merger becomes effective, and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, comply with and honor the foregoing obligations.

(b) Prior to the Effective time, the Company shall purchase a director and officer “tail” policy in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person currently covered by the Company’s officers’ and directors’ liability insurance policy for six (6) years after the Effective Time on terms with respect to coverage and amount at least as, and not materially more, favorable than those of such policy in effect on the date hereof, and with an aggregate premium not to exceed two hundred twenty-five percent (225%) of the amount per annum the Company paid in respect of its last annual policy period.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.6.

(d) This Section 5.6 is for the benefit of, and shall be enforceable by, each Indemnified Person and their respective heirs and legal representatives. The rights and remedies provided for in this Section 5.6 shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to law, contract or otherwise.

5.7 Notification. The Company will give prompt written notice to Parent of any development occurring after the date of this Agreement, or any item about which the Company did not have Knowledge on the date of this Agreement, which causes or reasonably would be expected to cause the conditions set forth in Sections 6.1 or 6.2 not to be satisfied. Parent will give prompt written notice to the Company of any development occurring after the date of this Agreement, or any item about which Parent did not have Knowledge on the date of this Agreement, which causes or reasonably would be expected to cause the conditions set forth in Sections 7.1 or 7.2 not to be satisfied. No disclosure by any party pursuant to this Section 5.7 will be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of any representation, warranty, or covenant.

5.8 Disclosure. Parent and the Company shall consult with each other before issuing any press release, making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Legal Requirements or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement, or schedule any such press conference or conference call before such consultation.

5.9 Resignation of Officers and Directors. The Company shall use reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each officer and director of each of the Acquired Corporations; provided, that such resignation shall not affect any change of control rights or other benefits to which such officers or directors may be entitled to and shall not change such officers’ or directors’ status, if applicable, as an employee of the Acquired Corporations.

5.10 Section 16 Matters. Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock and Company Options in connection with the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

5.11 FIRPTA Certificate. On or prior to the Closing Date, the Company shall deliver to Parent a certification (to the effect that any interests in the Company do not constitute “U.S. real property interests” within the meaning of Code Section 897(c)(1)) that meets the requirements of Treasury Regulations Section 1.897-2(h)(1)(i), dated within thirty (30) days prior to the Closing Date (“FIRPTA Certificate”)and in form and substance reasonably acceptable to Parent, and a notice form that meets the requirements of Treasury Regulations Section 1.897-2(h)(2), in form and substance reasonably acceptable to Parent, along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon Closing; provided that, if the Company fails to comply with this Section 5.11, the Merger shall nonetheless close and Parent may withhold or cause to be withheld from the Merger Consideration and pay over to the appropriate taxing authorities the amount required to be withheld under Section 1445 of the Code as determined by Parent.

Article 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction, at or prior to the consummation of the Pre-Closing IP Transfer, of each of the following conditions:

6.1 Accuracy of Representations.

(a) The representations and warranties of the Company contained in this Agreement (other than the representations and warranties in Section 2.3, Section 2.21 and Section 2.23) shall have been accurate in all material respects as of the date of this Agreement; provided, however, that (i) in determining the accuracy of such representations and warranties for purposes of this Section 6.1(a): (A) all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (ii) the representations and warranties shall be deemed to not be accurate in all material respects only if the circumstances giving rise to all inaccuracies (considered collectively) have resulted in or could reasonably be expected to result in the Acquired Corporations incurring liabilities in excess of $5,000,000. The representations and warranties of the Company contained in Section 2.3, Section 2.21 and Section 2.23 shall have been accurate in all respects as of the date of this Agreement; provided, however, that in determining the accuracy of such representations and warranties for purposes of this Section 6.1(a): (1) inaccuracies with respect to share numbers in Section 2.3 shall be disregarded if the inaccuracies represent less than 152,000 shares of Company Common Stock in the aggregate; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b) The representations and warranties of the Company contained in this Agreement (other than the representations and warranties in Section 2.3, Section 2.21 and Section 2.23) shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date; provided, however, that: (i) in determining the accuracy of such representations and warranties for purposes of this Section 6.1(b): (A) all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have or result in, a Company Material Adverse Effect. The representations and warranties of the Company contained in Section 2.3, Section 2.21 and Section 2.23 shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date; provided, however, that in determining the accuracy of such representations and warranties for purposes of this Section 6.1(b): (i) inaccuracies with respect to share numbers in Section 2.3 shall be disregarded if the inaccuracies represent less than 152,000 shares of Company Common Stock in the aggregate; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

6.2 Performance of Covenants. Each of the covenants or obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

6.3 Stockholder Approval. This Agreement shall have been duly adopted and approved by the Required Stockholder Vote.

6.4 Agreements and Other Documents. Parent and the Company shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.5 have been duly satisfied; and

(b) written resignations in forms satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by the officers and directors of the Acquired Corporations.

6.5 No Company Material Adverse Effect. Since the date of this Agreement, there shall have not occurred any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.

6.6 Regulatory Matters. Any mandatory waiting period applicable to the consummation of the Merger under any applicable material foreign antitrust or competition law shall have expired or otherwise been terminated. Any Governmental Authorization or other Consent required to be obtained under any applicable material antitrust or competition law or regulation shall have been obtained and shall remain in full force and effect.

6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger or any of the other Contemplated Transactions that makes consummation of the Merger or any of the other Contemplated Transactions illegal.

6.8 No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be pending any Legal Proceeding in which a Governmental Body is a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (c) seeking to prohibit or limit in any material respect the right or ability of Parent or any of the Acquired Corporations to own the assets or operate the business of any of the Acquired Corporations; or (d) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other Contemplated Transactions.

6.9 Sarbanes-Oxley Certifications. Neither the chief executive officer nor the chief financial officer of the Company shall have failed to provide, with respect to any Company SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

6.10 Pre-Closing IP Transfer. If requested by Parent in accordance with Section 4.4, the Company shall have executed and delivered the IP Assignment to Parent, and the Pre-Closing IP Transfer shall have occurred immediately prior to the Effective Time pursuant to the terms of the IP Assignment.

Article 7

CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and consummate the transactions to be consummated at the Closing is subject to the satisfaction, at or prior to the consummation of the Pre-Closing IP Transfer, of the following conditions:

7.1 Accuracy of Representations. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date; provided, however, that: (i) in determining the accuracy of such representations and warranties for purposes of this Section 7.1, all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have or result in, a Parent Material Adverse Effect.

7.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Stockholder Approval. This Agreement shall have been duly adopted and approved by the Required Stockholder Vote.

7.4 Documents. The Company shall have received a certificate executed by an executive officer of Parent, confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

7.5 Regulatory Matters. Any mandatory waiting period applicable to the consummation of the Merger under any applicable material foreign antitrust or competition law shall have expired or otherwise been terminated. Any Governmental Authorization or other Consent required to be obtained under any applicable material antitrust or competition law or regulation shall have been obtained and shall remain in full force and effect.

7.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger or any of the other Contemplated Transactions that makes consummation of the Merger or any of the other Contemplated Transactions illegal.

7.7 No Governmental Proceedings Relating to Contemplated Transactions. No Proceeding brought by any Governmental Body of competent jurisdiction seeking to prevent the consummation of the Merger shall be pending, except as permitted, required or contemplated by this Agreement.

Article 8

TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption and approval of this Agreement by the Required Stockholder Vote):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by May 31, 2010; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by May 31, 2010 is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt and approve this Agreement; and (ii) this

Agreement shall not have been adopted and approved at the Company Stockholders’ Meeting (and shall not have been adopted and approved at any adjournment or postponement thereof) by the Required Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted and approved by the Required Stockholder Vote is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time;

(e) by Parent (at any time prior to the adoption of this Agreement by the Required Stockholder Vote) if a Triggering Event shall have occurred;

(f) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied (it being understood that, in determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date for purposes of this Section 8.1(f) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations and warranties or a breach of a covenant or obligation by the Company is curable by the Company within thirty (30) days after the date of the occurrence of such inaccuracy or breach and the Company is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach: (A) during the thirty (30)-day period commencing on the date on which the Company receives notice of such inaccuracy or breach; or (B) after such thirty (30)-day period if such inaccuracy or breach shall have been fully cured during such thirty (30)-day period in a manner that does not result in a breach of any covenant or obligation of the Company;

(g) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied; or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties or a breach of a covenant or obligation by Parent is curable by Parent within thirty (30) days after the date of the occurrence of such inaccuracy or breach and Parent is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach: (1) during the thirty (30)-day period commencing on the date on which Parent receives notice of such inaccuracy or breach; or (2) after such thirty (30)-day period if such inaccuracy or breach shall have been fully cured during such thirty (30)-day period in a manner that does not result in a breach of any covenant or obligation of Parent; or

(h) by the Company, if prior to the adoption of this Agreement by the Required Stockholder Vote the Company board of directors shall have effected an Adverse Recommendation Change in response to a Superior Offer in compliance with Section 5.2 and concurrently therewith (i) the Company enters into a definitive written agreement providing for the consummation of such Superior Offer and (ii) the Company pays to Parent the Breakup Fee due pursuant to Section 8.3(c) of this Agreement.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.2, Section 8.3 and Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party from any liability from the willful breach by such party (x) to fulfill a condition to the performance of the obligations of any other party, or (y) to perform a covenant hereof.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b) If this Agreement is terminated pursuant to Section 8.1(b) or Section 8.1(d) and after the date of this Agreement but prior to such termination (i) an Acquisition Proposal shall have been publicly disclosed, announced, commenced or made and not publicly withdrawn and (ii) on or prior to the first anniversary of such termination the Company shall have entered into any binding, definitive written Contract for any Acquisition Transaction, then the Company shall pay to Parent, at the time specified in Section 8.3(d), a fee in an amount equal to $1,900,000 (the “Breakup Fee”) (it being understood that for purposes of this Section 8.3(b), all references to “15%” in the definition of Acquisition Proposal shall be treated as references to “50%”).

(c) If this Agreement is terminated by Parent pursuant to Section 8.1(e) or by the Company pursuant to Section 8.1(h), then the Company shall pay to Parent, at the time specified in Section 8.3(d), a fee in an amount equal to the Breakup Fee.

(d) Any payment to be made by the Company to Parent pursuant to this Section 8.3 shall be made by wire transfer of immediately available funds to an account designated by Parent. In the case of termination of this Agreement pursuant to Section 8.1(b) or Section 8.1(d), any payment required to be made pursuant to Section 8.3(b) shall be made by the Company no later than five (5) Business Days after the execution of the Contract referred to in Section 8.3(b). In the case of termination of this Agreement by Parent pursuant to Section 8.1(e), any payment required to be made pursuant to Section 8.3(c) shall be made no later than five (5) Business Days after such termination. In the case of termination of this Agreement by the Company pursuant to Section 8.1(h), any payment required to be made pursuant to Section 8.3(c) shall be made concurrently with, and as a condition to, such termination.

(e) The parties acknowledge and agree that the payment provisions set forth in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce Parent to enter into this Agreement. If the Company fails to pay any such amount, and Parent commences a suit which results in a judgment against the Company for any such amount due or any portion thereof, then the Company shall pay Parent its costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest through the date of payment on any amount due under this Section 8.3 at the prime rate as quoted on Bloomberg screen (PRIMBB Index) in effect on the date such payment was required to be made.

Article 9

MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders); provided, however, that after any such adoption and approval of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

9.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that, except as set forth in the parenthetical set forth below, the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms (it being understood that the “standstill” provisions contained therein shall be deemed to have terminated as of the date of this Agreement and shall be of no further force or effect). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5 Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no party shall object to the removal of such action or suit to any federal court located in the State of Delaware; and (c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

9.6 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2, and shall not be deemed to relate to or to qualify any other representation or warranty, except where such matter on its face would reasonably be expected to be pertinent to a particular section of the Disclosure Schedule in light of the disclosure made in such section.

9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company’s rights or obligations hereunder may be assigned or delegated by the Company without the prior written consent of Parent, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by the Company without Parent’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the parties hereto; and (b) the Indemnified Persons to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

IXYS Corporation
1590 Buckeye Drive
Milpitas, California 95035
Attention: Uzi Sasson
Facsimile: (408) 416-0224

with a copy to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention: Luke Bergstrom
Facsimile: (650) 463-2600

if to the Company:

Zilog, Inc.
6800 Santa Teresa Boulevard
San Jose, California 95119
Attention: Darrin Billerbeck
Facsimile:(408) 513-1583

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, California 94301
Attention: Thomas Ivey
Facsimile:(650) 470-4570

9.10 Cooperation. The Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f) The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

9.13 Time. Time is of the essence in the performance of this Agreement.

9.14 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

9.15 Personal Liability. Neither this Agreement nor any other document delivered in connection with this Agreement shall create or be deemed to create or permit any personal liability or obligation on the part of any officer or director of the Company.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

IXYS CORPORATION

By:	/s/ NATHAN ZOMMER
Name:	Nathan Zommer
Title:	President, Chief Executive Officer and Chairman

ZANZIBAR ACQUISITION, INC.

By:	/s/ UZI SASSON
Name:	Uzi Sasson
Title:	President

ZILOG, INC.

By:	/s/ DARIN BILLERBECK
Name:	Darin Billerbeck
Title:	President and Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquired Corporations. “Acquired Corporations” shall mean the Company and its Subsidiaries as of the Effective Time.

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent) that could reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean, other than the transactions contemplated by this Agreement, any transaction or series of related transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization recapitalization, tender offer, exchange offer or other similar transaction: (i) in which any of the Acquired Corporations is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than fifteen percent (15%) of the outstanding securities of any class of voting securities of any of the Acquired Corporations; or (iii) in which any Acquired Corporation issues securities representing more than fifteen percent (15%) of the outstanding securities of any class of voting securities of such Acquired Corporation;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) fifteen percent (15%) or more of the consolidated net revenues of the Acquired Corporations, consolidated net income of the Acquired Corporations or consolidated book value of the assets of the Acquired Corporations; or (ii) fifteen percent (15%) or more of the fair market value of the assets of the Acquired Corporations; or

(c) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

Business Day. “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Francisco, California are authorized or obligated by Legal Requirements or executive order to close.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Company Associate. “Company Associate” shall mean any current or former employee, independent contractor who is a natural person, officer or director of any of the Acquired Corporations or any Company Affiliate.

Company Benefit Plan. “Company Benefit Plan” shall mean each employment, consulting (with consultants who are natural persons), salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, other welfare fringe benefits, profit-sharing, pension or retirement plan, agreement, program, Contract or commitment and each other employee benefit plan or arrangement, whether written or unwritten, and whether funded or unfunded, including each Foreign Plan and each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations or any Company Affiliate for the benefit of any Company Associate or with respect to which any of the Acquired Corporations or any Company Affiliate has or may have any liability or obligation.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract to which any of the Acquired Corporations is a party.

Company IP. “Company IP” shall mean (a) all Intellectual Property and Intellectual Property Rights in or pertaining to the Company Products or methods or processes used to manufacture the Company Products owned by or exclusively licensed to any of the Acquired Corporations, and (b) all other Intellectual Property and Intellectual Property Rights owned by or exclusively licensed to any of the Acquired Corporations.

Company IP Contract. “Company IP Contract” shall mean any Contract to which any of the Acquired Corporations is a party or by which any of the Acquired Corporations is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for any of the Acquired Corporations.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, event or circumstance that, considered together with all other effects, changes, events or circumstances, is or would reasonably be expected to be materially adverse to: (a) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Acquired Corporations taken as a whole, excluding any such effect, change, event or circumstance resulting from or arising out of (i) any adverse effect (including any loss of or adverse change in the relationship of the Acquired Corporations with their respective employees, customers, distributors, licensors, partners, suppliers or similar relationship) arising out of or related to the announcement or pendency of the Merger, (ii) general economic market conditions (including acts of terrorism or war) that do not disproportionately affect the Acquired Corporations, taken as a whole, relative to other participants in the industry in which the Acquired Corporations operate, (iii) general conditions in the industry in which the Acquired Corporations operate that do not disproportionately affect the Acquired Corporations, taken as a whole, relative to other participants in the industry in which the Acquired Corporations operate, (iv) any changes (after the date hereof) in GAAP or applicable laws that do not disproportionately affect the Acquired Corporations, taken as a whole, relative to other participants in the industry in which the Acquired Corporations operate, (v) any failure of the Acquired Corporations to take any action as a result of restrictions or other prohibitions pursuant to this Agreement, (vi) any failure of the Company to meet internal or analysts’ expectations or projections (provided that the underlying cause of any such failure may be considered in determining whether there has been a Company Material Adverse Effect), (vii) any change in the market price or trading volume of the Company Common Stock, in and of itself, or the Nasdaq generally (provided that the underlying cause of any such change may be considered in determining whether there has been a Company Material Adverse Effect); (viii) any Proceeding made or brought by any third party (including any Company stockholder on such holder’s own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby, or (ix) the taking of any action, or failure to take action, to which Parent has consented or approved in writing; (b) the ability of the Company to consummate the Merger or any of the other Contemplated

Transactions or to perform any of its covenants or obligations under the Agreement; or (c) Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the stock of the Surviving Corporation.

Company Product. “Company Product” shall mean any product or service owned by any of the Acquired Corporations as of June 29, 2009 that is or was designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by any of the Acquired Corporations.

Company Restricted Share. “Company Restricted Share” means a restricted share of Company Common Stock issued pursuant to any of the Company Stock Plans that remains unvested.

Confidentiality Agreement. “Confidentiality Agreement” shall mean the Confidentiality Agreement dated May 28, 2009 between the Company and Parent.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by this Agreement, including the Pre-Closing IP Transfer.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

Disclosure Schedule. “Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

DOL. “DOL” shall mean the United States Department of Labor.

Encumbrance. “Encumbrance” shall mean, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset (but excluding (i) licenses and other agreements related to Intellectual Property Rights which are not intended to secure an obligation, (ii) any obligation to accept returns of inventory and (iii) any obligation arising by reason of restrictions on transfer under federal, state and foreign securities laws). For purposes of this Agreement, a Person shall be deemed to own subject to an Encumbrance, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

Foreign Plan. “Foreign Plan” shall mean any plan, program, policy or other arrangement mandated by a Governmental Body outside the United States to which any of the Acquired Corporations is required to contribute or under which any of the Acquired Corporations has or may have any liability and any Company Benefit Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States and that covers or has covered any Company Associate whose services are or have been performed primarily outside of the United States.

Governmental Authorization. “Governmental Authorization” shall mean any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including Nasdaq).

HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

Intellectual Property. “Intellectual Property” shall mean algorithms, application programmers’ interfaces (APIs), apparatus, circuit designs and assemblies, gate arrays, IP cores, net lists, photomasks, semiconductor devices, test vectors, databases, data and results from simulations or tests, design rules, diagrams, formulae, GDSII files, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, simulation methods or techniques, specifications, software, software code (in any form, including source code and executable or object code), software development tools, subroutines, techniques, test vectors, user interfaces, uniform resource locators (URLs), web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Key Employee Plan. “Key Employee Plan” means the Key Employee Protection Plan adopted by the Company’s board of directors on July 23, 2008.

Knowledge. “Knowledge” shall mean, with respect to the Acquired Corporations, the actual knowledge of Darrin Billerbeck, David Elkins and Perry Grace and with respect to Parent and Merger Sub, the actual knowledge of Nathan Zommer and Uzi Sasson.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel (but excluding ordinary course prosecution proceedings before the U.S. Patent and Trademark Office, U.S. Copyright Office and other IP registries).

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq).

Nasdaq. “Nasdaq” means The NASDAQ Global Market.

Open Source Code. “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

Option Exchange Ratio. “Option Exchange Ratio” shall mean the quotient obtained by dividing (a) the Merger Consideration by (b) the closing price per share of Parent Common Stock on the last trading day immediately preceding the Closing Date.

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $0.01 par value per share, of Parent.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, change, event or circumstance that is or would reasonably be expected to be materially adverse to the ability of Parent to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Permitted Encumbrances. “Permitted Encumbrances” shall mean (i) Encumbrances disclosed on the Unaudited Interim Balance Sheet, (ii) Encumbrances for Taxes not yet due or being contested in good faith by any appropriate proceedings and for which accruals or reserves have been established on the Unaudited Interim Balance Sheet in accordance with GAAP and (iii) Encumbrances (other than those securing indebtedness) incurred in the ordinary course of business which do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially interfere with any present use of the property or assets to which such Encumbrances relate.

Proxy Statement. “Proxy Statement” shall mean the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Routine Purchase Orders. “Routine Purchase Orders” shall mean purchase orders issued by the Company to (a) subcontractors solely for the production of masks, (b) foundries solely for the production of wafers and (c) assembly houses solely for the assembly and test of semiconductors.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Severance Plan. “Severance Plan” means the Severance Pay Plan adopted by the Company’s board of directors on July 23, 2008.

Standard Form IP Agreements. “Standard Form IP Agreements” shall mean the following standard form agreements of any Acquired Corporations used by any of the Acquired Corporations at any time since March 31, 2006: (a) employee agreements containing any assignment or license of Intellectual Property Rights; (b) consulting or independent contractor agreement containing any Intellectual Property assignment or license of Intellectual Property Rights; (c) confidentiality or nondisclosure agreements; and (d) non-exclusive outbound license agreements and end-user licenses granted in the ordinary course of business in connection with any Company Product. For the avoidance of doubt, Standard Form IP Agreements shall be deemed to include predecessor versions of those agreements qualifying as Standard Form IP Agreements, provided, however, that such predecessor versions must have contained material terms that adequately protected the Company IP in a manner substantially similar to the corresponding Standard Form IP Agreement.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least fifty percent (50%) of the outstanding equity, voting, beneficial or financial interests in such Entity.

Superior Offer. “Superior Offer” shall mean an unsolicited, bona fide written Acquisition Proposal made by a third party that the board of directors of the Company determines, in its reasonable, good faith judgment, by a majority vote, after consultation with the Company’s outside legal counsel and a financial advisor of nationally recognized reputation, is reasonably capable of being consummated, and if consummated would be more favorable from a financial point of view to the stockholders of the Company (in their capacity as such) than the Merger, taking into account at the time of such vote (A) all of the terms and conditions of such Acquisition Proposal, including any break-up fees, expense reimbursement provisions and financing or other conditions to consummation and (B) any adjustment to the terms and conditions of this Agreement irrevocably committed to by Parent in response to such Acquisition Proposal (it being understood that for purposes of this definition, all references to “15%” in the definition of Acquisition Proposal shall be treated as references to “50%”).

Tax. “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, addition to tax or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Treasury Regulations. “Treasury Regulations” shall mean the regulations promulgated by the United States Treasury Department under the Code.

Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (a) the board of directors of the Company shall have failed to recommend that the Company’s stockholders vote to adopt and approve the Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation; (b) the Company shall have failed to include in the Prospectus/Proxy Statement the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Merger is advisable and fair to and in the best interests of the Company’s stockholders; (c) the board of directors of the Company fails to reaffirm publicly the Company Board Recommendation, or fails to reaffirm its determination that the Merger is advisable and fair to and in the best interests of the Company’s stockholders, within ten (10) Business Days after Parent requests in writing that such recommendation or determination be reaffirmed publicly; (d) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (e) the Company shall have executed any letter of intent, memorandum of understanding or definitive Contract providing for the consummation of an Acquisition Transaction; (f) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (g) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within ten (10) Business Days after such Acquisition Proposal is announced; or (h) any of the Acquired Corporations or any of their respective Representatives materially breaches any of the provisions set forth in Section 4.3 or Section 5.2.

Unaudited Interim Balance Sheet. “Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of September 27, 2009, included in the Company’s Report on Form 10-Q for the fiscal quarter ended September 27, 2009, as filed with the SEC prior to the date of this Agreement.

ANNEX B

OPINION OF OPPENHEIMER & CO. INC.

December 4, 2009

The Board of Directors

ZiLOG, Inc.

6800 Santa Teresa Boulevard

San Jose, California 95119

Members of the Board:

You have asked Oppenheimer & Co. Inc. (“Oppenheimer”) to render a written opinion (“Opinion”) to the Board of Directors of ZiLOG, Inc. (“ZiLOG”) as to the fairness, from a financial point of view, to the holders of ZiLOG Common Stock (as defined below), other than IXYS Corporation (“IXYS”), Zanzibar Acquisition, Inc., a wholly owned subsidiary of IXYS (“Merger Sub”), and their respective affiliates, of the Consideration (as defined below) to be received by such holders as provided for in an Agreement and Plan of Merger (the “Agreement”) to be entered into among IXYS, Merger Sub and ZiLOG. As more fully described in the Agreement, Merger Sub will be merged with and into ZiLOG (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of ZiLOG (“ZiLOG Common Stock”) will be converted into the right to receive $3.5858 in cash (the “Consideration”).

In arriving at our Opinion, we:

(a)	reviewed an execution form of the Agreement which was made available to us on December 4, 2009;

(b)	reviewed audited financial statements of ZiLOG for fiscal years ended March 31, 2009, March 31, 2008 and March 31, 2007 and unaudited financial statements of ZiLOG for the six-month period ended September 26, 2009;

(c)	reviewed financial forecasts and estimates relating to ZiLOG prepared by the management of ZiLOG;

(d)	held discussions with the senior management of ZiLOG with respect to the business and prospects of ZiLOG;

(e)	reviewed historical market prices and trading volumes for ZiLOG Common Stock;

(f)	held discussions, at the direction of ZiLOG, with selected third parties to solicit indications of interest in a possible acquisition of ZiLOG;

(g)	reviewed and analyzed certain publicly available financial data for companies that we deemed relevant in evaluating ZiLOG;

(h)	reviewed and analyzed certain publicly available financial information for transactions that we deemed relevant in evaluating the Merger;

(i)	analyzed the estimated present value of the future cash flows of ZiLOG based on financial forecasts and estimates prepared by the management of ZiLOG;

(j)	reviewed the premiums paid, based on publicly available information, in merger and acquisition transactions we deemed relevant in evaluating the Merger; and

(k)	performed such other analyses, reviewed such other information and considered such other factors as we deemed appropriate.

The Board of Directors

ZiLOG, Inc.

December 4, 2009

In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by ZiLOG and its employees, representatives and affiliates or otherwise reviewed by us. With respect to the financial forecasts and estimates relating to ZiLOG utilized in our analyses, we have assumed, at the direction of the management of ZiLOG and with ZiLOG’s consent, without independent verification or investigation, that such forecasts and estimates were reasonably prepared on bases reflecting the best available information, estimates and judgments of the management of ZiLOG as to the future financial condition and operating results of ZiLOG. Representatives of ZiLOG have advised us, and we therefore have assumed, that the final terms of the Agreement will not vary materially from those set forth in the execution form of the Agreement reviewed by us. We also have assumed, with the consent of ZiLOG, that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws and other requirements and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on ZiLOG or the Merger. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities, contingent or otherwise, of ZiLOG.

We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of ZiLOG or the price at which shares of ZiLOG Common Stock will trade at any time. We also express no view as to, and our Opinion does not address, the solvency of ZiLOG under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, we express no view as to, and our Opinion does not address, any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein) or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, the compensation to be received by any individual officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Consideration. In addition, we express no view as to, and our Opinion does not address, the underlying business decision of ZiLOG to proceed with or effect the Merger nor does our Opinion address the relative merits of the Merger as compared to any alternative business strategies that might exist for ZiLOG or the effect of any other transaction in which ZiLOG might engage. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to the potential effects, if any, of such volatility on ZiLOG, IXYS or the proposed Merger. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion.

The issuance of this Opinion was approved by an authorized committee of Oppenheimer. As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

We have acted as financial advisor to ZiLOG in connection with the Merger and will receive a fee for our services, a portion of which was payable in connection with our engagement, a portion of which will be payable upon delivery of this Opinion and a significant portion of which is contingent upon consummation of the Merger. We in the past have performed investment banking and other services for ZiLOG unrelated to the Merger, for which services we have received compensation, including, during the two-year period preceding this Opinion, having acted as financial advisor to ZiLOG in connection with a sale transaction. In the ordinary course of

The Board of Directors

ZiLOG, Inc.

December 4, 2009

business, we and our affiliates may actively trade securities of ZiLOG, IXYS and their respective affiliates for our and our affiliates’ own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Consideration to be received by holders of ZiLOG Common Stock (other than IXYS, Merger Sub and their respective affiliates) as provided for in the Agreement is fair, from a financial point of view, to such holders. This Opinion is for the use of the Board of Directors of ZiLOG in its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the Merger.

Very truly yours,

/s/ OPPENHEIMER & CO. INC. ___________________________
OPPENHEIMER & CO. INC.

ANNEX C

DELAWARE APPRAISAL RIGHTS STATUTE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and(d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16, 77 Del. Laws, c 14, §§ 12, 13.)

ANNEX D

FORM OF SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of December 5, 2009, is by and between IXYS Corporation, a Delaware corporation (“Parent”) and the individual set forth on Schedule A hereto (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the holder of the number of shares of common stock, par value $0.01 per share (“Common Stock”), of Zilog, Inc., a Delaware corporation (the “Company”), set forth opposite the Stockholder’s name on Schedule A (all such shares set forth on Schedule A, together with any shares of Common Stock of the Company that are hereafter issued to or otherwise acquired or owned by the Stockholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”);

WHEREAS, Parent, Zanzibar Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder, and as an inducement and in consideration therefor, the Stockholder (in the Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

VOTING AGREEMENT; GRANT OF PROXY

The Stockholder hereby covenants and agrees that:

1.1. Voting of Subject Shares. At every meeting of the holders of Company Common Stock (the “Company Stockholders”) called, and at every adjournment or postponement thereof, the Stockholder shall, or shall cause the holder of record on any applicable record date to, vote the Stockholder’s Subject Shares (i) in favor of (A) adoption of the Merger Agreement and (B) approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held; (ii) against any Acquisition Proposal; and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of the Company Stockholders, and in connection therewith to execute any documents reasonably requested by Parent that are necessary or appropriate in order to effectuate the foregoing.

1.2. No Inconsistent Arrangements. Except as provided hereunder or under the Merger Agreement, the Stockholder shall not, directly or indirectly, (i) create any Encumbrance other than restrictions imposed by applicable Legal Requirement or pursuant to this Agreement on any Subject Shares, (ii) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract with respect to any Transfer of the Subject Shares or any interest therein, (iii) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares, (iv) deposit or permit the deposit of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares, or (v) take or permit any other action that would in any way restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of the Stockholder herein untrue or incorrect. Notwithstanding the foregoing, the Stockholder may make Transfers of Subject Shares by will, operation of law, Transfers for estate planning purposes or Transfers for charitable purposes or as charitable gifts or donations, in which case the Subject Shares shall continue to be bound by this Agreement and provided that each transferee agrees in writing to be bound by the terms and conditions of this Agreement.

1.3. No Exercise of Appraisal Rights. The Stockholder agrees not to exercise any appraisal rights or dissenter’s rights in respect of the Stockholder’s Subject Shares that may arise with respect to the Merger.

1.4. Documentation and Information. The Stockholder shall permit and hereby authorizes Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of the Subject Shares and the nature of the Stockholder’s commitments and obligations under this Agreement.

1.5. Irrevocable Proxy. The Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that the Stockholder has heretofore granted with respect to the Subject Shares. The Stockholder hereby irrevocably appoints Parent as attorney-in-fact and proxy for and on behalf of the Stockholder, for and in the name, place and stead of the Stockholder, to: (a) attend any and all meetings of the Company Stockholders, (b) vote, express consent or dissent or issue instructions to the record holder to vote the Stockholder’s Subject Shares in accordance with the provisions of Section 1.1 at any and all meetings of the Company Stockholders or in connection with any action sought to be taken by written consent of the Company Stockholders without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 1.1, all written consents with respect to the Subject Shares at any and all meetings of the Company Stockholders or in connection with any action sought to be taken by written consent without a meeting. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder, as applicable) until the termination of the Merger Agreement and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.2. The Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. The Stockholder hereby affirms that the proxy set forth in this Section 1.5 is given in connection with and granted in consideration of and as an inducement to Parent and Merger Sub to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1.1. The proxy set forth in this Section 1.5 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 4.2.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

The Stockholder represents and warrants to Parent that:

2.1. Authorization; Binding Agreement. The Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his obligations hereunder and to consummate the transactions contemplated hereby. The Stockholder has full power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

2.2. Non-Contravention. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of the Stockholder’s obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby will not, except as may be required by federal securities law, require any consent, approval, order, authorization or other action by, or filing with or notice to, (i) to the actual knowledge of the Stockholder, any Governmental Body, and (ii) any other Person, constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration under any contract, agreement or other instrument binding on the Stockholder or, to the actual knowledge of the Stockholder applicable Legal Requirement, in each case, whether individually or in the aggregate, that would reasonably be expected to prevent or materially delay or impair the consummation by the Stockholder of the transactions contemplated by this Agreement or otherwise negatively impact Stockholder’s ability to perform its obligations hereunder.

2.3. Ownership of Subject Shares; Total Shares. The Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Stockholder’s Subject Shares and has good and marketable title to the Subject Shares free and clear of any Encumbrance (including any restriction on the right to vote or otherwise transfer the Subject Shares), except as (i) provided hereunder, (ii) pursuant to any applicable restrictions on transfer under the Securities Act, and (iii) subject to any risk of forfeiture with respect to any shares of Common Stock granted to the Stockholder under an employee benefit plan of the Company. The Subject Shares listed on Schedule A opposite the Stockholder’s name constitute all of the shares of Common Stock of the Company owned by the Stockholder as of the date hereof. Except pursuant to this Agreement, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Stockholder’s Subject Shares.

2.4. Voting Power. Except as set forth on Schedule A, the Stockholder has full voting power, with respect to the Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Subject Shares. None of the Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares, except as provided hereunder.

2.5. Reliance. The Stockholder has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Stockholder’s own choosing. The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

2.6 Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened against, the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares) that could reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby.

2.7. Finders’ Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent represents and warrants to the Stockholders that:

3.1. Organization; Authorization. Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware. The consummation of the transactions contemplated hereby are within Parent’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Parent. Parent has full power and authority to execute, deliver and perform this Agreement.

3.2. Binding Agreement. This Agreement has been duly authorized, executed and delivered by Parent, and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

ARTICLE IV

MISCELLANEOUS

4.1. Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile transmission) and shall be given, (i) if to Parent, in accordance with the provisions of the Merger Agreement and (ii) if to the Stockholder, to the Stockholder’s address or facsimile number set forth on a signature page hereto, or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto.

4.2. Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 4.2 shall relieve either party from liability for any intentional breach of this Agreement prior to termination hereof, and (y) the provisions of this Article IV shall survive any termination of this Agreement.

4.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.4. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

4.5. Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, that such transfer or assignment shall not relieve Parent of any of its obligations hereunder.

4.6. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Parent and the Stockholder hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of Delaware Court of Chancery, or if no such state court has proper jurisdiction, then the Federal court of the U.S. located in the State of Delaware, and appellate courts therefrom, (collectively, the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (ii) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

4.7. Counterparts. The parties may execute this Agreement in one or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto and may be used in lieu of the original signatures for all purposes. Each party that delivers such a signature page agrees to later deliver an original counterpart to the other party that requests it.

4.8. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

4.9. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Body to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

4.10. Specific Performance. The parties hereto agree that Parent would be irreparably damaged if for any reason any Stockholder fails to perform any of its obligations under this Agreement and that Parent may not have an adequate remedy at law for money damages in such event. Accordingly, Parent shall be entitled to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Delaware Court, in addition to any other remedy to which they are entitled at law or in equity, in each case without posting bond or other security, and without the necessity of proving actual damages.

4.11. Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

4.12. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

4.13. Further Assurances. Parent and the Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements, to perform their respective obligations as expressly set forth under this Agreement.

4.14. Interpretation. Unless the context otherwise requires, as used in this Agreement: (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) words of one gender shall be construed to apply to each gender; and (v) the terms “Article,” “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

4.15 Capacity as Stockholder. The Stockholder signs this Agreement solely in the Stockholder’s capacity as a Stockholder of the Company, and not in the Stockholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in the Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of the Company in the exercise of his or her fiduciary duties as a director or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

4.16 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the board of directors of the Company has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Company’s organizational documents, the possible acquisition of the Company by Parent pursuant to the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

[SIGNATURE PAGE FOLLOWS]

The parties are executing this Agreement on the date set forth in the introductory clause.

IXYS CORPORATION

By:
Name:
Title:

STOCKHOLDER

By:
Name:
Title:

[Signature Page to Support Agreement]

Schedule A

Name of Stockholder	No. Shares

ANNEX E

PROXY CARD

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

014V2A

1	U PX +

_ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. _

Special Meeting Proxy Card

.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

+

B Non-Voting Items

Change of Address — Please print new address below.

For Against Abstain

A Proposals — The Board of Directors recommends a vote FOR Proposals 1 and 2.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED

STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1, AND “FOR” PROPOSAL 2.

2. Adjournment or postponement of the special meeting to a later date, if necessary, to permit the further solicitation of proxies in the event that there are not sufficient votes to approve and adopt the Merger Agreement.

For Against Abstain

1. Approval and adoption of the Agreement and Plan of Merger, dated

December 5, 2009 by and among ZiLOG, Inc., IXYS Corporation and

Zanzibar Acquisition, Inc. (the “Merger Agreement”), pursuant to which

Will become a wholly-owned subsidiary of IXYS and, if requested by IXYS, transfer ZiLOG’s intellectual property to a subsidiary of IXYS immediately prior to the consummation of the merger.

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MR A SAMPLE

DESIGNATION (IF ANY)

ADD 1

ADD 2

ADD 3

ADD 4

ADD 5

ADD 6

MMMMMMM 0 2 4 2 2 8 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM

C 1234567890 J N T

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_ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. _

.

SOLICITED BY THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 17, 2010 AT THE CORPORATE OFFICES OF ZILOG, INC.

6800 SANTA TERESA BOULEVARD

SAN JOSE, CA 95119

The undersigned stockholder hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement, each dated January 15, 2010, and hereby appoints Darin G. Billerbeck and Perry J. Grace and each one of them, with power of substitution and revocation, the attorneys of the undersigned to vote all shares in the name of the undersigned on all matters set forth in the proxy statement and such other matters as may properly come before the

Annual Meeting and all adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth herein.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN, SHARES

WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME

BEFORE THE SPECIAL MEETING AND ALL ADJOURNMENTS THEREOF.

The Board of Directors recommends a vote FOR Proposal 1, and FOR Proposal 2.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

Proxy — ZILOG, INC.

SEE REVERSE

SIDE

SEE REVERSE

SIDE